As filed with the Securities and Exchange Commission on DECEMBER 1, 1998
                                                      Registration No. 333-67699


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-4


                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           UNION PLANTERS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

               TENNESSEE                                 6712                                62-0859007
    (State or Other Jurisdiction of          (Primary Standard Industrial       (I.R.S. Employer Identification No.)
    Incorporation or Organization)           Classification Code Number)

                           7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6000
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            E. JAMES HOUSE, JR., ESQ.
                SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT OF
                           UNION PLANTERS CORPORATION
                           7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6495
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

LAWRENCE B. MANDALA, ESQ.                         VIRGINIA B. WILSON, ESQ.
    Arter & Hadden LLP                             Wyatt, Tarrant & Combs
     1717 Main Street                                6075 Poplar Avenue
        Suite 4100                                       Suite 650
 Dallas, Texas 75201-4605                         Memphis, Tennessee 38119
      (214) 761-2100                                   (901) 537-2164

                           --------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                               DELAYING AMENDMENT

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                            LAPLACE BANCSHARES, INC.
                              110 BELLE TERRE BLVD.
                          LAPLACE, LOUISIANA 70068-3340

                                                                December 1, 1998


Dear Shareholder:


     You are cordially invited to attend a special meeting of shareholders of LaPlace Bancshares, Inc. to be held at 5:30 PM, local time, on December 30, 1998 at the office of Bank of LaPlace of St. John the Baptist Parish, Louisiana, 110 Belle Terre Blvd., LaPlace, Louisiana.

     At the special meeting, you will be asked to vote on a proposal to approve a merger agreement between LaPlace, Union Planters Holding Corporation, a subsidiary of Union Planters Corporation and Union Planters Corporation. The merger agreement provides for the merger of LaPlace and Union Planters Holding Corporation, a wholly-owned subsidiary of Union Planters. As a result of the merger, each outstanding share of LaPlace common stock will be converted into
2.83 shares of Union Planters common stock. Cash (without interest) will be paid in lieu of the issuance of fractional shares of Union Planters common stock. THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS CONTAINS DETAILED INFORMATION ABOUT THE PROPOSED MERGER. YOU SHOULD READ IT CAREFULLY.

     The closing price of Union Planters common stock on the New York Stock Exchange on November 27, 1998 was $48.9375. If the merger had been consummated on that date the value of the Union Planters shares to be received for each share of LaPlace common stock, based on the closing price of Union Planters common stock on November 27, 1998, would have been $138.49.


     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE AGREEMENT AND THE RELATED PLAN OF MERGER. THE BOARD BELIEVES THE MERGER IS IN THE BEST INTERESTS OF LAPLACE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND THE RELATED PLAN OF MERGER. THE REASONS FOR THE BOARD OF DIRECTORS' RECOMMENDATION ARE STATED IN THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS. FURTHERMORE, LAPLACE'S FINANCIAL ADVISOR, MERCER CAPITAL MANAGEMENT, INC., HAS ISSUED ITS OPINION TO THE EFFECT THAT THE EXCHANGE RATIO OF UNION PLANTERS COMMON STOCK FOR LAPLACE COMMON STOCK IN THE MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO LAPLACE'S SHAREHOLDERS.

     The merger presents an exceptional opportunity for holders of LaPlace common stock to join on favorable terms in a combined enterprise with greater financial resources and a more geographically diversified business. As a result of the proposed merger, you, as a new shareholder of Union Planters, will own common stock in a bank holding company whose shares are actively traded on the New York Stock Exchange.

     We urge you to read the enclosed materials carefully so that you can evaluate the merger for yourself.

     All shareholders are invited to attend the special meeting in person. However, in order to ensure that your shares will be represented at the special meeting, please date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, whether or not you plan to attend the special meeting. If you attend the special meeting in person, you may, if you wish, vote personally on all matters brought before the special meeting.

                                    Very truly yours,



                                    Thomas W. Smith, Jr.
                                    President

                             YOUR VOTE IS IMPORTANT
                     PLEASE SIGN, DATE AND RETURN YOUR PROXY

     PROXY STATEMENT
 FOR THE SPECIAL MEETING                               PROSPECTUS
   OF SHAREHOLDERS OF                          UNION PLANTERS CORPORATION
LAPLACE BANCSHARES, INC.


                                MERGER PROPOSED

     Your board of directors has agreed on a transaction which will result in the acquisition of LaPlace Bancshares, Inc. by Union Planters Corporation, a multi-state bank holding company headquartered in Memphis, Tennessee by means of the merger of LaPlace into a subsidiary of Union Planters. In the proposed merger, Union Planters will issue shares of its common stock in exchange for shares of LaPlace common stock. At the special meeting, we will ask you to approve the merger agreement, which sets out the terms of the merger. We cannot complete the merger unless you approve the merger agreement.


     If we complete the merger, you will receive 2.83 shares of Union Planters common stock for each of your shares of LaPlace common stock. If the exchange results in your owning any fraction of a share of Union Planters common stock, you will receive cash (without interest) instead of stock for that fraction. Union Planters common stock is traded on the New York Stock Exchange under the symbol "UPC". Based on the closing price of Union Planters common stock on November 27, 1998, and the 2.83 to 1 exchange ratio, you will receive shares of Union Planters common stock that had a market value on November 27, 1998 of $138.49 for each share of LaPlace common stock. The market value of the Union Planters stock you will receive in the merger will go up or down depending on the market price of Union Planters common stock.

     Union Planters may increase the exchange ratio if the average closing price of Union Planters stock during the 20 trading day period ending on the date of the special meeting both falls below $48.45 and falls by more than 15% below the relative performance of a group of comparable bank holding company common stocks.


     This proxy statement-prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about Union Planters from documents filed with the SEC. We encourage you to read carefully this entire document and the other documents that we refer you to in this document.

     NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SHARES OF UNION PLANTERS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The date of this proxy statement-prospectus is December 1, 1998. It is first being mailed to shareholders on December 1, 1998.

                            LAPLACE BANCSHARES, INC.
                              110 BELLE TERRE BLVD.
                          LAPLACE, LOUISIANA 70068-3340

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of LaPlace Bancshares, Inc.:


     LaPlace Bancshares, Inc. will hold a special meeting of shareholders at the office of Bank of LaPlace of St. John the Baptist Parish, Louisiana, 110 Belle Terre Blvd., LaPlace, Louisiana on Wednesday, December 30, 1998 at 5:30 p.m., local time, to vote on:


     1. MERGER. The agreement and plan of merger, dated as of July 1, 1998, between LaPlace and Union Planters Holding Corporation and joined in by Union Planters Corporation. The terms of the agreement and the related plan of merger call for the merger of LaPlace into Union Planters Holding Corporation, a wholly owned subsidiary of Union Planters Corporation.

     2. OTHER BUSINESS. Any other matters that properly come before the special meeting or any adjournment or postponement of the special meeting.

     DISSENTING SHAREHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE BUSINESS CORPORATION LAW OF LOUISIANA WILL BE ENTITLED TO RECEIVE PAYMENT OF THE FAIR CASH VALUE OF THEIR SHARES IF THE MERGER IS EFFECTED UPON APPROVAL BY LESS THAN EIGHTY PERCENT (80%) OF THE TOTAL VOTING POWER OF LAPLACE. WE HAVE ATTACHED A COPY OF THIS LAW AS AN APPENDIX TO THE ACCOMPANYING PROXY STATEMENT-PROSPECTUS.


     Two-thirds of the voting power present at the special meeting must approve the Agreement and the related Plan of Merger. Shareholders of record of LaPlace common stock at the close of business on November 16, 1998, will receive notice of and may vote at the special meeting, and at any adjournments or postponements of that meeting.


     All shareholders are invited to attend the special meeting in person. However, in order to ensure that your shares will be represented at the special meeting, please date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, whether or not you plan to attend the special meeting. Your proxy may be revoked by notice to the Secretary-Treasurer of LaPlace at any time prior to the vote at the special meeting or by delivery of a later-dated proxy. If you attend the special meeting in person, you may withdraw your proxy and vote personally on all matters brought before the special meeting.

                                By Order of the Board of Directors.




                                Patrick M. Guidry
                                Secretary-Treasurer

                                TABLE OF CONTENTS

                                                                                                               Page

SUMMARY...........................................................................................................1
     The Companies................................................................................................1
     The Merger...................................................................................................2
     What LaPlace Shareholders Will Receive in the Merger.........................................................2
     Ownership of Union Planters After the Merger.................................................................3
     Dissenters' Rights...........................................................................................3
     Certain Federal Income Tax Consequences of the Merger........................................................3
     Comparative Market Prices of Common Stock....................................................................4
     Our Reasons for the Merger...................................................................................4
     Fairness Opinion of LaPlace's Financial Advisor..............................................................5
     Special Meeting of Shareholders..............................................................................5
     Voting Rights at the Special Meeting.........................................................................5
     Our Recommendation to Shareholders...........................................................................6
     Shareholder Vote Required to Approve the Merger..............................................................6
     Share Ownership of Management and Certain Shareholders; Voting Agreements....................................6
     Interests of Certain Persons in the Merger That May Be Different From Yours..................................6
     Effective Time...............................................................................................6
     Exchange of Stock Certificates...............................................................................7
     Termination Fee..............................................................................................7
     Regulatory Approval and Other Conditions.....................................................................7
     Waiver, Amendment, and Termination...........................................................................8
     Accounting Treatment.........................................................................................8
     Certain Differences in Shareholders' Rights..................................................................9
     Historical and Pro Forma Comparative Per Share Data..........................................................9
     Selected Financial Data.....................................................................................12

RISK FACTORS.....................................................................................................16

SPECIAL MEETING OF LAPLACE SHAREHOLDERS..........................................................................18
     Date, Place, Time, and Purpose..............................................................................18
     Record Date, Voting Rights, Required Vote, and Revocability Of Proxies......................................19
     Solicitation of Proxies.....................................................................................20
     Recommendation..............................................................................................20

DESCRIPTION OF TRANSACTION.......................................................................................20
     General.....................................................................................................20
     Possible Adjustment of Exchange Ratio.......................................................................21
     Certain Federal Income Tax Consequences of the Merger.......................................................24
     Background of and Reasons for the Merger....................................................................26
     Union Planters' Reasons for the Merger......................................................................28
     Opinion of LaPlace's Financial Advisor......................................................................29

     Effective Time of the Merger................................................................................34
     Distribution of Union Planters Stock Certificates...........................................................34
     Termination Fee.............................................................................................35
     Conditions to Consummation of the Merger....................................................................36
     Regulatory Approval.........................................................................................37
     Waiver, Amendment, and Termination..........................................................................37
     Conduct of Business Pending the Merger......................................................................38
     Management and Operations After the Merger..................................................................39
     Interests of Certain Persons in the Merger..................................................................39
     Accounting Treatment........................................................................................41
     Expenses and Fees...........................................................................................41
     Resales of Union Planters Common Stock......................................................................41

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS...................................................................43
     Anti-Takeover Provisions Generally..........................................................................43
     Authorized Capital Stock....................................................................................44
     Amendment of Charter and Bylaws.............................................................................45
     Classified Board of Directors and Absence of Cumulative Voting..............................................46
     Director Removal............................................................................................47
     Limitations on Director and Officer Liability...............................................................47
     Indemnification.............................................................................................48
     Special meeting of Shareholders.............................................................................49
     Shareholder Nominations and Proposals.......................................................................49
     Business Combinations.......................................................................................49
     Takeover Statutes...........................................................................................50
     Dissenters' Rights of Appraisal.............................................................................54
     Shareholders' Rights to Examine Books and Records...........................................................57
     Dividends...................................................................................................57

COMPARATIVE MARKET PRICES AND DIVIDENDS..........................................................................58

BUSINESS OF LAPLACE .............................................................................................59
     Description of the Business.................................................................................59
     Property....................................................................................................60
     Employees...................................................................................................60
     Competition.................................................................................................60
     Market Prices and Dividends.................................................................................61
     Legal Proceedings...........................................................................................62

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT......................................................63
     Ownership of Principal Shareholders.........................................................................63
     Ownership of Management.....................................................................................64

LAPLACE BANCSHARES, INC. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS.........................................................................65
     Overview....................................................................................................65
     Results of Operations.......................................................................................66
     Financial Condition.........................................................................................70
     Year 2000 Compliance........................................................................................79
     Recent Accounting Pronouncements............................................................................80

BUSINESS OF UNION PLANTERS.......................................................................................81
     General.....................................................................................................81
     Recent Developments.........................................................................................82
     Fourth Quarter Earnings Considerations......................................................................83

CERTAIN REGULATORY CONSIDERATIONS................................................................................85
     General.....................................................................................................85
     Support of Subsidiary Institutions..........................................................................89
     Prompt Corrective Action....................................................................................90

DESCRIPTION OF UNION PLANTERS CAPITAL STOCK......................................................................92
     Union Planters Common Stock.................................................................................92
     Union Platers Preferred Stock...............................................................................93

OTHER MATTERS....................................................................................................94

SHAREHOLDER PROPOSALS............................................................................................94

EXPERTS..........................................................................................................94

OPINIONS.........................................................................................................95

WHERE YOU CAN FIND MORE INFORMATION..............................................................................95

                      HOW TO OBTAIN ADDITIONAL INFORMATION

     THIS PROXY STATEMENT-PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT UNION PLANTERS THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. YOU CAN OBTAIN FREE COPIES OF THIS INFORMATION BY WRITING OR
CALLING:

E. James House, Jr.
Secretary and Manager of the Legal Department
Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018
(Telephone (901) 580-6584).


     IN ORDER TO OBTAIN TIMELY DELIVERY OF THE DOCUMENTS, YOU MUST REQUEST THE INFORMATION BY DECEMBER 23, 1998.


                                   PLEASE NOTE

     We have not authorized anyone to provide you with any information other than the information included in this document and the documents we refer you to. If someone provides you with other information, please do not rely on it as being authorized by us.


     This proxy statement-prospectus has been prepared as of December 1, 1998. There may be changes in the affairs of Union Planters or LaPlace since that date which are not reflected in this document.

     As used in this Proxy Statement-Prospectus, the terms "Union Planters" and "LaPlace" refer to Union Planters Corporation and LaPlace Bancshares, Inc., respectively, and, where the context requires, to Union Planters and LaPlace and their respective subsidiaries.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     This document contains forward-looking statements about Union Planters and LaPlace and about Union Planters following the merger and other acquisitions by Union Planters. These statements can be identified by our use of words like "expect", "may", "could", "intend", "project", "estimate" or "anticipate". These forward-looking statements reflect our current views, but they are based on assumptions and are subject to risks, uncertainties and other factors. These factors include the possibility that:


     (1) we may not fully realize the expected cost savings from the merger and the other acquisitions;

     (2) deposit attrition, customer loss, or revenue loss following the merger and the other acquisitions may be greater than we expected;

     (3) competitive pressure in the banking industry may increase significantly;

     (4) costs or difficulties related to the integration of the businesses of Union Planters and the institutions to be acquired may be greater than we expect;

     (5)  changes in the interest rate environment may reduce margins;

     (6) general economic conditions, either nationally or regionally, may be less favorable than we expect, resulting in, among other things, deteriorating credit quality;

     (7)  changes may occur in the regulatory environment;

     (8)  changes may occur in business conditions and inflation;

     (9)  changes may occur in the securities markets; and

     (10) disruptions of the operations of Union Planters, LaPlace or any of their subsidiaries, or any other governmental or private entity may occur as a result of the "Year 2000 Problem."


     The forward-looking earnings estimates included in this proxy statement-prospectus have not been examined or compiled by the independent public accountants of Union Planters and LaPlace, nor have our independent accountants applied any procedures to our estimates. Accordingly, such accountants do not express an opinion or any other form of assurance on them. Further information on other factors that could affect the financial results of Union Planters after the merger and the other acquisitions is included in the SEC filings incorporated by reference in this proxy statement-prospectus.

                                     SUMMARY


         This summary highlights selected information from this proxy statement-prospectus and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to in this document. These will give you a more complete description of the transaction we are proposing. We have included page references in this summary to direct you to a more complete description of the topics provided elsewhere in this proxy statement-prospectus.


THE COMPANIES   (SEE PAGE 61 FOR LAPLACE, PAGE 81 FOR UNION PLANTERS)

LaPlace Bancshares, Inc.
110 Belle Terre Blvd.
LaPlace, Louisiana  70068-3340
(504)652-2200

         LaPlace is a bank holding company incorporated in Louisiana. LaPlace conducts its business activities through its wholly-owned subsidiary, Bank of LaPlace. Bank of LaPlace is a full service commercial bank offering consumer and commercial banking services in St. John the Baptist Parish, Louisiana. The bank operates one banking office in LaPlace, Louisiana. As of September 30, 1998, LaPlace had consolidated assets of approximately $67.7 million, consolidated loans of approximately $46.4 million, consolidated deposits of approximately $55.6 million, and consolidated shareholders' equity of approximately $8.3 million.

Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee 38018
(901)580-6000

         Union Planters is a registered bank holding company incorporated in Tennessee. Through Union Planters Bank, National Association, its principal bank subsidiary, and various other banking and banking-related subsidiaries, Union Planters provides a diversified range of financial services in the communities in which it operates. It maintains 801 banking offices and 1,000 automated teller machines .

         Union Planters considers acquisitions an important part of its business strategy and expects that they will continue to be important in the future. During the period beginning January 1, 1994 and ending September 30, 1998, Union Planters has completed 43 acquisitions adding approximately $26.4 billion to Union Planters' assets. Union Planters also has pending agreements to acquire five financial institutions, in addition to LaPlace, in four states, and an agreement to purchase 56 branches and assume deposit liabilities of approximately $1.8 billion in Indiana ("Indiana Branch Purchase"). These other pending acquisitions had combined total assets of approximately $3.5 billion at September 30, 1998.

         On September 30, 1998, Union Planters had consolidated assets of approximately $30.5 billion, consolidated loans of approximately $19.7 billion, consolidated deposits of approximately $23.3 billion, and consolidated shareholders' equity of approximately $2.9 billion.


THE MERGER (SEE PAGE 20)

         Union Planters will acquire LaPlace by means of merging LaPlace with Union Planters Holding Corporation, a wholly-owned subsidiary of Union Planters. After the merger, Union Planters Holding Corporation, as the surviving corporation in the merger, will continue to conduct LaPlace's business. The merger agreement, which is an agreement between Union Planters Holding Corporation and LaPlace and joined in by Union Planters, governs the whole transaction. The plan of merger, which is attached to the agreement as an exhibit, is an agreement between Union Planters Holding Corporation and LaPlace that governs the merger of these two corporations. The merger agreement was entered on July 1, 1998.

WHAT YOU WILL RECEIVE IN THE MERGER (SEE PAGE 20)


         If the merger is completed, you will receive 2.83 shares of Union Planters common stock for each share of your LaPlace common stock. Unless both of the conditions described in the following paragraph exist, the number of shares of Union Planters common stock you will receive in the merger will not change, even if the market price of Union Planters common stock changes. As a result, the market value of the Union Planters common stock you will receive in the merger may be higher or lower than its current market value.

         The number of shares of Union Planters common stock might be increased; however, if two conditions are met:

         (1) The average closing price of Union Planters common stock during the 20 trading days ending on the date of the special meeting falls below $48.45; and

         (2) Based on that average closing price, the price of Union Planters common stock must have underperformed the common stock price of a comparable group of bank holding companies common stock by more than 15% following the fourth full trading day after the announcement of the proposed merger.

         If both of these conditions exist, then LaPlace's board of directors may decide not to complete the merger unless Union Planters increases the number of shares to be issued to each holder of LaPlace common stock. Alternatively, LaPlace's board of directors may decide to complete the merger even though Union Planters refuses to increase the number of shares. In making that decision, LaPlace's board of directors would consult its financial and legal advisors and evaluate the financial condition of Union Planters and LaPlace and all relevant facts and circumstances that exist at the time.

         Under no circumstances would the exchange ratio be less than 2.83 shares of Union Planters common stock for each share of LaPlace common stock.

         Union Planters will not issue any fractions of a share of common stock. Rather, Union Planters will pay cash (without interest) for any fractional share a LaPlace shareholder would otherwise receive in the merger. The cash payment will be in an amount equal to the fraction multiplied by the closing price of one share of Union Planters common stock on the NYSE on the last trading day before the merger is completed.

OWNERSHIP OF UNION PLANTERS AFTER THE MERGER

         Union Planters will issue approximately 412,422 shares of Union Planters common stock to LaPlace shareholders in the merger, assuming no adjustment in the exchange ratio as discussed above. Based on that number, after the merger, LaPlace shareholders will own approximately 0.30% of the outstanding shares of Union Planters common stock. This information is based on the number of shares of LaPlace and Union Planters common stock outstanding on October 31, 1998. It does not reflect shares that Union Planters may issue due to other pending acquisitions or due to the exercise of Union Planters stock options, or for other purposes.


DISSENTERS' RIGHTS (SEE PAGE 55)


         If the agreement and plan of merger is not approved by 80% or more of LaPlace's total voting power, LaPlace shareholders who file a written objection to the merger, vote against approval of the agreement and plan of merger, and follow certain procedures set forth in Louisiana law will be entitled to exercise dissenters' rights under Louisiana law. If dissenters' rights are available, a LaPlace shareholder who complies with the required procedures will not receive Union Planters common stock in the merger. Instead, if the merger is completed, a dissenting shareholder will be entitled to demand payment of the fair cash value of his LaPlace shares.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 24)

         We expect that, for federal income tax purposes, you will not recognize any gain or loss upon the exchange of your shares for shares of Union Planters common stock. You may recognize taxable gain or loss however, related to any cash you receive in lieu of a fractional share of Union Planters common stock. See discussion under "What You Will Receive in the Merger." Before the merger can be completed, Union Planters and LaPlace expect to receive an opinion of Wyatt, Tarrant & Combs and Arter & Hadden LLP substantially to this effect.


         Tax matters are very complicated and the tax consequences of the merger to you will depend on your own situation. You should consult your own tax advisors to determine the effect of the merger on you under federal, state, local, and foreign tax laws.

COMPARATIVE MARKET PRICES OF COMMON STOCK


         Shares of Union Planters common stock are traded on the New York Stock Exchange under the symbol "UPC". Shares of LaPlace common stock are not traded on any exchange or in any other established trading market. On June 30, 1998, the last trading day before we executed the agreement, Union Planters common stock closed at $58.81 per share. On November 27, 1998, the latest practicable date before the mailing of this proxy statement-prospectus, Union Planters common stock closed at $48.9375 per share.

         The market value of 412,422 shares of Union Planters common stock would be $24,254,538 based on Union Planters' June 30, 1998 closing price and $20,182,902 based on Union Planters' November 27, 1998 closing price. We can provide no assurance as to what the market price of the Union Planters common stock will be if and when the merger is completed. You should obtain current stock price quotations for Union Planters common stock. In addition, as described below, the number of shares of Union Planters common stock to be issued in connection with the merger may be subject to adjustment under certain very limited circumstances.

OUR REASONS FOR THE MERGER (SEE PAGE 27)

         The LaPlace board unanimously approved the merger agreement. Your board of directors believes that the merger will provide significant value to you and will enable you to participate in opportunities for growth that the merger makes possible. In deciding to approve and recommend the merger agreement, the LaPlace board considered the following factors, among other factors:



          -    the financial terms of the merger agreement;


          -    the liquidity the merger will afford LaPlace shareholders;

          -    the respective dividend policies of Union Planters and LaPlace;

          - information concerning the financial condition, results of operations and prospects of Union Planters and LaPlace;

          -    the market price of Union Planters common stock;

          - the tax-free nature of the merger to LaPlace's shareholders, to the extent Union Planters common stock is received, for federal income tax purposes;

          - the financial terms of other business combinations in the banking industry; and

          - the opinion of LaPlace's financial advisor, Mercer Capital Management, Inc., that the exchange ratio of Union Planters common stock for LaPlace common stock in the merger is fair to LaPlace's shareholders from a financial point of view.


FAIRNESS OPINION OF LAPLACE'S FINANCIAL ADVISOR (SEE PAGE 29)

         In deciding to approve the merger, we considered an opinion from our financial advisor, Mercer Capital Management, Inc., that the exchange ratio of Union Planters common stock for LaPlace common stock in the merger is fair to LaPlace's shareholders from a financial point of view. The full text of this opinion is attached as Appendix D to this proxy statement-prospectus. We encourage you to read this opinion in its entirety to understand the procedures followed, assumptions made and matters considered by Mercer Capital in providing its opinion.

SPECIAL MEETING OF SHAREHOLDERS  (SEE PAGE 18)

         The special meeting will be held at Bank of LaPlace, located at 110 Belle Terre Blvd., LaPlace, Louisiana at 5:30 p.m., local time, on December 30, 1998. At the special meeting, we will ask you:

          -    to approve the merger agreement; and


          - to act on any other matters that may be put to a vote at the special meeting.


VOTING RIGHTS AT THE SPECIAL MEETING (SEE PAGE 19)

         You are entitled to vote at the special meeting if you owned shares of LaPlace common stock as of the close of business on November 16, 1998, the record date. On the record date, there were 145,732 shares of LaPlace common stock outstanding. You will be entitled to one vote for each share of LaPlace common stock you owned on the record date. You may vote either by attending the special meeting and voting your shares or by completing the enclosed proxy card and mailing it to us in the enclosed envelope.

         We are seeking your proxy for use at the special meeting. We have prepared this proxy statement-prospectus to assist you in deciding how to vote and whether or not to grant your proxy to us. If you sign a proxy, you may revoke it at any time before the vote at the special meeting. If you have elected not to attend the meeting, please indicate on your proxy card how you want to vote. Then sign, date and mail it to us as soon as possible so that your shares will be represented at the special meeting. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote for merger agreement. If you sign a proxy, you may revoke it at any time before the special meeting or by attending and voting at the special meeting. You cannot vote shares held in "street name"; only your broker can. If you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them.

OUR RECOMMENDATION TO SHAREHOLDERS (SEE PAGE 20)

         Your board of directors unanimously approved the merger agreement. We believe that the proposed merger is fair to you and in your best interests. We unanimously recommend that you vote to approve the merger agreement.

SHAREHOLDER VOTE REQUIRED TO APPROVE THE MERGER (SEE PAGE 19)

         To approve the merger agreement, shareholders who own two-thirds of the LaPlace voting power present, in person or by proxy, at the special meeting, must vote for the merger agreement. Union Planters shareholders will not vote on the merger.

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS; VOTING AGREEMENTS (SEE PAGE 64)

         On the record date, your directors and executive officers beneficially owned 58,062 shares, or approximately 39.84%, of the outstanding shares of LaPlace common stock. As a condition to consummation of the merger, each director and executive officer of LaPlace has executed a voting agreement in which he agreed to vote all shares over which he has beneficial ownership for approval of the agreement and plan of merger. On the record date, Bank of LaPlace held no shares of LaPlace common stock in a fiduciary capacity for others, or as a result of debts previously contracted.


         On the record date, Union Planters' directors and executive officers owned no shares of LaPlace common stock and Union Planters held no shares of LaPlace common stock in a fiduciary capacity for others, or as a result of debts previously contracted.


INTERESTS OF CERTAIN PERSONS IN THE MERGER THAT MAY BE DIFFERENT FROM YOURS (SEE PAGE 39)

         LaPlace's board of directors and certain officers may have interests in the merger that differ from the interests of LaPlace shareholders generally. Those interests include, among others, provisions in the merger agreement regarding indemnification, insurance and eligibility to participate in certain Union Planters employee benefit plans. Certain executive officers of LaPlace also have interests in the merger that are different from other LaPlace shareholders because they will terminate their existing employment agreements with Bank of LaPlace and enter into employment agreements with a banking subsidiary of Union Planters upon consummation of the merger. Your board of directors was aware of these interests and considered them in approving and recommending the merger.

EFFECTIVE TIME (SEE PAGE 34)

         The merger will become final when Articles of Merger become effective with the Secretary of State of the State of Louisiana and the Secretary of State of the State of Tennessee. If LaPlace shareholders approve the merger at the special meeting, we currently anticipate that the merger will be completed on or about December 31, 1998, or the day after the special meeting, although delays could occur.

EXCHANGE OF STOCK CERTIFICATES  (SEE PAGE 37)


         Promptly after the merger is completed, you will receive a letter and instructions on how to surrender your LaPlace stock certificates in exchange for Union Planters stock certificates. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for LaPlace common stock. Please do not send LaPlace, Union Planters or Union Planters' transfer agent any stock certificates until you receive these instructions.


TERMINATION FEE (SEE PAGE 35)


         Under certain circumstances, if the merger is not consummated and LaPlace enters into a letter of intent or agreement with a third party concerning an acquisition proposal other than the merger, or supports or indicates an intention to support an acquisition proposal other than the merger, it will be required to pay $800,000 to Union Planters.


REGULATORY APPROVAL AND OTHER CONDITIONS (SEE PAGE 37)


         Union Planters is required to notify and get approvals from certain government regulatory agencies, including the Board of Governors of the Federal Reserve System, before the merger may be completed. The Federal Reserve approved Union Planters' application to acquire LaPlace on September 24, 1998 provided the merger is completed before December 24, 1998. By letter dated November 6, 1998, Union Planters has requested a 90-day extension of time in order to complete the merger.

         In addition to the required regulatory approvals, the merger will be completed only if certain conditions, including but not limited to the following, are met:


          - LaPlace shareholders must approve the merger agreement at the special meeting;

          - LaPlace and Union Planters must receive an opinion of counsel that the merger will qualify as a tax-free reorganization;

          - Union Planters must receive a letter from its accountants concerning the pooling-of-interests accounting treatment of the merger (discussed below under "Accounting Treatment");

          - neither Union Planters nor LaPlace may have materially breached any of its representations or obligations under the merger agreement; and

          - The New York Stock Exchange must have approved for listing the shares of Union Planters common stock to be issued in the merger.


         The agreement attached to this proxy statement-prospectus as Appendix A describes other conditions that must be met before the merger may be completed. Unless prohibited by law, either Union Planters or LaPlace could elect to waive a condition that has not been satisfied and complete the merger anyway. We cannot be certain whether or when any of these conditions will be satisfied, or waived where permissible, or that we will complete the merger.


WAIVER, AMENDMENT, AND TERMINATION (SEE PAGE 37)

         Union Planters and LaPlace may agree to terminate the merger agreement and not complete the merger at any time before the merger is completed.


         In addition, each of the parties can terminate the merger in certain other circumstances, including the following:


          - Either party may terminate the merger agreement if the merger is not completed by March 31, 1999. A party may not terminate the agreement; however, if (a) it willfully breached the agreement and (b) its breach is the reason the merger has not been completed.


          - As previously noted, we can terminate the merger if Union Planters' stock price falls below certain levels and Union Planters does not increase the exchange ratio.

         The parties may also terminate the merger if other conditions occur. These conditions are described in the agreement, which is attached to this proxy statement-prospectus as Appendix A.


         The merger agreement may be amended by the written agreement of Union Planters and LaPlace. The parties can amend the agreement without shareholder approval, even if you have already approved the merger.

ACCOUNTING TREATMENT (SEE PAGE 41)


         Union Planters intends to account for the merger as a pooling-of-interests transaction for accounting and financial reporting purposes.

         Pooling-of-interests is an accounting method that assumes that each company's shareholders have combined their ownership interests in such a manner that each group becomes an owner of the combined, enlarged business. The key differences between this method of accounting and the more common purchase accounting method fall into two areas: income measurement and asset valuation. Under pooling-of-interests, the earnings of each company are combined as though the combination had occurred at the beginning of the earliest financial period presented, or in the case of transactions which are not considered significant, from the date of consummation forward. Under purchase accounting, the earnings of the acquired company are included only after the closing of the merger. Under pooling-of-interests, the assets of the acquired company are valued at their historical cost. Under the purchase method, the assets are valued at their fair value. The excess of the consideration the acquiring company pays over the fair value of the target's assets is recorded as goodwill.


CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS  (SEE PAGE 43)


         When the merger is completed, unless dissenters' rights are available and you exercise your right to dissent, you will automatically become a Union Planters shareholder. The rights of Union Planters shareholders differ from the rights of LaPlace shareholders in certain important ways. Many of these differences have to do with provisions in Union Planters' charter and bylaws and Tennessee law. These provisions are intended to make a takeover of Union Planters harder if the Union Planters board of directors does not approve it.

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

         The following table shows certain comparative per share data relating to earnings (before extraordinary items and accounting changes), cash dividends, and book value. The equivalent pro forma information assumes an exchange ratio of 2.83 to 1.


         With the exception of the Indiana Branch Purchase and the pending merger with First Mutual Bancorp, Inc. and First & Farmers Bancshares, Inc., which are expected to be accounted for using the purchase method of accounting, the merger and the other acquisitions which Union Planters has pending are expected to be accounted for using the pooling-of-interests method of accounting. The LaPlace equivalent pro forma information reflects only the acquisition of LaPlace because the other acquisitions which Union Planters currently has pending are not considered significant to Union Planters from a financial statement presentation standpoint. See "BUSINESS OF UNION PLANTERS-RECENT DEVELOPMENTS for a discussion of Union Planters' other pending acquisitions.


         We present the pro forma and equivalent pro forma data for your information only. It does not necessarily indicate the results of operations or combined financial position that would have resulted had Union Planters completed the merger or the other acquisitions at the times indicated, and it does not necessarily indicate what future results of operations or combined financial position will be.

         You should read the information shown below in conjunction with the historical consolidated financial statements of Union Planters and LaPlace and the notes provided with them. In reviewing Union Planters' historical information, please keep in mind that Union Planters has restated its historical financial statements to reflect the impact of the several mergers completed in the third quarter of 1998. You will find the restated numbers in Union Planters' September 30, 1998 Quarterly Report on Form 10-Q, Exhibit 99.1. See "WHERE YOU CAN FIND MORE INFORMATION," "-- Selected Financial Data," and "BUSINESS OF UNION PLANTERS -- Recent Developments."

         Pro forma information for Union Planters and the pending acquisitions, including LaPlace, has not been presented because the pending acquisitions are not individually, or in the aggregate, considered material to Union Planters.

                           UNION PLANTERS CORPORATION
                          AND LAPLACE BANCSHARES, INC.
               HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA





                                                      Years Ended December 31 (1)      Nine Months Ended
                                                      1995        1996       1997      September 30, 1998
                                                    ---------   --------   ---------  --------------------

EARNINGS BEFORE EXTRAORDINARY ITEMS
 AND ACCOUNTING CHANGES
 Union Planters
  Basic                                             $    2.55   $   2.24   $    2.50         $  1.44
  Diluted                                                2.46       2.17        2.43            1.41
LaPlace
  Basic                                                 10.75       7.82        8.22            6.73
  Diluted                                               10.75       7.82        8.22            6.73
Pro forma (Union Planters and LaPlace)
  Basic                                                  2.56       2.24        2.50            1.44
  Diluted                                                2.47       2.17        2.43            1.42
 LaPlace  equivalent pro forma (Union Planters
 only)(1)
  Basic                                                  7.24       6.34        7.08            4.08
  Diluted                                                6.99       6.14        6.88            4.02
CASH DIVIDENDS PER SHARE
 Union Planters                                           .98       1.08        1.495           1.50
 LaPlace                                                 1.00       1.00        1.00             .75
 LaPlace  equivalent pro forma (1)                       2.77       3.06        4.23            4.25

                                                                    December 31, 1997           September 30, 1998
                                                                    -----------------           ------------------
BOOK VALUE PER COMMON SHARE
 Union Planters                                                          $20.93                       $21.43
 LaPlace                                                                  50.92                        56.70
 Pro forma (Union Planters and LaPlace)                                   20.92                        21.43
 LaPlace equivalent pro forma (Union Planters only)(1)                    59.20                        60.65

(1) The equivalent pro forma per share data for LaPlace is computed by multiplying Union Planters' pro forma information by an exchange ratio of 2.83.

SELECTED FINANCIAL DATA


            The following tables present selected consolidated historical data for Union Planters and LaPlace. The information regarding Union Planters is based on the historical financial information that is contained in reports Union Planters has previously filed with the SEC, including its September 30, 1998 Quarterly Report on Form 10-Q. Union Planters' September 30, 1998 Quarterly Report on Form 10-Q includes as Exhibit 99.1, restated 1997 audited financial statements and restated Management Discussion and Analysis of Results of Operation and Financial Condition for the three years ended December 31, 1997. The financial information was restated for four significant acquisitions completed in the third quarter of 1998 and accounted for as pooling-of-interests. All of these documents are incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page 97.

            The information for LaPlace is based on its historical financial statements, including its unaudited financial statements for the nine months ended September 30, 1998 and 1997, and its audited financial statements for the years ended December 31, 1997, and December 31, 1996, all of which are included in this proxy statement-prospectus. See "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS", attached as Appendix C.


            You should read the information shown below in conjunction with the historical consolidated financial statements of Union Planters and LaPlace and the notes provided with them.


            Historical results do not necessarily indicate the results that you can expect for any future period. Union Planters and LaPlace believe that they have included all adjustments (which include only normal recurring adjustments) necessary to arrive at a fair statement of interim results of operations of Union Planters and LaPlace. With respect to Union Planters and LaPlace, results for the nine months ended September 30, 1998 do not necessarily indicate the results which you can expect for any other interim period or for the year as a whole. See "BUSINESS OF UNION PLANTERS -- Recent Developments" on page 83 for information concerning Union Planters' other acquisitions.

                         UNION PLANTERS AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA


                                                                          Years Ended December 31, (1)
                                               ------------------------------------------------------------------------------
                                                  1993             1994             1995            1996            1997
                                               -----------     ------------      -----------     -----------     -----------
                                                         (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
   Net interest income ....................    $   779,756     $    881,875      $   944,694     $ 1,043,942     $ 1,122,149
   Provision for losses on loans ..........         49,267           23,000           47,393          84,198         150,606
   Investment securities gains (losses) ...         12,160          (21,053)           2,008           4,942           4,781
   Other noninterest income ...............        282,124          297,596          355,317         383,824         449,261
   Noninterest expense ....................        737,608          845,217          818,944         942,733         950,986
                                               -----------     ------------      -----------     -----------     -----------
   Earnings before income taxes, extra-
      ordinary item, and accounting changes        287,165          290,201          435,682         405,777         474,599
   Applicable income taxes ................         86,669           92,325          145,485         139,649         162,302
                                               -----------     ------------      -----------     -----------     -----------
   Earnings before extraordinary item and
     accounting changes ...................        200,496          197,876          290,197         266,128         312,297
   Extraordinary item and accounting
     changes, net of taxes ................          4,757               --               --              --              --
                                               -----------     ------------      -----------     -----------     -----------
   Net earnings ...........................        205,253          197,876          290,197         266,128         312,297
                                               ===========     ============      ===========     ===========     ===========

PER COMMON SHARE DATA(4):
 Basic
   Earnings before extraordinary item and
     accounting changes ...................    $      2.11     $       1.74      $      2.55     $      2.25     $      2.50
   Net earnings ...........................           2.16             1.74             2.55            2.24            2.50
 Diluted
   Earnings before extraordinary item and
     accounting changes ...................           1.97             1.71             2.46            2.17            2.43
   Net earnings ...........................           2.02             1.71             2.46            2.17            2.43
 Cash dividends ...........................            .72              .88              .98            1.08           1.495
 Book value ...............................          15.23            15.66            18.64           19.87           20.93

BALANCE SHEET DATA (AT PERIOD END):
  Total assets ............................    $20,330,065     $ 22,260,487      $24,596,205     $26,427,236     $27,993,452
  Loans, net of unearned income ...........     11,815,553       14,381,566       15,713,783      17,819,088      19,126,708
  Allowance for losses on loans ...........        229,334          237,377          243,395         257,638         310,385
  Investment securities ...................      5,970,140        5,810,934        5,976,297       5,667,251       5,840,704
  Total deposits ..........................     16,989,720       17,954,001       19,014,248      19,899,772      21,203,147
  Short-term borrowings ...................        432,461          980,935        1,074,673       1,732,437       1,784,347
  Long-term debt(5)
     Parent company .......................        114,729          114,790          214,758         373,459         373,746
     Subsidiary banks .....................        530,810          937,160        1,193,861       1,426,433       1,327,451
  Total shareholders' equity ..............      1,657,832        1,768,009        2,147,621       2,376,768       2,668,721
  Average assets ..........................     19,462,599       21,796,952       23,261,530      26,003,849      27,366,896
  Average shareholders' equity ............      1,481,351        1,779,158        1,963,852       2,247,335       2,562,009
  Average shares outstanding
  (in thousands)(4)
  Basic ...................................         90,360          107,981          110,255         115,794         122,812
  Diluted .................................         96,001          114,810          117,673         123,793         129,397

PROFITABILITY AND CAPITAL RATIOS:
   Return on average assets ...............           1.05%             .91%            1.25%           1.02%           1.14%
   Return on average common equity ........          14.65            11.89            15.60           12.32           12.51
   Net interest income (taxable equivalent)
     /average earning assets(6) ...........           4.28             4.53             4.52            4.45            4.57


                                                     Nine Months Ended
                                                 September 30, (2) and (3)
                                               ----------------------------
                                                   1997             1998
                                               -----------     ------------
                                               (Dollars in thousands, except
                                                     per share data)
INCOME STATEMENT DATA:
   Net interest income ....................    $   835,730     $    858,506
   Provision for losses on loans ..........        104,440          122,436
   Investment securities gains (losses) ...          4,500          (15,111)
   Other noninterest income ...............        333,146          375,596
   Noninterest expense ....................        645,979          795,169
                                               -----------     ------------
   Earnings before income taxes, extra-
      ordinary item, and accounting changes        422,957          301,386
   Applicable income taxes ................        144,291          113,321
                                               -----------     ------------
   Earnings before extraordinary item and
     accounting changes ...................        278,666          188,065
   Extraordinary item and accounting
     changes, net of taxes ................             --               --
                                               -----------     ------------
   Net earnings ...........................        278,666          188,065
                                               ===========     ============

PER COMMON SHARE DATA(4):
 Basic
   Earnings before extraordinary item and
     accounting changes ...................    $      2.25     $       1.44
   Net earnings ...........................           2.25             1.44
 Diluted
   Earnings before extraordinary item and
     accounting changes ...................           2.18             1.41
   Net earnings ...........................           2.18             1.41
 Cash dividends ...........................          1.095             1.50
 Book value ...............................          21.13            21.43

BALANCE SHEET DATA (AT PERIOD END):
  Total assets ............................    $ 7,939,458     $ 30,525,482
  Loans, net of unearned income ...........     18,936,526       19,653,468
  Allowance for losses on loans ...........        291,084          352,643
  Investment securities ...................      5,709,842        7,867,587
  Total deposits ..........................     20,800,890       23,288,899
  Short-term borrowings ...................      1,827,953        1,829,275
  Long-term debt(4)
     Parent company .......................        373,169          380,164
     Subsidiary banks .....................      1,588,764        1,362,894
  Total shareholders' equity ..............      2,680,841        2,932,567
  Average assets ..........................     27,240,642       28,724,000
  Average shareholders' equity ............      2,396,275        2,734,717
  Average shares outstanding
     (in thousands)(3)
    Basic .................................        122,068          129,561
    Diluted ...............................        127,924          133,784

PROFITABILITY AND CAPITAL RATIOS:
   Return on average assets ...............           1.37%             .88%
   Return on average common equity ........          15.79             9.23
   Net interest income (taxable equivalent)
     /average earning assets(6) ...........           4.55             4.45

                         UNION PLANTERS AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA


                                                                                                       Nine Months Ended
                                                             Years Ended December 31, (1)           September 30, (2) and (3)
                                           ----------------------------------------------------------------------------------
                                            1993        1994        1995        1996        1997        1997        1998
                                           ----------------------------------------------------------------------------------
                                                         (Dollars in thousands, except per share data)

  Loan/deposits .......................      69.55%      80.10%      82.64%      89.54%      90.21%      91.04%      84.39%
  Equity/assets (period end) ..........       8.15        7.82        8.73        8.99        9.53        9.60        9.61
  Average shareholders' equity/average
       total assets ...................       7.61        8.16        8.44        8.64        9.36        8.80        9.52
  Leverage ratio ......................       8.02        7.93        8.41        9.32        9.62        9.67        9.29
  Tier 1 capital/risk-weighted assets .      13.47       12.75       13.32       14.39       14.25       14.05       13.49
  Total capital/risk-weighted assets ..      15.41       14.57       15.71       16.63       16.39       16.20       17.07

Credit Quality Ratios (7):
   Allowance/period end loans .........       2.02        1.74        1.65        1.59        1.74        1.66        1.87
   Nonperforming loans/total loan .....       1.22         .76         .80         .81         .83         .83         .79
   Allowance/nonperforming loans ......        166         228         206         195         210         199         236
   Nonperforming assets/loans and fore-
     closed properties ................       1.73        1.06        1.03        1.04        1.01        1.01         .93
   Provision/average loans ............        .45         .18         .33         .54         .87         .80         .88
   Net charge-offs/average loans ......        .38         .21         .31         .49         .66         .65         .75

(1) Union Planters' audited financial statements for the three years ended December 31, 1997 and the related management's discussion and analysis of results of operations and financial condition were restated for four acquisitions completed in the third quarter of 1998 and accounted for as poolings-of-interests. The 1997 restated audited financial statements (the "1997 Restated Financial Statements") and the restated management's discussion and analysis of results of operations and financial condition were filed as Exhibit 99.1 to Union Planters Quarterly Report on Form 10-Q dated September 30, 1998. Additionally, the selected financial data for 1993 and 1994 has been restated to reflect the aforementioned four acquisitions.
(2)  Interim period ratios have been annualized where applicable.
(3) Reference is made to Union Planters' Quarterly Report on Form 10-Q dated September 30, 1998 for a discussion of merger-related and other charges that significantly impacted operating results for the nine months ended September 30, 1998.
(4) Share and per share amounts have been retroactively restated for significant acquisitions accounted for as poolings-of-interests and to reflect the changes in presentation of Earnings Per Share as discussed in Notes 2 and 16 to the 1997 Restated Financial Statements.
(5) Long-term debt includes Medium-Term Notes, Federal Home Loan Bank advances, Trust Preferred Securities, variable rate asset-backed certificates, subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, and notes payable with maturities greater than one year.

(6) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities.

(7) FHA/VA government-insured/guaranteed loans have been excluded, since they represent minimal credit risk to Union Planters.

                            LAPLACE BANCSHARES, INC.
                             SELECTED FINANCIAL DATA

                                                                                                             NINE MONTHS ENDED
                                                               YEARS ENDED DECEMBER 31,                        SEPTEMBER 30,
                                                --------------------------------------------------------   -------------------
                                                1993         1994           1995       1996      1997        1997        1998
                                                ----         ----           ----       ----      ----        ----        ----
                                                                      (Dollars in thousands, except per share data)
INCOME STATEMENT DATA
   Net interest income                      $     2,059   $     2098    $    2434   $    2828   $   3195   $   2389   $   2506
   Provision for losses on loans                     20           15           40         100        120         90         90
   Investment securities gains(losses)               60           --           --          54         21         20         --
   Other noninterest income                        2342         2001         2695        1806       1836       1387       1703
                                            -----------
   Noninterest expense                             2943         4309         2736        2867       3139       2336       2638
                                            -----------   ----------    ---------   ---------   --------   --------   --------
   Income before income taxes                      1498         (225)        2353        1721       1793       1370       1481
   Income tax expense                               500          (67)         786         582        596        467        501
                                            -----------   ----------    ---------   ---------   --------   --------   --------
   Net income                                       998         (158)        1567        1139       1197        903        980
                                            ===========   ==========    =========   =========   ========   ========   ========

PER COMMON SHARE DATA
   Net income                               $      6.76   $    (1.08)   $   10.75   $    7.82   $   8.22   $   6.20   $   6.73
   Cash dividends                                    --           --           --        1.00       1.00       0.75       0.75
   Book value                                     26.14        25.45        26.80       43.40      50.92      48.90      56.70

BALANCE SHEET DATA (AT PERIOD END)
   Total assets                             $    48,752   $   49,457    $  55,331   $  61,806   $ 67,714   $ 65,962   $ 67,749
   Loans net of unearned income                  22,759       21,551       27,832      35,345     44,602     43,426     46,359
   Allowance for losses on loans                    442          434          415         443        513        477        559
   Investment securities                         21,506       23,398       22,864      21,571     17,690     17,805     16,160
   Total/deposits                                38,029       36,409       41,997      49,341     52,709     50,924     55,628
   Short-term borrowings                          2,775        4,600        2,890          25      3,107      3,068         --
   Long-term debt                                 3,691        3,364        4,472       4,485      3,803      4,016      3,056
   Total shareholders' equity                     3,862        3,708        5,363       6,325      7,421      7,126      8,263
   Average assets                                45,862       47,997       51,975      59,006     64,306     63,309     67,902
   Average shareholders' equity                   3,460        3,749        4,213       5,862      6,894      6,248      8,039
   Average shares outstanding                       148          146          146         146        146        146        146
       (in thousands)
PROFITABILITY AND CAPITAL RATIO
   Return on average assets                        2.18%       -0.33%        3.01%       1.93%      1.86%      1.90%      1.92%
   Return on average common equity                28.84%       -4.21%       37.19%      19.43%     17.36%     19.27%     16.25%
   Net interest margin-tax equivalent              5.10%        4.91%        5.19%       5.24%      5.37%      5.45%      5.28%
   Loans/deposits                                 59.85%       59.19%       66.27%      71.63%     84.62%     85.28%     83.34%
   Dividend payout                                 0.00%        0.00%        0.00%      12.79%     12.17%     12.10%     11.15%
   Equity/assets (period end)                      7.92%        7.50%        9.69%      10.23%     10.96%     10.80%     12.20%
   Average equity/average assets                   7.54%        7.81%        8.11%       9.93%     10.72%      9.87%     11.84%
   Leverage ratio(1)                               8.57%        7.85%        9.79%       9.28%      9.59%      9.60%     10.09%
   Tier 1 capital/risk-weighted assets(1)         16.69%       15.41%       17.47%      15.69%     14.26%     15.58%     16.18%
   Total capital/risk-weighted assets             17.94%       16.67%       18.72%      16.94%     15.45%     16.82%     17.43%


CREDIT QUALITY RATIOS(2)
   Allowance/total loans                           1.94%        2.01%        1.49%       1.25%      1.15%      1.10%      1.21%
   Nonperforming loans/total loans                 0.00%        0.03%        0.29%       0.30%      0.51%      0.73%      0.00%
   Allowance/nonperforming loans                    N/A(3)  7,233.33%      518.75%     417.92%    225.00%    150.00%     N/A(3)
   Nonperforming assets/loans and                  0.00%        0.03%        0.28%       0.30%      0.51%      0.73%      0.00%
      foreclosed properties
   Provision/average loans                         0.11%        0.08%        0.17%       0.32%      0.30%      0.31%      .027%
   Net charge-offs/average loans                  -0.34%        0.11%        0.25%       0.23%      0.13%      0.20%      0.13%


---------------------------------------------

1. Computed for Bank of LaPlace.
2. Interim period ratios have been annualized where applicable.
3. LaPlace had no nonperforming loans at September 30, 1998 and December 31, 1993.

                                  RISK FACTORS

     If the merger is consummated, you will receive shares of Union Planters common stock in exchange for your shares of LaPlace common stock. You should be aware of particular risks and uncertainties that are applicable to an investment in Union Planters common stock. Specifically, there are risks and uncertainties that bear on Union Planters' future financial results and that may cause Union Planters' future earnings and financial condition to be less than Union Planters' expectations.

     Some of the risks and uncertainties relate to economic conditions generally and would affect other financial institutions in similar ways. These aspects are discussed above under the heading "A WARNING ABOUT FORWARD-LOOKING STATEMENTS." This section addresses particular risks and uncertainties that are specific to Union Planters.

     Since December 31, 1997, Union Planters has acquired 14 financial institutions and has pending seven acquisitions, including the proposed merger. Union Planters' expectations concerning future earnings depend in part on Union Planters being able to combine the operations of the acquired institutions with Union Planters' own operations promptly and efficiently, and also on Union Planters being correct in its assumptions about the financial impact of the acquisitions.

     The risks and uncertainties that may affect Union Planters' future earnings and financial condition include the following:

- Union Planters' restructuring charges in recent acquisitions may be higher than expected.

     Union Planters has recorded restructuring and merger related charges in connection with the recently completed acquisitions and expects to record additional charges in connection with the merger and the other pending acquisitions. See "BUSINESS OF UNION PLANTERS" on page 81 for more information about these acquisitions. There is a risk that there may be additional costs and charges resulting from such transactions that exceed the charges Union Planters has recorded for financial reporting and accounting purposes.

- Union Planters may have more difficulty integrating acquired businesses or retaining key personnel than expected.

     Converting the systems and procedures of each acquired institution to Union Planters' system is an important part of Union Planters' acquisition program. Notwithstanding the extensive experience that Union Planters has, there is a risk that the conversion of an acquired institution may not be completed on schedule or may be more difficult and costly than expected. There is also a risk that Union Planters may not be able to retain key personnel of an acquired institution, which could cause the acquired operations to perform below expectations.

- Union Planters' operating costs after the merger and other recent acquisitions may be greater than expected, and Union Planters' costs savings from the merger and other recent acquisitions may be less than expected, or Union Planters may be unable to obtain those cost savings as soon as expected.

                                  INTRODUCTION


            At the special meeting, holders of LaPlace common stock will be asked to vote upon a proposal to approve the Agreement and Plan of Merger, dated July 1, 1998, between Union Planters Holding Corporation and LaPlace, and joined in by Union Planters. Pursuant to the Agreement and the Plan of Merger, LaPlace will merge into Union Planters Holding Corporation, a wholly owned subsidiary of Union Planters, and the outstanding shares of LaPlace common stock will be converted into whole shares of Union Planters common stock, $5.00 par value per share, and associated Preferred Share Rights. For information about Union Planters' Preferred Share Rights, see page 95. LaPlace shareholders will receive cash in lieu of any fractional shares.



                     SPECIAL MEETING OF LAPLACE SHAREHOLDERS

DATE, PLACE, TIME, AND PURPOSE

            Union Planters and LaPlace are furnishing this proxy statement-prospectus to holders of common stock, $1.00 par value, of LaPlace ("LaPlace Common Stock") in connection with the solicitation by the Board of Directors of LaPlace of proxies for use at a special meeting of shareholders of
LaPlace to be held at      p.m., local time, on Thursday, December 31, 1998 at
the office of Bank of LaPlace, 110 Belle Terre Blvd., LaPlace, Louisiana, and at any adjournment or postponement thereof.

            At the special meeting, shareholders will consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated July 1, 1998, between Union Planters Holding Corporation and LaPlace, and joined in by Union Planters, attached to this proxy statement-prospectus as Appendix A, and a related Plan of Merger between LaPlace and Union Planters Holding Corporation, attached to this proxy statement-prospectus as Appendix B, (the "Agreement" and the "Plan of Merger" respectively). Pursuant to the Agreement and related Plan of Merger, each share of LaPlace Common Stock outstanding immediately prior to the effective time of the merger (except shares held by Dissenters, as hereinafter defined), will be converted into and exchangeable for 2.83 shares of common stock, $5.00 par value, of Union Planters ("Union Planters Common Stock"), and associated Preferred Share Rights. For information about Union Planters' Preferred Share Rights, see page 95. LaPlace shareholders will receive cash in lieu of any fractional shares. As a result of the merger, the holders of LaPlace Common Stock (other than shares held by Dissenters) will become shareholders of Union Planters.


            This proxy statement-prospectus constitutes a proxy statement of LaPlace with respect to the special meeting and a prospectus of Union Planters with respect to the shares of Union Planters Common Stock to be issued in connection with the merger. The information in this proxy statement-prospectus concerning Union Planters and its subsidiaries and LaPlace and its subsidiary has been furnished by each of such entities, respectively.

            The principal executive office of Union Planters is located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number is
(901) 580-6000. The principal executive office of LaPlace is located at 110 Belle Terre Blvd., LaPlace, Louisiana 70068-3340, and its telephone number is
(504) 652-2200. As used in this proxy statement-prospectus, the terms "Union Planters" and "LaPlace" refer to Union Planters Corporation and LaPlace Bancshares, Inc., respectively, and where the context requires, to Union Planters and LaPlace and their respective subsidiaries.


            This Proxy Statement-Prospectus is first being mailed to holders of LaPlace Common Stock on or about December 1, 1998.


RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES


            The Board of Directors of LaPlace has fixed the close of business on November 16, 1998 as the record date for determining holders of outstanding shares of LaPlace Common Stock entitled to notice of and to vote at the special meeting. Only holders of LaPlace Common Stock of record on the books of LaPlace at the close of business on the record date are entitled to vote at the special meeting or at any adjournment or postponement of the special meeting. As of the record date, there were 145,732 shares of LaPlace Common Stock issued and outstanding, each of which is entitled to one vote. The presence, in person or by proxy, of a majority of the total voting power of LaPlace is necessary to constitute a quorum of the shareholders to take action at the special meeting.


            Approval of the Agreement and Plan of Merger requires the approval of two-thirds of the voting power present at the special meeting. An abstention by a shareholder present at the special meeting in person or by proxy will have the same effect as a vote against the Agreement and Plan of Merger, but failure to return a properly executed proxy, or a broker submitting a proxy without exercising discretionary authority with respect to approval of the Agreement and Plan of Merger will not.

            Shares of LaPlace Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted FOR the proposal to approve the Agreement and Plan of Merger and in the discretion of the proxy holders as to any other matter which may properly come before the special meeting or any adjournment or postponement thereof.

            A shareholder who has given a proxy may revoke it at any time before it is voted by (a) filing with the Secretary-Treasurer of LaPlace a notice in writing revoking it or a duly executed proxy bearing a later date, or (b) voting in person at the special meeting.

            On the record date, LaPlace's directors and executive officers, including their immediate family members and affiliated entities owned 58,062 shares or approximately 39.84% of the outstanding shares of LaPlace Common Stock. On the record date, Union Planters' directors and executive officers owned no shares of LaPlace Common Stock.

            As a condition to consummation of the merger, each director and executive officer of LaPlace has executed a voting agreement in which he agreed to vote all shares over which he had beneficial ownership for approval of the Agreement and Plan of Merger.

            On the record date, Union Planters held no shares of LaPlace Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted, and LaPlace held no shares of LaPlace Common Stock in a fiduciary capacity for others or as a result of debts previously contracted with respect to which it has sole or shared voting power.

            Union Planters shareholders are not required to approve the Agreement and Plan of Merger or the issuance of shares of Union Planters Common Stock.

SOLICITATION OF PROXIES

            LaPlace and Union Planters will share the costs of soliciting proxies. In addition to the use of the mail, proxies may be solicited by the directors, officers and employees of LaPlace in person, or by telephone, telecopier or telegram. Directors, officers and employees will not be additionally compensated for solicitation but may be reimbursed for out-of-pocket expenses incurred in connection with solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of LaPlace Common Stock held of record by such persons, and LaPlace may reimburse custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred for these services.

RECOMMENDATION

            LaPlace's board of directors has unanimously approved the Agreement and Plan of Merger, and believes that the proposal to approve the Agreement and the Plan of Merger is in the best interests of LaPlace and its shareholders. LaPlace's board of directors recommends that the LaPlace shareholders vote FOR approval of the Agreement and the Plan of Merger.


                           DESCRIPTION OF TRANSACTION

            The following information describes material aspects of the merger. This description does not provide a complete description of all the terms and conditions of the Agreement and the Plan of Merger. It is qualified in its entirety by the Appendices hereto, including the text of the Agreement and the Plan of Merger, which are attached as Appendices A and B, respectively, to this proxy statement-prospectus. The Agreement and Plan of Merger are incorporated herein by reference. You are urged to read the Appendices in their entirety.

GENERAL

            The Agreement provides for the acquisition of LaPlace by Union Planters pursuant to the merger of LaPlace with and into Union Planters Holding Corporation. Union Planters Holding Corporation is a Tennessee corporation and a wholly-owned subsidiary of Union Planters. Union Planters Holding Corporation will be the surviving corporation resulting from the merger.

At the time the Merger becomes effective, each share of LaPlace common stock then issued and outstanding (except shares held by LaPlace, Union Planters and their subsidiaries other than shares held in a fiduciary capacity or as a result of debts previously contracted) will be converted into and exchanged for the right to receive 2.83 shares of Union Planters common stock and the associated Preferred Share Rights (the "Exchange Ratio"). The Exchange Ratio is subject to possible adjustment as described below.

            No fractional shares of Union Planters common stock will be issued. Rather, Union Planters will pay cash (without interest) in an amount equal to such fractional part of a share of Union Planters common stock multiplied by the closing price of Union Planters common stock on the NYSE (as reported by The Wall Street Journal) on the last trading day before the merger becomes effective.

            On the record date, LaPlace had 145,732 shares of common stock issued and outstanding. Based on an Exchange Ratio of 2.83 to 1, upon completion of the merger, Union Planters will issue approximately 412,422 shares of its common stock to LaPlace shareholders. After the merger, Union Planters would then have outstanding approximately 136,475,457 shares of common stock based on the number of shares of Union Planters common stock outstanding on October 31, 1998 (not including shares Union Planters may issue in its other pending acquisitions and shares it may issue pursuant to the exercise of Union Planters stock options or for other purposes).

POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

            Under certain circumstances, the Exchange Ratio could be adjusted pursuant to certain provisions of the Agreement. UNDER NO CIRCUMSTANCES WOULD THE EXCHANGE RATIO BE LESS THAN 2.83 SHARES OF UNION PLANTERS COMMON STOCK FOR EACH SHARE OF LAPLACE COMMON STOCK. An adjustment could occur only if LaPlace 's board of directors elects to terminate the Agreement pursuant to the provisions of the Agreement, and if Union Planters then elects to avoid termination of the Agreement by increasing the Exchange Ratio.

            LaPlace may elect to terminate the Agreement if both:

            (1) the Average Closing Price (as defined below) is less than $48.45; and

            (2)   (a) the number obtained by dividing the Average Closing Price by $60.5625 (the "Union Planters Ratio")

                      is less than

                  (b) the number obtained by dividing the weighted average of the closing prices of the common stock of the bank holding companies defined as the "Index Group" in the Agreement (the "Index Price") on the date of the special meeting, by the Index Price on July 13, 1998 (the "Starting Date"), less 15% (the "Index Ratio").

            Union Planters has the option to avoid termination of the Agreement by LaPlace by increasing the Exchange Ratio to equal the lesser of (1) the number obtained by dividing the product of $48.45 and the Exchange Ratio by the Average Closing Price or (2) the number obtained by dividing the product of the Index Ratio and the Exchange Ratio by the number obtained by dividing the Average Closing Price by $60.5625. If the merger is approved by LaPlace's shareholders, LaPlace's board of directors could elect not to terminate the Agreement and to consummate the merger without seeking another vote of the LaPlace shareholders even if LaPlace has the right to terminate.

            The Average Closing Price is the average of the daily last sales prices of Union Planters common stock as reported on the NYSE (as reported by The Wall Street Journal, or, if not reported thereby, another authoritative source as chosen by Union Planters) for 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the date of the special meeting.

            These conditions reflect Union Planters' and LaPlace's agreement that LaPlace's shareholders will assume the risk of declines in the value of Union Planters common stock to $48.45. Any adjustment of the Exchange Ratio related to a decline in the price of Union Planters common stock below $48.45 would depend on whether the Average Closing Price of Union Planters common stock performs below the weighted average market prices of a group of comparable bank holding company common stocks (the Index Group referenced above) by more than 15%.

            In making its determination of whether to terminate the Agreement, LaPlace's board of directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time. These factors may include information concerning the business, financial condition, results of operations, and prospects of Union Planters (including the recent performance of Union Planters common stock, the historical financial data of Union Planters, customary statistical measurements of Union Planters' financial performance, and the future prospects for Union Planters common stock following the merger), and the advice of its financial advisors and legal counsel. If LaPlace's board of directors elects to terminate the Agreement, Union Planters would then determine whether to proceed with the merger at the higher Exchange Ratio. In making this determination, the principal factors Union Planters will consider include the projected effect of the merger on Union Planters' pro forma earnings per share and whether Union Planters' assessment of LaPlace's earning potential as part of Union Planters justifies the issuance of an increased number of Union Planters' shares. If Union Planters declines to adjust the Exchange Ratio, LaPlace may elect to proceed without the adjustment, provided it does so within 12 days of the date the LaPlace shareholders approve the merger. UNION PLANTERS IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO.

            The operation of the adjustment mechanism can be illustrated by three scenarios. For purposes of the scenarios, it has been assumed that the initial Exchange Ratio is 2.83, the Starting Price of Union Planters common stock is $60.5625, and the Index Price, as of the Starting Date, is $100.

Scenario One: The first scenario occurs if the Average Closing Price is equal to $48.45 or more. Under this scenario, there would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by LaPlace shareholders could have fallen from a pro forma $60.5625 per share, as of the Starting Date, to $48.45 per share, as of the date the LaPlace shareholders approve the merger.

Scenario Two: The second scenario occurs if the Average Closing Price is less than $48.45 but does not represent a decline from the Starting Price of more than 15% more than the decline of the common stock prices of the Index Group. Under this scenario, there also would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by LaPlace shareholders would have fallen from a pro forma $60.5625 per share, as of the Starting Date, to an amount based on the then lower Average Closing Price of Union Planters common stock, as of the date the LaPlace shareholders approve the merger.

Scenario Three: The third scenario occurs if the Average Closing Price declines below $48.45, and the Union Planters Ratio is below the Index Ratio. Under this scenario, the adjustment in the Exchange Ratio is designed to ensure that the LaPlace shareholders receive shares of Union Planters common stock having a value (based upon the Average Closing Price) that corresponds to the lesser of $48.45 per share, or a price reflecting a 15% decline from the stock price performance reflected by the Index Group.

            For example, if the Average Closing Price were $42.39, and the ending Index Price, as of the date the LaPlace shareholders approve the merger, were $90, the Union Planters Ratio (.70) would be below the Index Ratio (.90 minus .15), LaPlace could terminate the Agreement unless Union Planters elected within five days to increase the Exchange Ratio to equal 3.03, which represents the lesser of (a)
            3.234 (the result of dividing $137.11 (the product of $48.45 and the 2.83 Exchange Ratio) by the Average Closing Price ($42.39), rounded to the nearest thousandth) and (b) 3.03 (the result of dividing the Index Ratio (.75) times 2.83 by the Union Planters Ratio (.70), rounded to the nearest thousandth). Based upon the assumed $42.39 Average Closing Price, the new Exchange Ratio would represent a value to the LaPlace shareholders of $128.44 per share.

            If the Average Closing Price were $42.39., and the ending Index Price, as of the date the LaPlace shareholders approve the merger, were $100, the Union Planters Ratio (.70) would be below the Index Ratio (.85, or 1.00 minus .15), LaPlace could terminate the Agreement unless Union Planters elected within five days to increase the Exchange Ratio to equal 3.234, which represents the lesser of
            (a) 3.234 (the result of dividing $137.11 (the product of $48.45 and the 2.83 Exchange Ratio) by the Average Closing Price ($42.39), rounded to the nearest thousandth), and (b) 3.436 (the result of dividing the Index Ratio (.85) times 2.83 by the Union Planters Ratio (.70), rounded to the nearest thousandth). Based upon the assumed $42.39 Average Closing Price, the new Exchange Ratio would represent a value to the LaPlace shareholders of $137.11 per share.

            Based on the $48.9375 closing price of Union Planters common stock on November 27, 1998, the Exchange Ratio represents a value of $138.49 per share of LaPlace common stock.


            The actual market value of a share of Union Planters common stock at the effective time of the merger and at the time certificates for those shares are delivered to LaPlace shareholders may be more or less than the Average Closing Price. You are urged to obtain current market quotations for Union Planters common stock. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

            Union Planters and LaPlace have not and do not intend to seek a ruling from the IRS as to the federal income tax consequences of the merger. Instead, consummation of the merger is conditioned upon the receipt by Union Planters of the opinion of its counsel, Wyatt, Tarrant & Combs, and the receipt by LaPlace of the opinion of its counsel, Arter & Hadden LLP, as to the following expected federal income tax consequences of the merger:

            (1) The acquisition by Union Planters Holding Corporation of substantially all of the assets of LaPlace in exchange for shares of Union Planters common stock and the assumption of liabilities of LaPlace pursuant to the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

            (2) LaPlace, Union Planters and Union Planters Holding Corporation will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

            (3) No gain or loss will be recognized by LaPlace as a result of the merger.

            (4) No gain or loss will be recognized by Union Planters Holding Corporation or Union Planters as a result of the merger.

            (5) No gain or loss will be recognized by the shareholders of LaPlace as a result of the exchange of LaPlace common stock for Union Planters common stock pursuant to the merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. Assuming that the LaPlace common stock is a capital asset in the hands of the respective LaPlace shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the LaPlace common stock allocable to the fractional share.

            (6) The tax basis of Union Planters common stock to be received by the shareholders of LaPlace will be the same as the tax basis of the LaPlace common stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

            (7) The holding period of the Union Planters common stock to be received by shareholders of LaPlace will include the holding period of the LaPlace common stock surrendered in exchange therefor, provided the LaPlace shares were held as a capital asset by the shareholders of LaPlace on the date of the exchange.

            (8) A shareholder of LaPlace who perfects his dissenters' rights and who receives payment of the fair market value of his shares of LaPlace common stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Internal Revenue Code.

            The tax opinions will not address, among other matters:

            (1) state, local estate, foreign or other federal tax consequences of the merger not specifically addressed in the opinion;

            (2) federal income tax consequences to LaPlace shareholders who are subject to special rules under the Internal Revenue Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons corporations, who do not own such stock as a capital asset;

            (3) federal income tax consequence, affecting shares of LaPlace common stock acquired as part of a hedge, straddle or conversion transaction;

            (4) the tax consequences of Union Planters, Union Planters Holding Corporation and LaPlace of the inclusion in income of the amount of the bad-debt reserve maintained by LaPlace and/or its subsidiaries and any other amounts resulting from any required change in accounting methods; and

            (5) the tax consequences of Union Planters, Union Planters Holding Corporation and LaPlace of any income and deferred gain recognized pursuant to Treasury Regulations issued under
                  Section 1502 of the Internal Revenue Code.

            The tax opinions will be based on the Internal Revenue Code, the Treasury Regulations promulgated under the Internal Revenue Code by the Internal Revenue Service ("IRS"), judicial decisions and administrative pronouncements of the IRS, all existing and in effect on the date of such opinions and all of which are subject to change at any time, possibly retroactively. Any such change could have a material impact on the conclusions contained in the following discussion. Moreover, the opinions will represent only such counsel's best judgment as to the expected federal income tax consequences of the merger and are not binding on the IRS or the courts. The IRS may challenge the conclusions stated in the opinions and shareholders of

LaPlace may incur the cost and expense of defending positions taken by them with respect to the merger. A successful challenge by the IRS could have material adverse consequences to the parties to the merger, including shareholders of LaPlace and Union Planters.

            In rendering the tax opinions, counsel for Union Planters and LaPlace have the right to rely, as to factual matters, solely on the continuing accuracy of (1) the description of the facts relating to the merger contained in the Agreement and this proxy statement-prospectus, (2) the factual representations and warranties contained in the Agreement and this proxy statement-prospectus and related documents and agreements, and (3) certain factual matters addressed by representations made by certain executive officers of LaPlace, Union Planters and Union Planters Holding Corporation, as further described in the opinions. Events occurring after the date of the opinions could alter the facts upon which the opinions are based. In such case, the conclusions reached in the opinions and in this summary could be materially impacted.

            Accordingly, for all of the above reasons, shareholders of LaPlace are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of federal, state, local and other tax laws, and the implications of any proposed changes in the tax laws.

            The conditions relating to the receipt of the tax opinions may be waived by both Union Planters and LaPlace. Neither Union Planters nor LaPlace currently intends to waive the conditions relating to the receipt of tax opinions. If the conditions relating to the receipt of tax opinions were waived and the material federal income tax consequences of the merger were substantially different from those described in this proxy statement-prospectus, LaPlace would resolicit the approval of its shareholders prior to completing the merger.

BACKGROUND OF AND REASONS FOR THE MERGER

            BACKGROUND. In the last several years, there has been a sharp increase in the level of interest in and the number of acquisitions of financial institutions in Louisiana. One of the responsibilities of the LaPlace Board is to consider various strategic alternatives, including whether to affiliate with a larger, more diversified financial organization, as viable opportunities might arise.

            In late 1997 and early 1998, representatives of three regional bank holding companies, including Union Planters, approached Thomas W. Smith, Jr., President of LaPlace, concerning whether the LaPlace Board would be interested in discussing a possible business combination. The interest expressed by each of these entities was unsolicited by LaPlace. Mr. Smith advised the LaPlace Board of these preliminary inquiries, and, on January 26, 1998, LaPlace engaged Mercer Capital Management, Inc. ("Mercer Capital") as its financial advisor to assist it in evaluating its strategic alternatives and soliciting preliminary indications of interest for the purchase of LaPlace from interested and capable buyers.

            Mercer Capital contacted six regional financial institutions, including all that had previously expressed any interest in acquiring LaPlace. Three institutions, including Union

Planters, submitted preliminary indications of interest to Mercer Capital in March 1998. Following discussions with Mercer Capital, Union Planters and another financial institution submitted revised indications of interest to Mercer Capital in which each company increased the consideration it was offering to the LaPlace shareholders.

            On April 21, 1998, the LaPlace Board held a special meeting to consider its strategic alternatives and the acquisition proposals that had been submitted. At this meeting, a representative of Mercer Capital advised the Board regarding its strategic alternatives and the competing proposals. Mercer Capital expressed its willingness to opine affirmatively on the fairness of either of the transactions to LaPlace's shareholders, from a financial point of view. Following the meeting, at the direction of the LaPlace Board, LaPlace management and Mercer Capital engaged in additional negotiations with the two companies that had submitted the indications of interest deemed most attractive to LaPlace and its shareholders by the LaPlace Board. Later that day, representatives of Union Planters and LaPlace reached a preliminary agreement on the terms of a business combination, including the consideration to be received by shareholders of LaPlace, subject to Union Planter's completion of preliminary due diligence, approval by LaPlace's and Union Planter's respective boards of directors, execution of a definitive agreement among the parties and certain other conditions. Over the next two months, Union Planters conducted a review of LaPlace's and Bank of LaPlace's books and records, and representatives of LaPlace and Union Planters, and their respective advisors, negotiated the terms of the Agreement and related Plan of Merger, subject to approval by each party's board of directors.

            The merger, Agreement and Plan of Merger were considered by the Board of Directors of LaPlace at a special meeting held for that purpose on June 25, 1998. At the meeting, representatives of Mercer Capital advised the Board regarding the proposed merger. Based upon the foregoing and their analysis of the Merger and Agreement and Plan of Merger, the LaPlace Board determined that the merger was in the best interests of LaPlace and its shareholders and approved the merger, Agreement and Plan of Merger.

            REASONS FOR THE MERGER. In reaching its decision that the merger is in the best interests of LaPlace and its shareholders, the LaPlace Board consulted with its financial and other advisors, as well as with LaPlace's management, and considered a number of factors, including without limitation, the following:

            - the financial condition and results of operations of, and prospects for, each of Union Planters and LaPlace, and the market price of Union Planters Common Stock;

            - the respective dividend policies of Union Planters and LaPlace;

            - the amount and type of consideration to be received by the holders of LaPlace Common Stock pursuant to the Agreement and related Plan of Merger, and the financial terms of other business combinations in the banking industry;

            - the Union Planters Common Stock to be received pursuant to the Agreement and related Plan of Merger will be listed for trading on the New York Stock Exchange and provide holders of LaPlace Common Stock with liquidity that presently is unavailable to such holders because an active trading market does not exist for the LaPlace Common Stock;

            - the merger will allow holders of LaPlace Common Stock to become shareholders of Union Planters, a regional bank holding company that is one of the fifty largest bank holding companies in the United States;

            - the merger is expected to qualify as a tax-free reorganization so that neither LaPlace nor its shareholders (except to the extent that cash is received in respect of their shares) will recognize any gain in the transaction (see "-- Certain Federal Income Tax Consequences of the Merger"); and

            - the opinion received from Mercer Capital that the exchange ratio of Union Planters Common Stock for LaPlace Common Stock in the merger is fair to LaPlace's shareholders from a financial point of view (see "Opinion of Financial Advisor").

            The LaPlace Board did not assign any specific or relative weight to the foregoing factors in its considerations. The LaPlace Board believes that the merger will provide significant value to the holders of LaPlace Common Stock and will enable them to participate in opportunities for growth that the LaPlace Board believes the merger makes possible.

            BASED ON THE FOREGOING, THE LAPLACE BOARD UNANIMOUSLY APPROVED THE MERGER, AGREEMENT AND PLAN OF MERGER, AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF LAPLACE COMMON STOCK VOTE "FOR" APPROVAL OF THE AGREEMENT AND PLAN OF MERGER.

UNION PLANTERS' REASONS FOR THE MERGER.

            In adopting the Agreement, the Plan of Merger, and the merger, the Union Planters' board of directors considered a number of factors concerning the benefits of the merger. Without assigning any relative or specific weights to the factors, the Union Planters board of directors considered the following additional material factors:

            (1) a review, based in part on a presentation by Union Planters' management, of


                  - The business, operations, earnings, and financial condition, including the capital levels and asset quality, of LaPlace on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area,

                  - The demographic, economic, and financial characteristics of the markets in which LaPlace operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on historical and prospective basis, and

                  - The results of Union Planters' due diligence review of LaPlace; and


            (2) a variety of factors affecting and relating to the overall strategic focus of Union Planters, including Union Planters' desire to expand into markets in Louisiana and the business lines pursued by LaPlace.


            Union Planters' board of directors determined that the merger was in the best interests of Union Planters and its stockholders and unanimously approved the proposed merger on June 18, 1998.

OPINION OF LAPLACE'S FINANCIAL ADVISOR

            GENERAL. On January 26, 1998, LaPlace engaged Mercer Capital to act as its financial advisor in connection with the possible sale of LaPlace. Mercer Capital is a nationally recognized business valuation and financial advisory consulting firm and is regularly engaged in the valuation of financial institutions and other businesses in connection with mergers and other business combinations, and in business valuations for corporate and other purposes. LaPlace selected Mercer Capital as its financial advisor on the basis of its experience and expertise in transactions similar to the merger and its reputation in the banking community.


            At the June 25, 1998 meeting of the LaPlace Board, Mercer Capital delivered its oral opinion, subsequently confirmed in writing as of November 25, 1998, that the exchange ratio of Union Planters Common Stock for LaPlace Common Stock in the merger is fair to LaPlace's shareholders from a financial point of view. No limitations were imposed by LaPlace on Mercer Capital with respect to the investigations made or procedures followed in rendering its opinion. The full text of Mercer Capital's written opinion to the LaPlace Board, which sets forth the assumptions made, matters considered, and limitations of the review by Mercer Capital, is attached hereto as Appendix D and is incorporated herein by reference and should be read carefully and in its entirety in connection with this proxy statement-prospectus. The following summary of Mercer Capital's opinion is qualified in its entirety by reference to the full text of the opinion. Mercer Capital's opinion is addressed to the LaPlace Board of Directors only and does not constitute a recommendation to any shareholder of LaPlace as to how such shareholder should vote at the Special meeting.

            In connection with its opinion, Mercer Capital, among other things reviewed: (i) the Agreement and the Plan of Merger; (ii) LaPlace's audited consolidated financial statements for the years ended December 31, 1995, 1996 and 1997, and certain unaudited financial information for LaPlace and Bank of LaPlace for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998, June 30, 1998, and September 30, 1998; (iii) Union Planters' annual reports to shareholders for the years ended December 31, 1995, 1996 and 1997; (iv) Union Planters' Annual Report on Form 10-K for the years ended December 31, 1995, 1996 and 1997 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998, and September 30, 1998; (v) Union Planters' proxy statements for 1996, 1997 and 1998; (vi) LaPlace's 1998 budget prepared by LaPlace management; (vii) public market pricing data of publicly traded banks which Mercer Capital deemed comparable to Union Planters; and (viii) transaction data involving other banks which have been acquired.


            Representatives of Mercer Capital also visited with LaPlace management in LaPlace, Louisiana and Union Planters management in Memphis, Tennessee. Factors considered by Mercer Capital in rendering its opinion included: (i) the terms of the Agreement and the Plan of Merger; (ii) the arms' length process by which the Agreement and the Plan of Merger were negotiated;
(iii) a review of Union Planters' historical financial performance, historical stock pricing, the liquidity of its shares and pricing in relation to other publicly traded bank holding companies; (iv) a review of LaPlace's historical financial performance and projected financial performance; (v) tax consequences of the merger for LaPlace shareholders; and (vi) the financial analysis of the merger described below.

            In connection with its review, Mercer Capital did not independently verify any of the foregoing information, and relied on such information and assumed such information was complete and accurate in all material respects. Mercer Capital did not compile nor audit LaPlace's or Union Planters' financial statements, did not make an independent evaluation, appraisal or physical inspection of the loan portfolio, adequacy of the allowance for loan losses or other assets or liabilities of LaPlace or Union Planters, and did not review any individual credit files. Further, Mercer Capital's opinion was based on the assumption that the merger will be consummated in accordance with the terms of the Agreement and the Plan of Merger, without any amendment thereto and without waiver by LaPlace of any of the conditions to its obligations thereunder.

            Set forth below is a brief summary of the valuation analysis and report presented by Mercer Capital to the LaPlace Board on April 21, 1998 and June 25, 1998 in connection with its opinion.

            TRANSACTION SUMMARY. Mercer Capital noted that the exchange ratio in the merger of 2.83 shares of Union Planters Common Stock for each share of LaPlace Common Stock was determined through arms length negotiations between LaPlace and Union Planters in which Union Planters agreed to pay $159.88 per share in Union Planters Common Stock based upon Union Planters' 20 day average closing price for the period ended immediately before the Agreement was executed. The negotiated value of the transaction of $159.88 per share, or $23.3 million, represented 17.7x LaPlace's trailing twelve months earnings for the period ended March 31, 1998 and 301% of LaPlace's reported book value at March 31, 1998. Mercer Capital cautioned, however, that because the exchange ratio in the merger is fixed, the ultimate value of the Union Planters Common Stock to be received by LaPlace shareholders in the merger will be contingent upon the value of Union Planters Common Stock on the Effective Date of the merger.

            PRO FORMA ANALYSIS OF PER SHARE DATA. Mercer Capital analyzed the changes in pro forma dividends per share, earnings per share and book value per share from the perspective of LaPlace's shareholders. Mercer Capital did not represent or warrant that the pro forma data reflected in this proxy statement-prospectus would reflect that which was developed in its analysis. Mercer Capital noted that the proposed terms of the merger would result in an increased book value per share and earnings per share based upon the consensus estimate for Union Planters' operating earnings per share as compared to LaPlace's budgeted 1998 earnings. In addition, Mercer Capital stated that LaPlace shareholders would benefit from an increase in dividends to $5.66 per share from $1.00 per share as a result of the merger, based upon Union Planters' current annualized quarterly dividend of $2.00 per share and the exchange ratio of 2.83 shares of Union Planters Common Stock for each share of LaPlace Common Stock.

            COMPARABLE TRANSACTION ANALYSIS. Mercer Capital reviewed the prices paid for various banks which have been acquired based upon certain available public information as compiled by SNL Securities. Mercer Capital noted that most banking transactions are measured in terms of the price/book ("P/B"), price/tangible book ("P/TB"), price/earnings ("P/E"), price/assets ("P/A") and tangible book premium/core deposit ("TBP/CD") ratios.

            The bank acquisition data was divided into the following four groups: (i) aggregate national acquisition data; (ii) banks based in the Southwest; (iii) banks based in Louisiana; and (iv) banks with assets of $50 million to $100 million which produce a return on equity ("ROE") of 15%-20%. For each group, average and median P/E, P/B, P/TB, P/A and TBP/CD ratios were calculated for calendar years 1993-1997. The 1997 median P/E ratio and average P/B, P/TB, P/A and TBP/CD ratios were then multiplied by LaPlace's respective net income for the year ended December 31, 1997 and December 31, 1997 book value, tangible book value, assets and core deposits to develop an overall indicated range of value for LaPlace.

            The range of indicated multiples and values as applied to LaPlace's 1997 year-end financial data were as follows: (i) P/E 15.0x-19.8x, $18.0-$23.7 million; (ii) P/B 223%-260%, $16.5-$19.3 million; (iii) P/TB 231%-263%,
$17.1-$19.5 million; (iv) P/A 19.4%-23.6%, $13.1-$15.9 million; and (v) TBP/CD
14.6%-21.9%, $14.4-$18.0 million. Mercer Capital's analysis indicated an overall range of value for LaPlace of $14.4 million to $23.7 million. Mercer Capital noted that the assumed value of the merger with Union Planters of $23.3 million, based upon an assumed trading price for Union Planters Common Stock of $56.50 per share, fell at the upper end of the cited range.

            DILUTION ANALYSIS. A dilution analysis was conducted whereby hypothetical non-dilutive prices for LaPlace were generated under the assumption that various potential buyers would structure an offer so that LaPlace's pro-forma earnings per share would equal that of the assumed buyer based solely on the shares issued to LaPlace's shareholders.

            The valuation analysis was based upon hypothetical non-dilutive mergers with Union Planters, Regions Financial Corporation, Whitney Holding Corporation, Hancock Holding Company, First American Corporation and Trustmark Corporation. The analysis calculated a range of values for each assumed buyer based upon LaPlace's 1997 earnings, plus after-tax cost savings that a buyer might realize, less revenues lost from some core deposit run off of 0% to 10%. Expense savings were assumed to range from 0% to 35% of LaPlace's non-interest operating expenses.

            The analysis indicated a lower range of $19.4 million to $24.4 million assuming no expense savings and no core deposit run-off. The analysis indicated a higher range of $28.9 million to $36.4 million assuming the buyer credited LaPlace with a 35% reduction in overhead and a 10% run-off in core deposits. In March 1998, at the time the valuation analysis was prepared, the financial institutions in the analysis were trading at a range of 16x to 22x estimated 1998 earnings. Union Planters was trading in the vicinity of $62 per share and 16x estimated 1998 earnings, which resulted in an indicated range of value for LaPlace of $19.4 million to $28.9 million. The negotiated price of $23.3 million in the merger was based upon an average price of $56.50 per share for Union Planters Common Stock, which would have produced a non-dilutive price range for a Union Planters acquisition of LaPlace of $18.5 million to $26.6 million, based upon Union Planters' estimated 1998 earnings as reported in early April. Mercer Capital observed that the assumed pricing of Union Planters' offer of $23.3 million, based upon an assumed trading price for Union Planters Common Stock of $56.50 per share, fell slightly above the midpoint of the range.

            Mercer Capital noted that the dilution analysis was predicated upon the hypothetical buyer's earnings per share and public market stock price. Mercer Capital explained that, the greater the buyer's P/E ratio, the higher the price a buyer generally can pay without issuing additional shares and thereby diluting its per share earnings. Mercer Capital also cautioned that the implicit assumption in the analysis is that the buyer "pays" the seller for all expense savings. Mercer Capital noted that in its opinion, buyers rarely credit the seller with all expense savings, particularly when the seller is a small community bank holding company.

            DISCOUNTED CASH FLOW ANALYSIS. A discounted cash flow ("DCF") analysis was prepared to develop an estimate of value LaPlace shareholders might realize assuming a merger was delayed five years. Indications of value derived using the DCF method reflect interim cash flows (dividends) and a terminal cash flow (the value of LaPlace at the end of the projection period), both discounted to the present at an appropriate required rate of return.

            For purposes of its analysis, Mercer Capital prepared projections which were reviewed by LaPlace management for overall reasonableness. Mercer Capital did not warrant or represent that the projections could or would be realized. The projections were prepared solely to derive a range of present values for LaPlace based upon certain assumptions, including annual balance sheet growth by LaPlace of 10%, return on assets ("ROA") of 1.85%-1.90%, and distribution by LaPlace of approximately 45% of its earnings each year in order to maintain LaPlace's equity-to-asset ratio at its then-current level.

            The terminal value was based upon the product of projected earnings for 2002 of $2.0 million and a range of P/E ratios of 15x to 20x. The terminal values and interim dividends were discounted to present values at rates of 12% to 17%. The overall indicated range of present values given the noted assumptions was $16.0 million to $25.2 million. Mercer Capital noted that the assumed value of the merger of $23.3 million, based upon an assumed trading price for Union Planters Common Stock of $56.50 per share, compared favorably with the range of value derived from the DCF analysis.

            REVIEW OF UNION PLANTERS. Using public and other available information, Mercer Capital compared the historical financial performance and current market pricing of Union Planters with the following: (1) publicly traded bank holding companies based in Mississippi, Alabama, Arkansas, Louisiana and Tennessee; (2) publicly traded bank holding companies with $10 billion to $35 billion of assets; and (3) aggregate data for all publicly traded bank holding companies. None of the companies considered in the comparison analysis are identical to Union Planters.

            Based upon pricing data as of mid-June 1998, Mercer Capital calculated that Union Planters was trading at 21.3x reported twelve month earnings for the period ended March 31, 1998 and 15.7x and 13.7x 1998 and 1999 earnings, respectively, based upon First Call's median analysts' estimates of Union Planters' operating earnings of $3.58 per share for 1998 and $4.10 per share for 1999. By way of comparison, the comparable groups were trading at the following multiples: (a) Mid-South Group - 21.2x trailing twelve month earnings, 18.8x estimated 1998 earnings, and 16.8x estimated 1999 earnings; (b) $10-$35 Billion Group - 21.4x trailing twelve month earnings, 18.2x estimated 1998 earnings, and 16.2x estimated 1999 earnings; and (c)

National Group - 22.4x trailing twelve month earnings, 18.4x estimated 1998 earnings, and 16.2x estimated 1999 earnings.

            Mercer Capital noted that Union Planters' P/B ratio was 266% as compared to median P/B multiples of 260% for the Mid-South Group, 316% for the $10-$35 Billion Group, and 259% for the National Group. Union Planters' dividend yield was 3.56% compared to median yields of 1.82% for the Mid-South Group, 2.03% for the $10-$35 Billion Group, and 1.55% for the National Group.

            Union Planters' reported ROE and ROA for the twelve month period ended March 31, 1998 were, respectively, 12.75% and 1.23% as compared to 13.29% and 1.21% for the Mid-South Group, 16.29% and 1.32% for the $10-$35 Billion Group, and 13.21% and 1.18% for the National Group. Mercer Capital noted that Union Planters' historical financial statements included merger-related charges for consummated acquisitions, and that growth through acquisitions had been a key component of Union Planters' strategy. Mercer Capital stated that, in its opinion, Union Planters has tended to trade at a discount to its peers in relation to forward operating earnings estimates because of Union Planters' active acquisition program.

            The summary set forth above does not purport to be a complete description of the presentation by Mercer Capital to the LaPlace Board or of the analyses performed by Mercer Capital. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Mercer Capital believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors would create an incomplete view of the process underlying the analyses set forth in its presentation to the LaPlace Board of Directors. In addition, Mercer Capital may have given certain analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Mercer Capital's view of the actual value of LaPlace or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

            In performing its analyses, Mercer Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of LaPlace or Union Planters. The analyses performed by Mercer Capital are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Mercer Capital's analysis of the fairness of the exchange ratio to the holders of LaPlace Common Stock. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. Mercer Capital used in its analyses various projections of future performance prepared by the management of LaPlace. The projections are based on numerous variables and assumptions that are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

            As described above, Mercer Capital's opinion and presentation to the LaPlace Board were among the many factors taken into consideration by the Board in making its determination to approve the Agreement and the Plan of Merger.

          Pursuant to its engagement letter with Mercer Capital, LaPlace paid Mercer Capital an initial fee of $12,000. If the merger is consummated, Mercer Capital will be paid an additional fee equal to 0.30% of the total consideration involved in the merger. LaPlace has also agreed to reimburse Mercer Capital for its reasonable out-of-pocket expenses in an amount not to exceed $5,000 without the prior consent of LaPlace. LaPlace has agreed to indemnify Mercer Capital and its partners, employees, consultants, agents and representatives against certain liabilities, including liabilities under the federal securities laws. Neither Union Planters nor LaPlace has paid Mercer Capital any other fees during the last two years.

EFFECTIVE TIME OF THE MERGER

          Subject to the conditions to the obligations of the parties to effect the merger, the merger will become effective when Articles of Merger reflecting the merger become effective with the Secretary of State of the State of Louisiana and the Secretary of State of the State of Tennessee. Unless Union Planters and LaPlace agree otherwise, they will use reasonable efforts to cause the merger to become effective on the date designated by Union Planters that is within 15 days after the later of (1) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the merger (taking into account any required waiting period), and (2) the date on which LaPlace's shareholders approve the Agreement and the Plan of Merger. Union Planters and LaPlace anticipate that the merger will become effective on or about December 31, 1998.

          Union Planters and LaPlace cannot assure that the necessary shareholder and regulatory approvals of the merger will be obtained or that other conditions precedent to the merger can or will be satisfied. LaPlace and Union Planters anticipate that all conditions to consummation of the merger will be satisfied so that the merger can be completed on or about December 31, 1998. However, completion of the merger could be delayed.

          Either LaPlace's or Union Planters' board of directors may terminate the Agreement and the Plan of Merger if the merger is not completed by March 31, 1999, unless it is not completed because of the willful breach of the Agreement by the party seeking termination. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."

DISTRIBUTION OF UNION PLANTERS STOCK CERTIFICATES

          Promptly after the merger is completed, each former LaPlace shareholder will be mailed a letter of transmittal and instructions for the exchange of the certificates representing shares of LaPlace common stock for certificates representing shares of Union Planters common stock. Union Planters expects that one of its bank subsidiaries will serve as Exchange Agent.

          You should not send in your certificates until you receive a letter of transmittal and instructions. After you surrender to the Exchange Agent certificates for LaPlace common stock with a properly completed letter of transmittal, the Exchange Agent will mail you a certificate or certificates representing the number of shares of Union Planters common stock to which you are entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of the shares of Union Planters common stock (without interest thereon), if any. Union Planters will not be obligated to deliver the consideration to you, as a former LaPlace shareholder, until you have surrendered your LaPlace common stock certificates.

          Whenever a dividend or other distribution is declared by Union Planters on Union Planters common stock with a record date after the date on which the merger became effective, the declaration will include dividends or other distributions on all shares of Union Planters common stock that may be issued in the merger. However, Union Planters will not pay any dividend or other distribution that is payable after the effective date of the merger to any former LaPlace shareholder who has not surrendered his or her LaPlace common stock certificate until the holder surrenders the certificate. If any LaPlace shareholder's common stock certificate has been lost, stolen, or destroyed, the Exchange Agent will issue the shares of Union Planters common stock and any cash in lieu of fractional shares upon the shareholder's submission of an affidavit claiming the certificate to be lost, stolen, or destroyed by the shareholder of record and the posting of a bond in such amount as Union Planters will reasonably direct as indemnity against any claim that may be made against Union Planters with respect to the certificate.

          At the time the merger becomes effective, the stock transfer books of LaPlace will be closed to LaPlace's shareholders and no transfer of shares of LaPlace common stock by any shareholder will thereafter be made or recognized. If certificates for shares of LaPlace common stock are presented for transfer after the merger becomes effective, they will be canceled and exchanged for shares of Union Planters common stock, a check for the amount due in lieu of fractional shares, if any, and any undelivered dividends on the Union Planters common stock.

TERMINATION FEE

          The agreement requires LaPlace to pay Union Planters $800,000 as liquidated damages if LaPlace enters into a letter of intent, agreement in principle, or definitive agreement with any third party with respect to an acquisition proposal, or indicating an intent to support an acquisition proposal, other than the merger. The sum is payable by LaPlace immediately upon entering into a letter of intent, agreement in principle, or definitive agreement concerning an acquisition proposal other than that contemplated in the Agreement, unless the acquisition proposal results from a hostile takeover. In that event the sum is due at the closing of the transaction. LaPlace's obligation to pay these liquidated damages could extend to as late as September 30, 1999, in the event that the merger is not consummated or terminated for certain specific reasons provided in the Agreement

CONDITIONS TO CONSUMMATION OF THE MERGER

            Union Planters and LaPlace are required to complete the merger only after the satisfaction of various conditions. These conditions include:

            (1) the holders of two-thirds of the voting power of LaPlace present at the Special meeting must approve the Agreement and the Plan of Merger;

            (2) Union Planters and LaPlace must receive certain required regulatory approvals;

            (3) Union Planters and LaPlace must receive written opinions of counsel as to the tax-free nature of the merger;

            (4) the SEC must declare the registration statement, registering the shares of Union Planters common stock to be issued to LaPlace stockholders in the merger, effective under the Securities Act of 1933, as amended;

            (5) the shares of Union Planters common stock to be issued in the merger must be approved for listing on the New York Stock Exchange, subject to official notice of issuance;

            (6) the representations and warranties of LaPlace and Union Planters as set forth in the Agreement must be accurate as of the date of the agreement and as of the date the merger becomes effective;

            (7) LaPlace and Union Planters must perform all agreements and comply with all covenants of LaPlace and Union Planters as set forth in the Agreement;

            (8) LaPlace and Union Planters must receive all other consents that may be required to complete the merger or to prevent any default under any contract or permit which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on LaPlace or Union Planters;

            (9) Union Planters must receive a letter from PricewaterhouseCoopers LLP to the effect that the merger will qualify for pooling-of-interests accounting treatment;

            (10) the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting or restricting the merger or making it illegal;

            (11) Union Planters must receive agreements from each person LaPlace reasonably believes may be deemed an affiliate of LaPlace; and

            (12) certain other conditions must be satisfied, including the receipt of various certificates from the officers of LaPlace and Union Planters.

            Neither Union Planters nor LaPlace can assure LaPlace shareholders as to when or if all of the conditions to the merger can or will be satisfied or waived by the party permitted to do so. If the merger is not effected on or before March 31, 1999, the board of directors of either LaPlace or Union Planters may terminate the Agreement and abandon the merger, unless the failure to complete the merger was due to willful breach of the Agreement by the party seeking to terminate. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVAL

          Union Planters must receive certain regulatory approvals before the merger can be completed. There is no assurance that these regulatory approvals will be obtained or when they will be obtained.

          It is a condition to the completion of the merger that Union Planters and LaPlace receive all necessary regulatory approvals to the merger.

          LaPlace and Union Planters are not aware of any material governmental approvals or actions that are required to complete the merger, except as described below. Should any other approval or action be required, Union Planters and LaPlace contemplate that they would seek such approval or action.


          The merger is subject to the prior approval of the Federal Reserve, pursuant to Section 3 of the Bank Holding Company Act. Factors considered by the Federal Reserve in evaluating the merger are discussed under the heading "CERTAIN REGULATORY CONSIDERATIONS-General" on page 86. The merger may not be completed until the 30th day following the date of the Federal Reserve approval, although the Federal Reserve may reduce that period to 15 days. During this period the United States Department of Justice is given the opportunity to challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the approval of the agencies, unless a court of competent jurisdiction specifically ordered otherwise. By letter dated September 24, 1998, the Federal Reserve advised Union Planters that it had approved the merger.


WAIVER, AMENDMENT, AND TERMINATION

          To the extent permitted by law, the Boards of Directors of Union Planters and LaPlace may agree in writing to amend the Agreement, whether before or after LaPlace's shareholders have approved the Agreement and the Plan of Merger. In addition, before or at the time the merger becomes effective, either LaPlace or Union Planters, or both, may waive any default in the performance of any term of the Agreement by the other party or may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement. In addition, either Union Planters or LaPlace may waive any of the conditions precedent to its obligations under the Agreement, unless a violation of any law or governmental regulation would result. To be effective, a waiver must be in writing and signed by a duly authorized officer of LaPlace or Union Planters, as the case may be.

          At any time before the merger becomes effective, the Boards of Directors of Union Planters and LaPlace may agree to terminate the Agreement and the Plan of Merger. In addition, either

LaPlace's board of directors or the Union Planters board of directors may terminate the Agreement in the following circumstances:

          (1) in certain circumstances, upon the inaccuracy of any representation or warranty of a party contained in the Agreement if the inaccuracy cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such inaccuracy (provided that the terminating party is not itself then in breach of the Agreement),

          (2) if a material breach by the other party of any covenant or agreement contained in the Agreement cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not itself then in breach of the Agreement),

          (3) if any consent of any regulatory authority required to complete the merger has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal,

          (4) if the shareholders of LaPlace fail to approve the Agreement and the Plan of Merger at the special meeting, or

          (5) if the merger is not consummated by March 31, 1999, provided that the failure to consummate is not caused by any willful breach of the Agreement by the party electing to terminate; and


LaPlace's board of directors may also terminate the Agreement pursuant to the relevant provisions of the Agreement described in " -- Possible Adjustment of Exchange Ratio" on page 21.


          If the merger is terminated, the Agreement and the Plan of Merger will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses and maintain the confidentiality of certain information obtained, will survive. Termination of the Agreement will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement. See "-- Expenses and Fees."

CONDUCT OF BUSINESS PENDING THE MERGER

          The Agreement obligates LaPlace to conduct its business only in the usual, regular, and ordinary course before the merger becomes effective and imposes certain limitations on the operations of LaPlace and its banking subsidiaries. These items are listed in Article 7 of the Agreement which is attached as Appendix A to this proxy statement-prospectus. The Agreement authorizes LaPlace to declare and pay regular quarterly dividends on the LaPlace common stock in accordance with its past practice in an amount not to exceed $.25 per share per quarter during 1998 and $.75 per share per quarter during 1999. The Agreement contemplates that the merger will be timed to occur at such a time that the LaPlace shareholders will not fail to receive a dividend during a quarterly period, nor will they receive a dividend on both their LaPlace common stock and the Union Planters common stock they receive in the merger during the same quarterly period.

          LaPlace has also agreed that neither it nor any of its representatives will directly or indirectly solicit any proposal for the acquisition of LaPlace or, except to the extent necessary to comply with the fiduciary duties of LaPlace's board of directors as advised by its counsel, furnish any non-public information concerning LaPlace that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to, any proposal to acquire LaPlace.

          Union Planters and LaPlace have also agreed not to take any action that would (a) materially adversely affect their ability to obtain any consents required for the merger or prevent the merger from qualifying for pooling-of-interests accounting treatment or as a tax-free reorganization under the Internal Revenue Code (see "-- Certain Federal Income Tax Consequences of the Merger"), or (b) materially adversely affect their ability to perform their covenants and agreements under the Agreement.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

          The merger will not change the present management team or board of directors of Union Planters. Information concerning the management of Union Planters is included in the documents incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

          The current officers and directors of LaPlace's subsidiary bank may continue to serve in their respective capacities on behalf of Bank of LaPlace. Union Planters Holding Corporation, as the sole shareholder of Bank of LaPlace after the merger, may change the composition of the bank's board of directors. Union Planters currently expects that Bank of LaPlace will be merged into Union Planters Bank, National Association as soon as practicable after the merger becomes effective. At such time, executive officers of Bank of LaPlace could be offered positions as regional officers and directors of Bank of LaPlace could be offered positions as advisory directors of Union Planters Bank, National Association. For additional information regarding the interests of certain persons in the merger, see "-- Interests of Certain Persons in the Merger."

          Union Planters Holding Corporation will be the surviving corporation resulting from the merger and will continue to be governed by the laws of the State of Tennessee and operate in accordance with its charter and bylaws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

          GENERAL. LaPlace's Board of Directors and certain officers may have interests in the merger that differ from the interests of LaPlace shareholders generally. The LaPlace Board was aware of these interests and considered them in approving and recommending the merger.

          INDEMNIFICATION. The Agreement provides that Union Planters shall indemnify the former directors, officers, employees and agents of LaPlace and Bank of LaPlace against all claims to which they become subject arising out of actions or omissions occurring at or prior to the Effective Date of the merger, including the transactions contemplated by the Agreement to the full extent permitted by Tennessee law, Louisiana law, LaPlace's Articles of Incorporation and Bylaws, or any indemnity agreements previously entered into between LaPlace or Bank of LaPlace and any present or former director, officer, employee or agent of either of them.

          EMPLOYEE BENEFITS. The Agreement provides that, after the Effective Date of the merger, Union Planters will, subject to compliance with applicable legal and regulatory requirements, provide coverage for all employees of LaPlace and Bank of LaPlace under Union Planters' benefit plans for which they are eligible, as soon as practicable after the merger is completed. There will be no waiting period for coverage of participants under any health, group term life benefit plan, or 401(k) plan, and no employee will be denied benefits under any such plan for pre-existing conditions. All prior years of service of Bank of LaPlace employees will be counted for vesting and eligibility purposes under all applicable Union Planters employee benefit plans to the extent permitted by applicable law. Any Bank of LaPlace employee who, immediately prior to the Effective Date, is covered by or is a participant in a Bank of LaPlace employee benefit plan, shall on the Effective Date, be covered by or participate in the comparable Union Planters employee benefit plan if a comparable plan otherwise is maintained by Union Planters and if the eligibility requirements of the Union Planters plan are met.

          EMPLOYMENT AGREEMENTS. Thomas W. Smith, Jr., who is the President of LaPlace and Bank of LaPlace, and Patrick M. Guidry, who is the Secretary-Treasurer of LaPlace and the Executive Vice President and Cashier of Bank of LaPlace, currently have employment contracts (each, a "Prior Contract") with Bank of LaPlace that provide for certain payments (each, a "Change in Control Payment") to be made to them if they resign or are terminated without cause (as defined in the agreements) within thirty days following a change of control (such term, as defined in the agreements, includes the merger) of LaPlace.

            Messrs. Smith and Guidry each have agreed to terminate their respective Prior Contract and enter into a new employment agreement with Union Planters, effective upon completion of the merger. Under his new employment contract, which has a three-year term, Mr. Smith will, among other things, be entitled to receive an incentive bonus of $462,000 if he is still employed by Union Planters one year after the Effective Date of the merger. Mr. Guidry's new employment contract has a one-year term, and provides, among other things, that Mr. Guidry will be entitled to receive a $222,000 incentive bonus if he is still employed by Union Planters one year after the Effective Date of the merger. The dollar amount of these bonuses are approximately equal to the dollar amount of the Change in Control Payment each officer would have been entitled to receive under his Prior Contract if he resigned or was terminated within 30 days after completion of the merger. In the event Messrs. Smith's or Guidry's employment with Union Planters is terminated prior to the first anniversary of the Effective Date of the merger because of such officer's death, disability, resignation or termination for any reason other than such officer's conviction for (or entry of a guilty or nolo contendere plea with respect to) a felony, he will be entitled to receive a termination payment from Union Planters in an amount equal to the Change in Control Payment he would have been entitled to receive under his Prior Contract if he resigned or was terminated within thirty days after completion of the merger.

ACCOUNTING TREATMENT

            It is anticipated that the merger will be accounted for as a pooling-of-interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of LaPlace will be carried forward at their previously recorded amounts. Since LaPlace is not considered significant to Union Planters from a financial statement presentation standpoint, the operating results will be included in Union Planters' results from the Effective Time forward.

            In order for the merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding LaPlace common stock must be exchanged for Union Planters common stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the merger to qualify as a pooling-of-interests. Some of the criteria cannot be satisfied until after the merger becomes effective. In addition, it is a condition to closing the merger that PricewaterhouseCoopers, LLP deliver a letter to Union Planters to the effect the merger will qualify for pooling-of-interests accounting treatment.

            Certain conditions will be imposed on the exchange of LaPlace common stock for Union Planters common stock in the merger by affiliates of LaPlace. Certain restrictions will also be imposed on the transferability of the Union Planters common stock received by those affiliates in the merger. These conditions and restrictions will be imposed in order, among other things, to ensure the availability of pooling-of-interests accounting treatment. For information concerning these conditions and restrictions see "-- Resales of Union Planters Common Stock."

EXPENSES AND FEES

            Union Planters and LaPlace will each pay its own expenses in connection with the merger, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of Union Planters and LaPlace will bear and pay the filing fees and the printing and mailing costs in connection with the registration statement and this proxy statement-prospectus based on the relative asset sizes of Union Planters and LaPlace at December 31, 1997.

RESALES OF UNION PLANTERS COMMON STOCK

            Union Planters common stock to be issued to shareholders of LaPlace in the merger will be registered under the Securities Act of 1933, as amended (the "Securities Act"). All shares of Union Planters common stock received by shareholders of LaPlace in the merger will be freely transferable after the merger by those shareholders of LaPlace who are not considered to be "affiliates" of LaPlace or Union Planters. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with LaPlace or Union Planters at the time of the special meeting (generally, executive officers, directors, and 10% or greater shareholders).

            Rule 145 promulgated under the Securities Act of 1933, as amended, restricts the sale of Union Planters common stock received in the merger by affiliates of LaPlace and certain of their family members and related interests. Under the rule, during the one year after the merger becomes effective, affiliates of LaPlace or Union Planters may resell publicly the Union Planters common stock they receive in the merger within certain limitations as to the amount of Union Planters common stock they can sell in any three-month period and as to the manner of sale. After the one-year period, affiliates of LaPlace who are not affiliates of Union Planters may resell their shares without restriction. Union Planters must continue to satisfy its reporting requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act") in order for affiliates to resell, under Rule 145, shares of Union Planters common stock received in the merger. Affiliates also would be permitted to resell Union Planters common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an available exemption from the Securities Act of 1933, as amended, registration requirements. This proxy statement-prospectus does not cover any resales of Union Planters common stock received by persons who may be deemed to be affiliates of LaPlace or Union Planters.

            SEC guidelines regarding qualifying for the "pooling-of-interests" method of accounting also limit sales of shares of Union Planters and LaPlace by their affiliates in connection with the merger. SEC guidelines indicate that the "pooling-of-interests" method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning 30 days before the merger is consummated and ending when financial results covering at least 30 days of post-merger operations of the combined companies have been published.

            LaPlace has agreed to use its reasonable efforts to cause each person who may be deemed to be an affiliate of LaPlace to execute and deliver to Union Planters not later than 30 days prior to the effective time of the merger, an agreement intended to ensure compliance with the Securities Act of 1933, as amended, and to preserve the ability of the merger to be accounted for as a "pooling-of-interests." Each LaPlace affiliate must agree not to sell, pledge, transfer, or otherwise dispose of any LaPlace common stock held by the affiliate except as contemplated by the Agreement or the affiliate agreement. In addition, each LaPlace affiliate must agree not to sell, pledge, transfer or otherwise dispose of any Union Planters common stock received in the merger (1) except in compliance with the Securities Act of 1933, as amended, and the rules and regulations under the Securities Act of 1933, as amended, and (2) until such time as financial results covering 30 days of combined operations of Union Planters and LaPlace have been published. Prior to publication of such results, Union Planters will not transfer on its books any shares of Union Planters common stock received by an affiliate in the merger. The stock certificates representing Union Planters common stock issued to affiliates in the merger may bear a legend summarizing these restrictions on transfer. See "-- Conditions to Consummation of the Merger."

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         In the merger, shareholders of LaPlace will exchange their shares of LaPlace for shares of Union Planters. LaPlace is a Louisiana corporation governed by Louisiana law and LaPlace's articles of incorporation and bylaws. Union Planters is a Tennessee corporation governed by Tennessee law and Union Planters' charter and bylaws. There are significant differences between the rights of LaPlace shareholders and Union Planters' shareholders. The following is a summary of the principal differences between the current rights of LaPlace shareholders and those of Union Planters' shareholders.


         The following summary is not intended to be complete and is qualified in its entirety by reference to the Louisiana Business Corporation Law (the "Louisiana BCL") and the Tennessee Business Corporation Act as well as Union Planters' charter and bylaws and LaPlace's articles of incorporation and bylaws. Copies of the Union Planters charter and bylaws will be sent to holders of LaPlace common stock upon request. See "WHERE YOU CAN FIND MORE INFORMATION" on page 97.


ANTI-TAKEOVER PROVISIONS GENERALLY

         UNION PLANTERS. Union Planters' charter and bylaws contain certain provisions designed to assist the Union Planters board of directors in playing a role if any group or person attempts to acquire control of Union Planters so that the Union Planters board of directors can further protect the interests of Union Planters and its shareholders under the circumstances. These provisions may help the Union Planters board of directors determine that a sale of control is in the best interests of Union Planters' shareholders, or enhance the Union Planters board of directors' ability to maximize the value to be received by the shareholders upon a sale of control of Union Planters.

         Although Union Planters' management believes that these provisions are beneficial to Union Planters' shareholders, they also may tend to discourage some takeover bids. As a result, Union Planters' shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that these provisions discourage undesirable proposals, Union Planters may be able to avoid those expenditures of time and money.

         These provisions also may discourage open market purchases by a company that may desire to acquire Union Planters. Those purchases may increase the market price of Union Planters Common Stock temporarily, and enable shareholders to sell their shares at a price higher than that they might otherwise obtain. In addition, these provisions may decrease the market price of Union Planters Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The provisions also may make it more difficult and time consuming for a potential acquiror to obtain control of Union Planters through replacing the board of directors and management. Furthermore, the provisions may make it more difficult for Union Planters' shareholders to replace the board of directors or management, even if a majority of the shareholders believe that replacing the board of directors or management is in the best interests of Union Planters. Because of these factors, these provisions may tend to perpetuate the incumbent board of directors and management. For more information about these provisions, see "--Authorized Capital Stock," "--Amendment of Charter and Bylaws," "--Classified Board of Directors and Absence of Cumulative Voting," "--Director Removal," "--Limitations on Director Liability," "--Indemnification," "--Special meetings of Shareholders," "--Actions by Shareholders Without a Meeting," "--Shareholder Nominations and Proposals" and "--Business Combinations."


AUTHORIZED CAPITAL STOCK

         UNION PLANTERS. Union Planters is authorized to issue 300,000,000 shares of Union Planters Common Stock, of which 136,063,035 shares were issued and outstanding as of October 31, 1998, and 10,000,000 shares of no par value preferred stock, of which 968,865 shares of Series E preferred stock were issued and outstanding as of October 31, 1998. The Union Planters board of directors may authorize the issuance of additional shares of Union Planters Common Stock without further action by its shareholders, unless applicable laws or regulations or a stock exchange on which Union Planters' capital stock is listed requires shareholder action.

         Union Planters may issue, without a shareholder vote, shares of its preferred stock, in one or more classes or series, with voting, conversion, dividend, and liquidation rights as it specifies in its charter. The Union Planters board of directors may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of Union Planters capital stock, the voting powers, if any, of such series, and any other preferences, privileges, and powers of such series.

         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of Union Planters, holders of preferred stock will have priority over holders of Union Planters Common Stock.

         The authority to issue additional shares of Union Planters Common Stock or preferred stock provides Union Planters with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of Union Planters Common Stock and preferred stock may be issued from time to time for any corporate purpose, including, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. The shares could be used to dilute the stock ownership of persons seeking to obtain control of Union Planters. The sale of a substantial number of shares of voting stock to persons who have an understanding with Union Planters concerning the voting of such shares, or the distribution or declaration of a dividend of shares of voting stock (or the right to receive voting stock) to its shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Union Planters.

         Union Planters has a share purchase rights plan ("Preferred Share Rights Plan") and distributed a dividend of one preferred share unit purchase right ("Preferred Share Right") for each outstanding share of Union Planters Common Stock. Under the Plan, one Preferred Share Right is automatically distributed for each share of Union Planters Common Stock. The Preferred Share Rights may deter coercive takeover tactics and encourage persons interested in potentially acquiring control of Union Planters to treat each shareholder on a fair and equal basis. Each Preferred Share Right trades on the same basis with the share of Union Planters Common Stock to which it relates until the occurrence of certain events. Upon a potential change in control of Union Planters, the Preferred Share Rights would separate from Union Planters Common Stock and each holder of a Preferred Share Right (other than the potential acquiror) would be entitled to purchase equity securities of Union Planters at prices below their market value. Union Planters has authorized 750,000 shares of Series A preferred stock for issuance under the Preferred Share Rights Plan. No shares have been issued as of the date of this proxy statement-prospectus.

         LAPLACE. The authorized capital stock of LaPlace consists of 1,000,000 shares of LaPlace Common Stock, of which 145,732 shares were issued and outstanding on the Record Date, and 1,000,000 shares of LaPlace preferred stock, par value $1.00 per share, of which no shares were issued and outstanding on the Record Date. The LaPlace Board is authorized to issue the preferred stock in one or more series, and may fix and determine the relative rights and preferences of such series, except that all series of preferred stock must be identical except as to the rate of dividend; the price at, and terms and conditions on which, shares of preferred stock may be redeemed; the amount payable in the event of liquidation of LaPlace; sinking fund provisions; the terms and conditions on which shares may be converted, if any; and voting rights. The LaPlace board of directors is authorized to issue shares of its capital stock for lawful consideration from time to time without a shareholder vote.

AMENDMENT OF CHARTER AND BYLAWS

         UNION PLANTERS. Union Planters may amend its charter in any manner permitted by Tennessee law. The Tennessee Business Corporation Act provides that a corporation's charter may be amended by a majority of votes entitled to be cast on an amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders. Union Planters' charter requires a vote of two-thirds or more of the shares of capital stock entitled to vote in an election of directors to amend the articles of the charter governing directors and to remove a director from office, whether with or without cause. A two-thirds vote is also required to amend, alter, or repeal the article of the charter relating to business combinations.

         The Union Planters board of directors may adopt, amend, or repeal Union Planters' bylaws by a majority vote of the entire board of directors. The bylaws may also be amended or repealed by action of Union Planters' shareholders.

         LAPLACE. Except with respect to certain amendments relating to preferred stock, LaPlace may amend its articles by a vote of two-thirds of the LaPlace voting power present, in person or by proxy, at a shareholders meeting, the notice of which sets forth the proposed amendment or a summary of the changes to be made thereby. The LaPlace bylaws may be amended by the vote of a majority of a quorum of the LaPlace board, subject to the right of the shareholders to change or repeal any bylaws.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         UNION PLANTERS. The Union Planters charter provides that the Union Planters board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of Union Planters having a classified board of directors is that only approximately one-third of the members of the Union Planters board of directors are elected each year. As a result, two annual meetings are required for Union Planters' stockholders to change a majority of the members of the Union Planters board of directors.

         The purpose of dividing the Union Planters board of directors into classes is to facilitate continuity and stability of leadership of Union Planters by ensuring that experienced personnel familiar with Union Planters will be represented on the board of directors at all times, and to permit Union Planters' management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquirer could obtain working control of the Union Planters board of directors, this provision may discourage some potential mergers, tender offers, or takeover attempts.

         Pursuant to the Union Planters charter, each holder of Union Planters common stock is entitled to one vote for each share of Union Planters common stock held in the election of directors, and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a stockholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The stockholder has the right to distribute all of his or her votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate.

         Directors are elected by a plurality of the total votes cast by all stockholders. With cumulative voting, it may be possible for minority stockholders to obtain representation on the Union Planters board of directors. Without cumulative voting, the holders of more than 50% of the shares of Union Planters common stock generally have the ability to elect 100% of the Union Planters board of directors. As a result, the holders of the remaining Union Planters common stock effectively may not be able to elect any person to the Union Planters board of directors. The absence of cumulative voting thus could make it more difficult for a stockholder who acquires less than a majority of the shares of Union Planters common stock to obtain representation on the Union Planters board of directors.

         LAPLACE. LaPlace does not have a classified board of directors and does not permit its shareholders to cumulate votes for directors.

DIRECTOR REMOVAL

         UNION PLANTERS. Union Planters' charter provides that a director may be removed by the shareholders only if the shareholders holding at least two-thirds of the voting power entitled to vote generally in the election of directors vote for such removal. The purpose of this provision is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. This provision may have the effect of impeding efforts to gain control of the board of directors by anyone who obtains a controlling interest in Union Planters common stock.

         LAPLACE. The bylaws of LaPlace provide that the shareholders may call a meeting expressly for the purpose of removal of any director or the entire Board of Directors, with or without cause, by a majority of the shares then entitled to vote at an election of directors.

LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY

         UNION PLANTERS. Union Planters' charter does not address the issue of a director's or officer's liability to the corporation. Section 48-18-301 of the Tennessee Business Corporation Act provides that a director shall not be liable for any action, or failure to take action if he discharges his duties:

         (1)      in good faith;

         (2) with the care of an ordinary prudent person in a like position under similar circumstances; and

         (3) in a manner the director reasonably believes to be in the best interests of the corporation.

In discharging his duties, a director may rely on the information, opinions, reports, or statements, including financial statements, if prepared or presented by officers or employees of the corporation whom the director reasonably believes to be reliable. The director may also rely on such information prepared or presented by legal counsel, public accountants or other persons as to matters that the director reasonably believes are in the person's competence.

         LAPLACE. The LaPlace articles provide that no director or officer of LaPlace may be held personally liable to LaPlace or its shareholders for monetary damages for breach of his or her fiduciary duty as a director or officer, except for liability for: (i) breach of the director's or officer's duty of loyalty to LaPlace or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful dividends or certain other unlawful distributions and (iv) any transaction from which the director or officer derived an improper personal benefit. The provisions of the Louisiana BCL do not differ substantially from those of the Tennessee Business Corporation Act previously described.

INDEMNIFICATION

         UNION PLANTERS. Under the Tennessee Business Corporation Act, a corporation may indemnify any director against liability if the director:

         -        conducted himself or herself in good faith;

         - reasonably believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation;

         - reasonably believed, in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and

         - in the case of any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Unless limited by its charter, a Tennessee corporation must indemnify, against reasonable expenses incurred by him or her, a director who was wholly successful, on the merits or otherwise, in defending any proceeding to which he or she was a party because he or she is or was a director of the corporation. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding if three conditions are met:

         (1) First, the director must furnish the corporation a written affirmation of the director's good faith belief that he or she has met the standard of conduct as set forth above;

         (2) Second, the director must furnish the corporation a written undertaking by or on behalf of a director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses; and

         (3) Third, a determination must be made that the facts then known to those making the determination would not preclude indemnification.

         A director may apply for court-ordered indemnification under certain circumstances. Unless a corporation's charter provides otherwise,

         (1) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director;

         (2) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and

         (3) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors, or contract.

         Union Planters' charter and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by Tennessee law.

         LAPLACE. Louisiana law provisions regarding indemnification of a corporation's directors, officers, employees and agents are similar to the comparable provisions of Tennessee law discussed above, except that there is no specific provision for court-ordered indemnification. LaPlace's bylaws provide for indemnification of its directors and officers to the fullest extent permitted by applicable law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling Union Planters or LaPlace under the provisions described above, Union Planters and LaPlace have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

SPECIAL MEETING OF SHAREHOLDERS

         UNION PLANTERS. Special meetings of Union Planters' shareholders may be called for any purpose or purposes at any time by the Chairman of the Board, the President, the Secretary, or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

         LAPLACE. Under the LaPlace bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the President or the Board of Directors, and shall be called by the Secretary upon the written request of shareholder or shareholders holding in the aggregate not less than one-fifth of the total voting power of LaPlace.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         UNION PLANTERS. Union Planters' charter and bylaws do not address whether a shareholder may nominate members of the board of directors.

         Holders of Union Planters common stock are entitled to submit proposals to be presented at an annual meeting of Union Planters shareholders. Union Planters' bylaws provide that any proposal of a shareholder which is to be presented at any annual meeting of shareholders must be sent so it is be received by Union Planters not less than 120 days in advance of the anniversary date of the proxy statement issued in connection with the previous year's annual meeting.

         LAPLACE. LaPlace's articles and bylaws do not contain provisions regarding shareholder nominations for the board of directors or the submission of shareholder proposals at annual or special meetings.

BUSINESS COMBINATIONS

         UNION PLANTERS. Holders of two-thirds or more of the Union Planters Common Stock must approve a merger, consolidation, or a sale or lease of all or substantially all of the assets of Union Planters if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of Union Planters. A two-thirds vote is not required for any merger or consolidation of Union Planters with or into any corporation or entity if a majority of the outstanding shares of voting capital stock is owned by Union Planters.

         The requirement of a supermajority vote of shareholders to approve certain business transactions may discourage a change in control of Union Planters by allowing a minority of Union Planters' shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the board of directors could cause a two-thirds vote to be required to approve a transaction and thereby enable management to retain control over the affairs of Union Planters. The primary purpose of the supermajority vote requirement is to encourage negotiations with Union Planters' management by groups or corporations interested in acquiring control of Union Planters and to reduce the danger of a forced merger or sale of assets.

         As a Tennessee corporation, Union Planters is or could be subject to certain restrictions on business combinations under Tennessee law, including, but not limited to, combinations with interested shareholders. See the discussion in the following section entitled "-- Takeover Statutes".

         LAPLACE. The LaPlace articles do not contain provisions regarding voting requirements for business combinations. The Louisiana BCL states that mergers, consolidations and sales of all or substantially all of the assets of a Louisiana corporation must be approved by the shareholders by vote of at least two-thirds of the voting power present, or such larger or smaller vote (not less than a majority) of the voting power present or the total voting power as the corporation's articles may require. Under the Louisiana BCL, share exchanges require a similar shareholder vote by each class or series included in the exchange.

         As a Louisiana corporation, LaPlace is or could be subject to certain restrictions on business combinations under Louisiana law, including control share acquisitions. See the discussion in the following section under "--Takeover Statutes."

TAKEOVER STATUTES

         UNION PLANTERS. Tennessee has three anti-takeover acts which are applicable to Union Planters, the Tennessee Business Combination Act, the Tennessee Greenmail Act, and the Tennessee Investor Protection Act. The Tennessee Control Share Acquisition Act does not apply to Union Planters, because Union Planters' charter does not include a provision electing to be covered by that act.

         The Tennessee Business Combination Act. The Tennessee Business Combination Act generally prohibits a "business combination" by Union Planters or a subsidiary with an "interested shareholder" within five years after the shareholder becomes an interested shareholder. But Union Planters or a subsidiary can enter into a business combination within that period if, before the interested shareholder became such, the Union Planters board of directors approved:

         -        the business combination or

         - the transaction in which the interested shareholder became an interested shareholder.

After that five year moratorium, the business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders.

         For purposes of the Tennessee Business Combination Act, a "business combination" includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An "interested shareholder" is generally any person or entity that beneficially owns ten percent or more of the voting power of any outstanding class or series of Union Planters stock.

         Tennessee law also severely limits the extent to which Union Planters or any of its officers or directors could be held liable for resisting any business combination. Under the Tennessee Business Corporation Act, neither a Tennessee corporation having any stock registered or traded on a national securities exchange, nor any of its officers or directors, may be held liable for:

         - Failing to approve the acquisition of shares by an interested shareholder on or before the date the shareholders acquired such shares;

         - Seeking to enforce or implement the provisions of Tennessee law;

         - Failing to adopt or recommend any charter or by-law amendment or provision relating to such provisions of Tennessee law; or

         - Opposing any merger, exchange, tender offer, or significant asset sale because of a good faith belief that such transaction would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or any other relevant factor. But the officers and directors can only consider such factors if the corporation's charter permits the board to do so in connection with the transaction.

         The Tennessee Greenmail Act. The Tennessee Greenmail Act applies to a Tennessee corporation that has a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act. Under the Tennessee Greenmail Act, Union Planters may not purchase any of its shares at a price above the market value of such shares from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by Union Planters or Union Planters makes an offer, of at least equal value per share, to all shareholders of such class.

         The Tennessee Investor Protection Act. The Tennessee Investor Protection Act generally requires the registration, or an exemption from registration, before a person can make a tender offer for shares of a Tennessee corporation which, if successful, would result in the offer or beneficially owning more than 10% of any class. Registration requires the filing with the Tennessee Commissioner of Commerce and Insurance of a registration statement, a copy of which must be sent to the target company, and the public disclosure of the material terms of the proposed offer. Additional requirements are imposed under that act if the offer or beneficially owns 5% or more of any class of equity securities of the target company, any of which was purchased within one year prior to the proposed takeover offer. The Tennessee Investor Protection Act also prohibits fraudulent and deceptive practices in connection with takeover offers, and provides remedies for violations.

         The Tennessee Investor Protection Act does not apply to an offer involving a vote by holders of equity securities of the offered company, pursuant to its charter, on a merger, consolidation or sale of corporate assets in consideration of the issuance of securities of another corporation, or on a sale of its securities in exchange for cash or securities of another corporation. Also excepted from the Tennessee Investor Protection Act are tender offers which are open on substantially equal terms to all shareholders, are recommended by the board of directors of the target company and include full disclosure of all terms.

         The Tennessee Investor Protection Act applies to tender offers for corporations with substantial ties in Tennessee, including corporations incorporated in Tennessee or which have their principal offices in the state. The Sixth Circuit Court of Appeals has held that the application of this act, and Tennessee's other takeover statutes, to a target company that wasn't organized under Tennessee law is unconstitutional. Tyson Foods, Inc. v. McReynolds, 865 F.2d 99 (6th Cir. 1989).

         The acts described above, along with the provisions of Union Planters' charter regarding business combinations, might be deemed to make Union Planters less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66-2/3% of the outstanding shares of Union Planters common stock, the acquiror would not thereby obtain the ability to replace a majority of the Union Planters board of directors until at least the second annual meeting of shareholders following the acquisition. Furthermore the acquiror would not obtain the ability immediately to effect a merger, consolidation, or other similar business combination unless the described conditions were met.

         As a result, Union Planters' shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for Union Planters' shareholders to replace the Union Planters board of directors or management, even if the holders of a majority of the Union Planters common stock should believe that such replacement is in the interests of Union Planters. As a result, such provisions may tend to perpetuate the incumbent Union Planters board of directors and management.

         LAPLACE. Louisiana has one anti-takeover act which applies to LaPlace -- Louisiana's control share acquisition statute.

         The control share acquisition statute, sections 135 through 140.2 of the Louisiana BCL, applies to "issuing public corporations," as defined in the statute. LaPlace is an issuing public corporation because (1) it has 100 or more shareholders; (2) it has its principal place of business, principal office, or substantial assets in Louisiana; and (3) more than 10% of its shareholders are Louisiana residents or more than 10% of its shares are held by Louisiana residents. The statute generally provides that, when a person acquires shares of an issuing public corporation that, together with shares already owned, give such person ownership of one-fifth to one-third, one-third to one-half, or more than one-half of the oustanding voting securities of such corporation, the acquired shares, and any others acquired in the past ninety days (collectively known as "control shares"), lose their voting rights.

         This voting power may be restored, however, in whole or in part, by a vote of all shares other than Interested Shares (as defined below) at a meeting called for the purpose of considering the voting power to be granted to the acquiror's control shares. Interested Shares include all shares as to which the acquiror, any officer of the issuing public corporation, and any director of the issuing public corporation who is also an employee of the issuing public corporation, may exercise or direct the exercise of voting power. If a meeting of shareholders is held to consider the voting rights to be granted to an acquiror's control shares and the shareholders do not vote to restore voting rights to such shares, the issuing public corporation may have the right to redeem the shares held by the acquiror for their fair market value. If such a meeting is held and the shareholders vote to restore full voting rights to the acquiror's control shares, all shareholders of the issuing public corporation voting against the restoration of such voting rights gain dissenters' rights if the acquiror, following the control share acquisition, owns a majority of the issuing public corporation's voting shares.

         The control share acquisition statute does not apply to all acquisitions of control shares. For example, the statute does not apply to acquisitions by employee benefit plans or related trusts of the issuing public corporation, or acquisitions pursuant to (i) succession law, (ii) the satisfaction of a pledge or other security interest created in good faith and not for the purpose of circumventing the statute, or (iii) a merger, consolidation or share exchange effected under the Louisiana BCL if the issuing public corporation, or a wholly-owned subsidiary of such corporation, is a party to the agreement of merger or consolidation or plan of exchange.

DISSENTERS' RIGHTS OF APPRAISAL

         UNION PLANTERS. Under the Tennessee Business Corporation Act, a shareholder is generally entitled to dissent from a corporate action and obtain payment of the fair value of his shares in certain events. These events generally include:

         (1) mergers, share exchanges and sales of substantially all of the corporation's assets other than in the usual and regular course of business, if the shareholder is entitled to vote on the transaction;

         (2) certain types of amendments of the corporation's charter that materially and adversely affects a shareholder's rights; or

         (3) other corporate actions taken pursuant to a shareholder vote, to the extent the charter, bylaws, or a resolution of the board of directors provide for dissenters' rights. Union Planters' charter and bylaws do not provide for any such additional dissenters' rights.

Under the Tennessee Business Corporation Act, a shareholder will not have the right to dissent as to any shares which are listed on a national securities exchange registered under Section 6 of the Exchange Act or are national market system securities under the Exchange Act rules. Union Planters common stock is currently listed on the NYSE. Accordingly, shareholders of Union Planters will NOT be able to assert dissenters' rights with respect to their shares of Union Planters common stock even if Union Planters were to engage in one of the actions listed above.


         LAPLACE. Shareholders of a Louisiana corporation are entitled to dissenters' rights under Louisiana law in the event of certain mergers, consolidations, share exchanges, or sale, lease or exchange of all of its assets, where such transaction is approved by a vote of less than eighty percent of the corporation's total voting power. A copy of Louisiana BCL ss. 131, which governs dissenters' rights under Louisiana law, is attached to this proxy statement-prospectus as Appendix E. A discussion of such section follows.

         Under Section 131 of the Louisiana BCL, any holder of record of shares of LaPlace Common Stock who files a written objection to the merger prior to or at the Special meeting at which the vote on the merger is taken, and who votes against the merger, may demand in writing to be paid in cash the fair cash value of such shares, as of the day before the Special meeting, as determined by agreement between the shareholder and Union Planters Holding Corporation or by a state district court in St. John the Baptist Parish, Louisiana, if the shareholder and Union Planters Holding Corporation are unable to agree upon the fair cash value ("Dissenters' Rights"). IF THE MERGER AGREEMENT IS APPROVED BY EIGHTY PERCENT (80%) OR MORE OF THE OUTSTANDING SHARES OF LAPLACE COMMON STOCK,
SECTION 131 OF THE LOUISIANA BCL PROVIDES THAT NO LAPLACE SHAREHOLDER WILL HAVE DISSENTERS' RIGHTS. A person who is a beneficial owner, but not a registered owner, of shares of LaPlace Common Stock who wishes to exercise the rights of a dissenting shareholder under the Louisiana BCL cannot do so in his own name and should have the record ownership of the shares transferred to his or her name or instruct the record owner thereof to take all required action to comply on his behalf with the procedures under Section 131 of the Louisiana BCL.

         Any shareholder of record contemplating exercising Dissenters' Rights is urged to review carefully the provisions of Section 131 of the Louisiana BCL, particularly the procedural steps required to perfect Dissenters' Rights thereunder. DISSENTERS' RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF
SECTION 131 ARE NOT FULLY SATISFIED.


         Set forth below is a summary of the procedures relating to the exercise of Dissenters' Rights. The following summary does not purport to be a complete statement of the provisions of Section 131 of the Louisiana BCL and is qualified in its entirety by reference to Appendix E hereto and to any amendments to such sections as may be adopted after the date of this proxy statement-prospectus.


         FILING WRITTEN OBJECTION AND VOTE AGAINST THE MERGER. To exercise the right of dissent, a shareholder (each a "Dissenter") must (i) deliver to LaPlace a written objection to the Agreement and Plan of Merger prior to or at the Special meeting AND ALSO (ii) vote the shares of LaPlace Common Stock held by him (in person or by proxy) against the Agreement and Plan of Merger at the Special meeting. Neither a vote against the Agreement and Plan of Merger nor a specification in a proxy to vote against the Agreement and Plan of Merger will in and of itself constitute the necessary written objection to the Agreement and Plan of Merger. Moreover, by voting in favor of, or abstaining from voting on, the Agreement and Plan of Merger, or by returning the enclosed proxy without instructing the proxy holders to vote against the Agreement and Plan of Merger, a shareholder waives his or her rights under Section 131 of the Louisiana BCL.

         NOTICE OF THE EFFECTIVE DATE. If the Agreement and Plan of Merger are approved by less than eighty percent (80%) of the outstanding shares of LaPlace Common Stock, then, promptly after the Effective Date, notice will be given to each Dissenter that the merger has become effective. The notice shall be sent by registered mail addressed to the Dissenter at such Dissenter's last address on LaPlace's records immediately prior to the Effective Date.

         WRITTEN DEMAND. Within twenty (20) days after the mailing of such notice, a Dissenter must file with Union Planters Holding Corporation a demand in writing (the "Demand") for payment of the fair cash value of such Dissenter's shares as of the day prior to the Special meeting, stating the amount demanded and a post office address to which Union Planters Holding Corporation may reply. Simultaneously with the filing of the Demand, the Dissenter shall also deposit the certificate(s) representing his shares of LaPlace Common Stock (duly endorsed and transferred to Union Planters Holding Corporation upon the sole condition that the certificate(s) will be delivered to Union Planters Holding Corporation upon payment of the value of the shares in accordance with Section 131 of the Louisiana BCL) in escrow with a chartered bank or trust company located in St. John the Baptist Parish, Louisiana (the "Escrow Bank"). Along with the Demand, the Dissenter shall deliver to Union Planters Holding Corporation a written acknowledgment of the Escrow Bank that it holds such certificate(s), endorsed as specified above.

         A Dissenter who fails to satisfy any of the foregoing conditions within the proper time periods will conclusively be presumed to have acquiesced to the merger and will forfeit any right to seek payment pursuant to Section 131 of the Louisiana BCL.

         APPRAISAL. If Union Planters Holding Corporation does not agree to the amount demanded by the Dissenter, or does not agree that any payment is due, it will within twenty (20) days after receipt of such Demand and acknowledgment, notify such Dissenter in writing of either (i) the value it will agree to pay, or (ii) its belief that no payment is due. If the Dissenter does not agree to accept the offered amount, or disagrees with Union Planters Holding Corporation's assertion that no payment is due, he must within sixty (60) days after the receipt of such notice file suit against Union Planters Holding Corporation in state court in St. John the Baptist Parish, Louisiana for a judicial determination of the fair cash value of his shares. Any Dissenter who is entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against Union Planters Holding Corporation by another former shareholder of LaPlace for a judicial determination of the fair cash value of such other shareholder's shares. If a Dissenter fails to bring or to intervene in such a suit within the applicable sixty-day period, the Dissenter will be deemed to have consented to accept either Union Planters Holding Corporation's statement that no payment is due or, if Union Planters Holding Corporation does not contend that no payment is due, to accept the value of his shares specified by Union Planters Holding Corporation in its notice of disagreement (the "Notice of Disagreement").

         Shareholders considering exercising Dissenters' Rights should bear in mind that the fair cash value of their shares determined under Section 131 of the Louisiana BCL could be more than, the same as or less than the consideration they would otherwise receive pursuant to the Agreement and related Plan of Merger if they do not seek such rights, and that opinions of financial advisors as to fairness are not opinions as to fair cash value under
Section 131 of the Louisiana BCL.

         Any Dissenter who has duly filed a Demand in compliance with Section 131 of the Louisiana BCL will, after filing the Demand, cease to have any of the rights of a shareholder, except those rights generally provided to Dissenters under Section 131 of the Louisiana BCL.

         A Dissenter has the right to voluntarily withdraw his or her Demand and to accept the terms offered in the Agreement and related Plan of Merger at any time before Union Planters Holding Corporation gives its Notice of Disagreement, but thereafter the Dissenter may withdraw his or her Demand only with the consent of Union Planters Holding Corporation. If a Demand is properly withdrawn, or the Dissenter otherwise loses his Dissenters' Rights, the Dissenter shall only be entitled to receive the consideration offered pursuant to the Agreement and related Plan of Merger.

         PAYMENT AND COSTS. If upon the filing of a suit or intervention against Union Planters Holding Corporation by a Dissenter pursuant to Section 131 of the Louisiana BCL, Union Planters Holding Corporation deposits with the court the amount, if any, which it specified in its Notice of Disagreement, and if in that notice Union Planters Holding Corporation offered to pay such amount to the Dissenter on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the Dissenter if the amount finally awarded to the Dissenter, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be assessed against Union Planters Holding Corporation.

         NOTICES. Prior to the Effective Date, dissenting shareholders of LaPlace should send any communications regarding their rights to Patrick M. Guidry, Secretary-Treasurer, LaPlace Bancshares, Inc., 110 Belle Terre Blvd., LaPlace, Louisiana 70068-3340. On or after the Effective Date, dissenting shareholders should send any communications regarding their rights to E. James House, Jr., Secretary, Union Planters Holding Corporation, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his or her shares are registered on the books of LaPlace. UNION PLANTERS HAS THE RIGHT TO TERMINATE THE AGREEMENT AND PLAN OF MERGER IF THE NUMBER OF SHARES OF LAPLACE COMMON STOCK AS TO WHICH HOLDERS THEREOF ARE LEGALLY ENTITLED TO ASSERT DISSENTERS' RIGHTS EXCEEDS TEN PERCENT (10%) OF THE OUTSTANDING SHARES OF LAPLACE COMMON STOCK.

ANY LAPLACE SHAREHOLDER WHO DESIRES TO EXERCISE DISSENTERS' RIGHTS SHOULD CAREFULLY REVIEW THE LOUISIANA BCL AND IS URGED TO CONSULT HIS LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         UNION PLANTERS. The Tennessee Business Corporation Act provides that a shareholder of a Tennessee corporation may inspect and copy books and records of the corporation during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the stockholder desires to inspect.

         LAPLACE. The Louisiana BCL states that a shareholder, other than a business competitor, who is and has been the owner of record of at least five percent of the outstanding shares of any class of stock of a Louisiana corporation for at least six months may inspect the records and accounts of the corporation, and make extracts thereof. A shareholder who is a business competitor may only examine the books and records of a Louisiana corporation if he is and has been the owner of record for at least six months of at least 25% of all outstanding shares of the corporation's stock. In either case, the inspection must be at a reasonable time, for a proper and reasonable purpose, and upon at least five days' written notice to the corporation.

DIVIDENDS

         UNION PLANTERS. Union Planters' ability to pay dividends on its common stock is governed by Tennessee corporate law. Under Tennessee corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

         There are various statutory limitations on the ability of the Union Planters' banking subsidiaries to pay dividends to Union Planters. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

         LAPLACE. LaPlace may pay dividends out of its surplus, unless it is insolvent or the dividend payment would render it insolvent. In the absence of surplus, it may pay dividends out of its net profits for the current year or previous year or both, unless (i) its assets are, or would upon payment of the dividend be, exceeded by its liabilities or (ii) its net assets are below or the dividend would reduce its net assets below the aggregate amount payable on liquidation based upon the issued shares, if any, which have a preferential right to participate in the corporation's assets in the event of liquidation.

         Substantially all of the funds available to LaPlace to pay dividends to its shareholders are derived from dividends paid to it by Bank of LaPlace, which are subject to certain legal restrictions. See "BUSINESS OF LAPLACE - Market Prices and Dividends" and "CERTAIN REGULATORY CONSIDERATIONS - Payment of Dividends."


                    COMPARATIVE MARKET PRICES AND DIVIDENDS

         Union Planters common stock is traded on the NYSE under the symbol "UPC". LaPlace common stock is not traded on any exchange or in any other established market. There are no bid or asked prices available for LaPlace Common Stock. The following table sets forth, for the indicated periods, the high and low closing sale prices for the Union Planters common stock as reported by the NYSE and the cash dividends declared per share on Union Planters Common Stock. The stock prices and dividend amounts have been restated to give effect to stock splits and stock dividends. The stock prices do not include retail mark-ups, mark-downs or commissions.

                                                                                  UNION PLANTERS
                                                             -----------------------------------------------------
                                                                                                    Cash Dividends
                                                                                                    --------------
                                                                    Price Range                      Declared Per
                                                             -------------------------               ------------
                                                                High            Low                     Share
                                                                ----            ---                     -----

                       1996
                          First Quarter                         $31.75          $29.00                     $  .27
                          Second Quarter                         31.25           29.63                        .27
                          Third Quarter                          36.25           28.63                        .27
                          Fourth Quarter                         41.38           34.63                        .27
                                                                                                           ------
                                Total                                                                      $ 1.08
                                                                                                           ======

                       1997
                          First Quarter                         $47.75          $38.38                     $ .320
                          Second Quarter                         52.13           41.25                       .375
                          Third Quarter                          56.50           49.25                       .400
                          Fourth Quarter                         67.88           57.00                       .400
                                                                                                           ------
                                Total                                                                      $1.495
                                                                                                           ======

                       1998
                          First Quarter                         $67.31          $58.38                     $  .50
                          Second Quarter                         62.56           53.94                        .50
                          Third Quarter                          61.94           40.25                        .50
                          Fourth Quarter (through
                            November, 1998)                                                                   .50
                                                                ------          ------                     ------

                                Total                                                                      $ 2.00
                                                                                                           ======

         On November 27, 1998, the last sale prices of Union Planters Common Stock as reported on the NYSE was $48.9375 per share. On July 6, 1998, the last business day prior to public announcement of the proposed merger, the last sale price of the Union Planters Common Stock as reported by the NYSE was $59.25.


         LaPlace has paid dividends of $1.00 per share for the years ended 1996 and 1997 and has paid dividends of $.75 per share through the three quarters ended September 30, 1998.

         The holders of Union Planters Common Stock are entitled to receive dividends when and if declared by the board of directors out of funds legally available for the payment of such dividends. Although Union Planters currently intends to continue to pay quarterly cash dividends on the Union Planters Common Stock, there is no assurance that Union Planters' dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the board of directors' consideration of other relevant factors. The Agreement provides that LaPlace may not declare and pay cash dividends, other than regular quarterly cash dividends, on the shares of LaPlace Common Stock, without the consent of Union Planters.

         Union Planters and LaPlace are each legal entities separate and distinct from their subsidiaries and their revenues depend in significant part on the payment of dividends from their subsidiary depository institutions. Union Planters' and LaPlace's subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."


                              BUSINESS OF LAPLACE

DESCRIPTION OF THE BUSINESS

         LaPlace, a Louisiana corporation and a registered bank holding company under the Federal Bank Holding Company Act of 1956 (the "BHC Act"), was incorporated in 1982 to acquire the outstanding stock of Bank of LaPlace. LaPlace has no other subsidiaries. At September 30, 1998, LaPlace had total consolidated assets of approximately $67.7 million and total consolidated shareholders' equity of approximately $8.3 million. LaPlace's principal executive office is located at 110 Belle Terre Drive, LaPlace, Louisiana 70068-3340, and its
telephone number is (504) 652-2200.

         Bank of LaPlace was organized as a Louisiana state bank in 1980. Bank of LaPlace provides full-service consumer and commercial banking services in St. John the Baptist Parish in the State of Louisiana, through its main banking office at 110 Belle Terre Drive, PaPlace, Louisiana. Deposits of Bank of LaPlace are insured by the Federal Deposit Insurance Corporation ("FDIC") up to applicable legal limits. Bank of LaPlace offers an array of deposit services, including demand accounts, NOW accounts, certificates of deposit, and money market accounts, and provides safe deposit boxes, night depository, individual retirement accounts, and electronic and drive-in banking services. Bank of LaPlace's lending activities consist principally of real estate, consumer and commercial loans. At September 30, 1998, Bank of LaPlace had total deposits of approximately $55.6 million and total loans of approximately $46.4 million.


         Bank of LaPlace's deposits and loans represent a cross-section of the area's economy and there is no material concentration of deposits from any single customer or group of customers. A concentration is defined as amounts loaned to a multiple number of borrowers engaged in similar activities, which could cause them to be similarly impacted by economic or other conditions, where the amount exceeds 10% of total loans. Bank of LaPlace's loan portfolio contains a concentration of loans to the real estate construction industry. At September 30, 1998, Bank of LaPlace had outstanding approximately $8.6 million of loans to borrowers in such industry, which represented approximately 18.5% of total outstanding loans on that date. A significant portion of Bank of LaPlace's loans are secured by mortgages on residential real estate located in St. John the Baptist Parish, and may be susceptible to changes in local market conditions.


PROPERTY

         The executive offices of LaPlace and Bank of LaPlace, located at 110 Belle Terre Drive, LaPlace, Louisiana are owned by LaPlace and are not subject to mortgage. Bank of LaPlace leases approximately 22,021 square feet of office space from LaPlace under a lease that expires in June 2004, subject to one option to renew the lease for an additional ten-year term. A law firm that provides professional services to Bank of LaPlace subleases 1,800 square feet of this office space on a month-to-month basis under the terms of a lease that expired in August 1995.

EMPLOYEES

         LaPlace has approximately 33 full-time and five part-time employees and considers its relationship with its employees to be good. None of LaPlace's employees are subject to a collective bargaining agreement.

COMPETITION

         LaPlace's general market area consists of St. John the Baptist Parish in the State of Louisiana. This parish has an approximate population of 42,000 and contains five banks and two credit unions. As of June 30, 1997, the most recent date for which information was available,

Bank of LaPlace was the second largest bank operating in St. John the Baptist Parish, with approximately 20.4% of bank deposits. Hibernia National Bank and First National Bank of Commerce, the largest and third largest banks with offices in St. John the Baptist Parish, held approximately 58% and 18.1% of parish bank deposits, respectively. The Bank experiences substantial competition in attracting and retaining deposits and making loans.

         The primary factors in competing for deposits are interest rates, the quality and range of financial services offered, convenience of office locations and office hours. Competition for loan customers is generally a function of interest rates, loan origination fees and other charges, restrictive covenant and compensating balances and other services offered. LaPlace competes with numerous other commercial banks, savings associations and credit unions for customer deposits, as well as with a broad range of financial institutions in consumer and commercial lending activities. In addition to banks and savings associations, other businesses in the financial services industry compete with LaPlace for retail and commercial deposit funds and for retail and commercial loan business.

         Competition for loans and deposits is intense among the financial institutions in the area. Several holding companies with greater resources than LaPlace have established one or more branches in LaPlace's market area. The size of these institutions allows certain economies of scale that permit their operation on a narrower profit margin than would be appropriate for LaPlace.

MARKET PRICES AND DIVIDENDS

         MARKET PRICES. LaPlace Common Stock is not traded on any exchange or in any other established public trading market. There are no bid or asked prices available for LaPlace Common Stock.


         At November 16, 1998, there were 294 shareholders of LaPlace.


         CASH DIVIDENDS. LaPlace paid cash dividends of $1.00 per share in each of 1997 and 1996, and did not pay cash dividends in 1995. The Merger Agreement provides that LaPlace may not declare and pay cash dividends on LaPlace Common Stock, other than regular cash dividends of up to $.25 per share during 1998 and $.75 per share during 1999, prior to the Effective Time or the termination of the Merger Agreement, without the consent of Union Planters.

         LaPlace may pay dividends out of its surplus, unless it is insolvent or the dividend payment would render it insolvent. In the absence of surplus, it may pay dividends out of its net profits for the current year or previous year or both, unless (i) its assets are, or would upon payment of the dividend be, exceeded by its liabilities or (ii) its net assets are below or the dividend would reduce its net assets below the aggregate amount payable on liquidation based upon the issued shares, if any, which have a preferential right to participate in the corporation's assets in the event of liquidation.

         Substantially all of the funds available to LaPlace to pay dividends to its shareholders are derived from dividends paid to it by Bank of LaPlace, which are subject to certain legal restrictions. With respect to Bank of LaPlace, the prior approval of the Louisiana Commissioner of Financial Institutions (the "Commissioner") is required if the total of all dividends declared in any one year will exceed the sum of its net profits of that year and net profits of the immediately preceding year. Additionally, dividends may not be declared or paid by a Louisiana state bank unless the bank has unimpaired surplus equal to 50% of the outstanding capital stock of the bank, and no dividend payment may reduce the bank's unimpaired surplus below 50%. At September 30, 1998, Bank of LaPlace had approximately $1,923,000 available for the payment of dividends to LaPlace without prior approval of the Commissioner.

LEGAL PROCEEDINGS

         LaPlace and Bank of LaPlace normally are parties to and have pending routine litigation arising from their regular business activities of furnishing financial services, including providing credit and collecting secured and unsecured indebtedness. In some instances, such litigation involves claims or counterclaims against LaPlace and Bank of LaPlace, or either of them.

         On March 22, 1998, Robert J. Guidry ("R. Guidry") filed a petition in the Civil District Court of Orleans Parish, Louisiana against Bank of LaPlace and First National Bank of Commerce ("FNBC"). The petition sought to nullify a January 1996 reversal by the Louisiana Fourth Circuit Court of Appeal of a 1994 judgment against Bank of LaPlace, FNBC and Patrick M. Guidry, an officer and director of LaPlace and Bank of LaPlace. In the 1994 judgment, Bank of LaPlace and Patrick Guidry were, collectively, found liable by the trial court for 15% of a $4,540,000 judgment, or $681,000. After an appeal by all parties, with R. Guidry seeking to have the judgment increased and Bank of LaPlace and Patrick Guidry seeking to have it set aside, the judgment was reversed and rendered in favor of Bank of LaPlace and Patrick Guidry by the Louisiana Fourth Circuit Court of Appeal. The nullity petition sought to have the judgment of the Court of Appeal nullified, and the original appeal reinstated, under Article 2004 of the Louisiana Code of Civil Procedure, which allows for nullification of judgments obtained by fraud or ill practices. The petition also alleged violations of due process under the federal and state constitutions. Factually,
R. Guidry contends that there was an appearance of partiality because the family of the son-in-law of one of the members of the three-judge appellate panel is a shareholder in FNBC's holding company and because the same member of the appellate panel has substantial loans from FNBC. Bank of LaPlace filed an exception of no cause of action in response to the nullity petition. After a hearing on June 19, 1998, the trial court granted Bank of LaPlace's exception and dismissed the suit against both Bank of LaPlace and FNBC. R. Guidry has appealed the dismissal of his nullity action. Bank of LaPlace intends to vigorously defend this matter.

         Except as set forth above, as of September 30, 1998, LaPlace and Bank of LaPlace did not have any litigation pending other than ordinary routine litigation incidental to their business that was not material in amount in respect of LaPlace's consolidated assets.

           SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

OWNERSHIP OF PRINCIPAL SHAREHOLDERS

            The following table sets forth, as of the Record Date, certain information concerning each person known by LaPlace to be the beneficial owner of more than five percent of the outstanding LaPlace Common Stock, LaPlace's only class of voting securities.



                                               Number of
    Name and Address                          Shares Owned               Percentage
    of Beneficial Owner                       Beneficially(1)             of Class
    -------------------                       ---------------            ----------
S. J. St. Martin, M.D                            17,368                    11.92%
P.O. Box 548
LaPlace, Louisiana 70068

Patrick Guidry                                   10,594(2)                  7.27%
513 Mimosa Street
LaPlace, Louisiana 70068

Thomas W. Smith, Jr                              10,244                     7.03%
2385 Country Club Drive
LaPlace, Louisiana 70068

NTM Limited                                      10,000                     6.86%
P.O. Box 339
Lutcher, Louisiana 70071

Joseph Accardo, Jr                                9,716(3)                  6.67%
52 Holly Drive
LaPlace, Louisiana 70068

-----------------


(1) Except as otherwise noted, the shareholders listed possess sole voting and investment power, subject to applicable community property laws.

(2) Includes 1,250 shares held of record by Mr. Guidry, 1,250 shares held of record by Barbara Guidry, Mr. Guidry's wife, 7,994 shares held of record by Mr. and Mrs. Guidry and 100 shares held of record by Mr. Guidry as custodian for Jane Guidry.

(3) Includes 8,746 shares held of record by Mr. Accardo and 972 shares held of record by Catherine Accardo, Mr. Accardo's wife, as custodian for Justin
      M. Accardo.

OWNERSHIP OF MANAGEMENT

            The following table sets forth, as of the Record Date, certain information with respect to the beneficial ownership of the outstanding shares of LaPlace Common Stock by: (i) each director of LaPlace; (ii) the Chief Executive Officer of LaPlace (who is also a director); (iii) each executive officer of LaPlace whose total annual salary and bonus exceeds $100,000; and
(iv) all directors and executive officers of LaPlace as a group.




                                                        Number of
                                                        Shares Owned             Percentage
         Name of Beneficial Owner                      Beneficially(1)           of Class
         ------------------------                      ---------------           --------
         Joseph Accardo, Jr                                9,718(2)                 6.67%
         Samuel J. Accardo, Jr                             2,432                    1.67%
         Patrick Guidry                                   10,594(3)                 7.27%
         Jack V. Harvey                                    3,706                    2.54%
         Emile D. Hotard, Jr                               2,000                    1.37%
         Thomas W. Smith, Jr                              10,244                    7.03%
         S.J. St. Martin, M.D                             17,368                   11.92%
         Thomas R. St. Martin                              2,000                    1.37%
         All Directors and                                58,062                   39.84%
           Executive Officers as a
           Group  (8 persons)

-----------------

(1) Except as otherwise noted, the shareholders listed possess sole voting and investment power, subject to applicable community property laws.

(2) Includes 8,746 shares held of record by Mr. Accardo and 972 shares held of record by Catherine Accardo, Mr. Accardo's wife, as custodian for Justin
      M. Accardo.

(3) Includes 1,250 shares held of record by Mr. Guidry, 1,250 shares held of record by Barbara Guidry, Mr. Guidry's wife, 7,994 shares held of record by Mr. and Mrs. Guidry and 100 shares held of record by Mr. Guidry as custodian for Jane Guidry.

                LAPLACE BANCSHARES, INC. MANAGEMENT'S DISCUSSION
                       AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

OVERVIEW

          LaPlace reported net income of $980,000 for the nine months ended September 30, 1998, which represents an 8.5% increase from the net income of $903,000 for the comparable period in 1997. Net income per share was $6.73 for the nine months ended September 30, 1998 and $6.20 for the same period in 1997. LaPlace's net income for 1997 was $1,197,000, a 5.1% increase from 1996 net income of $1,139,000. Net income per share was $8.22 in 1997 and $7.82 in 1996.

          The improvements in net income between the first nine months of 1998 and the first nine months of 1997, and over the two years ended December 31, 1997, were principally attributable to increases in average earning assets, improved net interest margin, and changes in the mix of earning assets.

          Net interest income during the first nine months of 1998 increased $117,000 to $2,506,000, which represents a 4.9% increase over the same period of 1997. Net interest income in 1997 increased 13.0% from 1996, from $2,828,000 to $3,195,000. The primary reasons for the increase from the first nine months of 1997 to the comparable period in 1998 were increases in average earning assets and improved net interest margin. The increase from 1996 to 1997 is principally attributable to volume change, although improved yields on earning assets and changes in the mix of earning assets also contributed favorably.

          At September 30, 1998, LaPlace had total assets and deposits of $67,749,000 and $55,628,000, respectively. Although total assets were approximately the same as were reported at December 31, 1997, total deposits increased 5.54% from amounts reported at December 31, 1997. Loans, net of the reserve for possible loan losses, were $45,800,000 at September 30, 1998, an increase of 3.9% from the amount reported at the end of 1997.

          The following table sets forth certain information regarding LaPlace's results of operations for the periods indicated.


                                          NINE MONTHS ENDED             YEAR ENDED
                                            SEPTEMBER 30,               DECEMBER 31,
                                      ----------------------     -----------------------
                                         1998          1997         1997          1996
                                      ----------   ---------     --------    -----------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income per share *                $    6.73    $    6.20    $    8.22    $    7.82
Return on average assets                   1.92%        1.90%        1.86%        1.93%
Return on average equity                  16.25%       19.27%       17.36%       19.43%
Average equity to average assets          11.84%        9.87%       10.72%        9.93%
Dividend pay-out ratio                    11.15%       12.10%       12.17%       12.79%


--------------------------------
* Per share data are based upon a weighted average number of shares outstanding of 145,732 shares for all periods indicated.

A more detailed review of LaPlace's financial condition and results of operations for the years ended December 31, 1997 and 1996 and the nine months ended September 30, 1998 and 1997 follows. This discussion and analysis should be read in conjunction with LaPlace's financial statements and the notes thereto appearing elsewhere in this Proxy Statement/Prospectus.




RESULTS OF OPERATIONS

            NET INTEREST INCOME. The principal component of LaPlace's net earnings is net interest income, which is the difference between interest and fees earned on interest-earning assets and interest paid on deposits and borrowed funds. Net interest income, when expressed as a percentage of total average interest-earning assets, is referred to as net interest margin. Net interest income for the nine months ended September 30, 1998 increased to $2,506,000 from $2,389,000 recorded for the comparable period in 1997, an increase of 4.9%. 1997 net interest income of $3,195,000 represents an increase of $367,000, or 13.0%, from net interest income of $2,828,000 reported for the year ended December 31, 1996. The improvements over these periods were primarily the result of increases in average earning assets, improved net interest margin, and changes in the mix of earning assets.

            Average interest-earning assets were $63,364,000 for the nine months ended September 30, 1998, $59,677,000 for the year ended December 31, 1997 and $54,494,000 for the year ended December 31, 1996. Interest-earning assets were up significantly in 1998 due to strong loan demand. Average loans, the Company's highest yielding asset, rose 25.7% from 1996 to 1997 and 14.8% from the year ended December 31, 1997 to the nine months ended September 30, 1998. Net interest margin decreased 8 basis points to 5.27% for the nine months ended September 30, 1998 from 5.35% recorded for 1997. 1997 net interest margin represented a 16 basis point increase from 1996 net interest margin of 5.19%.

            LaPlace's net interest income is affected by the change in the amount and mix of interest-earning assets and interest-bearing liabilities, and by changes in yields earned on assets and rates paid on deposits and other borrowed funds. The following table sets forth certain information concerning average interest-earning assets and interest-bearing liabilities and the yields and rates thereon for the periods presented. Average balances are computed using year to date average balances.


                                                              Year Ended                             Year Ended
                                                           December 31, 1997                      December 31, 1996
                                                    -----------------------------------     -----------------------------------

                                                    Average      Interest    Average          Average   Interest     Average
                                                    Balance      Income/   Yield/Rate         Balance    Income/    Yield/Rate
                                                    -------      Expense   ---------          -------    Expense    ----------
                                                                 -------                                --------
                                                          (Dollars in thousands)
INTEREST-EARNING ASSETS:
   Loans                                            $39,346       $3,940      10.01%         $31,306      $ 3,174    10.145%
   Interest-bearing deposits with                       310           16       5.16%              67            4      5.97%
      financial institutions
   Investment securities                             20,000        1,463       7.32%          23,120        1,730      7.48%
   Federal funds sold                                    21            1       4.76%               1           --      0.00%
            Total interest-earning assets           $59,677       $5,420       9.08%         $54,494      $  4908      9.01%
                                                    =======       ------                     =======      -------
INTEREST-BEARING LIABILITIES:
DEPOSITS:
   Interest-bearing checking                        $ 8,815       $  279       3.17%         $ 7,845      $ 2,239      2.84%
   Savings                                            3,761           84       2.23%           4,143       21,351      2.22%
   Time deposits                                     26,599        1,475       5.55%          24,004
BORROWINGS:
   Short-term borrowings                            $ 2,313       $  131       5.66%         $ 3,189      $   172      5.39%
   Long-term borrowings                               4,145          256       6.18%           3,858          242      6.27%
                                                    -------       ------                     -------      -------
            Total interest-bearing liabilities      $45,633       $2,225       4.88%         $43,039      $ 2,080      4.83%
                                                    =======       ======                     =======      -------
Net interest income                                               $3,195                                  $ 2,828
                                                                  ======                                  =======
Net interest margin                                                            5.35%                                   5.19%


            The following table sets forth changes in interest income and interest expense for each major category of interest-earning assets and interest-bearing liabilities and the amount of change attributable to volume change and rate change for the periods indicated. The change in interest income due to both volume change and rate change has been allocated to volume change.


                                                   YEARS ENDED                              YEARS ENDED
                                          DECEMBER 31, 1997 VERSUS 1996             DECEMBER 31, 1996 VERSUS 1995
                                      INCREASE (DECREASE) DUE TO CHANGES IN      INCREASE (DECREASE) DUE TO CHANGES IN
                                      -------------------------------------     --------------------------------------
                                                               NET                                           NET
                                       VOLUME      RATE       CHANGE               VOLUME        RATE       CHANGE
                                                                    (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans                               $ 805       $(39)      $ 766                $ 749       $ (54)      $ 695
   Interest-bearing deposits
      with financial institutions         13         (1)         12                   (1)         (1)         (2)
   Investment securities                (228)       (39)       (267)                 (10)        (17)        (27)
   Federal funds sold                      1         --           1                   --          --          --
                                       -----       ----       -----                -----       -----       -----
            Total                        591        (79)        512                  738         (72)        666
                                       =====       ====       =====                =====       =====       =====

INTEREST-BEARING LIABILITIES:
DEPOSITS:
   Interest-bearing checking              31         25          56                   32           3          35
   Savings                                (9)         1          (8)                  --          --          --
   Time deposits                         144        (20)        124                  127          53         180
BORROWINGS:
   Short-term borrowings                 (50)         9         (41)                  87         (10)         77
   Long-term borrowings                   18         (4)         14                  (13)         (7)        (20)
                                       -----       ----       -----                -----       -----       -----
            Total                        134         11         145                  233          39         272
                                       -----       ----       -----                -----       -----       -----
Interest differential                  $ 457       $(90)      $ 367                $ 505       $(111)      $ 394
                                       =====       ====       =====                =====       =====       =====

            PROVISION FOR LOAN LOSSES. The provision for loan losses is the periodic charge to earnings for potential losses in the loan portfolio. The amounts provided for loan losses are determined by management after evaluations of the loan portfolio. This evaluation process requires that management apply various judgments, assumptions and estimates concerning the impact certain factors may have on amounts provided. Factors considered by management in its evaluation process include known and inherent losses in the loan portfolio, the current economic environment, the composition of and risk in the loan portfolio, prior loss experience and underlying collateral values. While management considers the amounts provided through September 30, 1998 to be adequate, subsequent changes in these factors and related assumptions may warrant significant adjustments in amounts provided, based on conditions prevailing at the time. In addition, various regulatory agencies, as an integral part of the examination process, review LaPlace's allowance for loan losses. Such agencies may require LaPlace to make additions to the allowance based on their judgments of information available to them at the time of their examinations.

            The provision for loan losses for the nine months ended September 30, 1998 and 1997 was $90,000 and $90,000, respectively. The provision for loan losses for the years ended December 31, 1997 and 1996 was $120,000 and $100,000, respectively.

            NON-INTEREST INCOME. Non-interest income, excluding securities transactions, was $1,703,000 for the nine months ended September 30, 1998, compared to $1,387,000 for the comparable period of 1997. Non-interest income, excluding securities transactions, was $1,836,000 for the year ended December 31, 1997, compared to $1,806,000 for 1996. The increase in non-interest income from September 30, 1997 to the comparable period in 1998 was attributable primarily to increased deposit service charges and mortgage banking fees.

            NON-INTEREST EXPENSE. Non-interest expense for the nine months ended September 30, 1998 and 1997 was $2,638,000 and $2,336,000, respectively, a 12.9%
increase. Non-interest expense for the year ended December 31, 1997 increased to $3,139,000 from $2,867,000 in 1996. The increase in non-interest expense during these periods was attributable principally to significant expenditures made to upgrade Bank of LaPlace's data processing capabilities.

            INCOME TAXES. LaPlace's provision for income taxes was $501,000 for the nine months ended September 30, 1998, compared to $467,000 for the nine months ended September 30, 1997.
Such provision was $596,000 for 1997 compared to $582,000 for 1996.

            IMPACT OF INFLATION. The effects of inflation on the local economy and on LaPlace's operating results have been relatively modest for the past several years. Because substantially all of LaPlace's assets and liabilities are monetary in nature, such as cash, securities, loans and deposits, their values are less sensitive to the effects of inflation than to changing interest rates, which do not necessarily change in accordance with inflation rates. LaPlace attempts to control the impact of interest rate fluctuations by managing the relationship between its interest rate sensitive assets and liabilities.

FINANCIAL CONDITION

            The following table sets forth LaPlace's average assets, liabilities and shareholders' equity and the percentage distribution of these items as of the dates indicated.


                                                                                       DECEMBER 31,
                                                                  -------------------------------------------------------
                                        SEPTEMBER 30, 1998                 1997                           1996
                                   -----------------------        ----------------------         ------------------------
                                    AVERAGE                        AVERAGE                        AVERAGE
                                    BALANCE       PERCENT          BALANCE      PERCENT            BALANCE       PERCENT
                                   ---------     ---------        ---------    ---------         ----------      --------
                                                               (DOLLARS IN THOUSANDS)
ASSETS:
Cash and due from banks             $ 1,986         2.93%          $ 1,911         2.97%           $ 1,735         2.94%
Interest-bearing deposits with
   financial institutions                34         0.05%              310         0.48%                67         0.11%
Investment securities                18,144        26.72%           20,000        31.10%            23,120        39.18%
Federal funds sold                       10         0.01%               21         0.03%                 1         0.00%
Loans (net of allowance for
   credit losses)                    44,628        65.72%           38,872        60.46%            30,875        52.33%
Other assets                          3,100         4.57%            3,192         4.96%             3,208         5.44%
                                    -------      -------           -------      -------            -------       ------

      Total assets                  $67,902       100.00%          $64,306       100.00%           $59,006       100.00%
                                    =======      =======           =======      =======            =======       ======

LIABILITIES AND SHAREHOLDERS'
   EQUITY:
Demand deposits                     $12,099        17.82%          $10,969        17.06%           $ 9,420        15.96%
Interest-bearing deposits            40,754        60.02%           39,175        60.92%            35,992        61.00%
Other liabilities                     7,010        10.32%            7,268        11.30%             7,732        13.11%
                                    -------      -------           -------      -------            -------       ------
      Total liabilities              59,863        88.16%           57,412        89.28%            53,144        90.07%
      Shareholders' equity            8,039        11.84%            6,894        10.72%             5,862         9.93%
                                    -------      -------           -------      -------            -------       ------

      Total liabilities and
         shareholders' equity       $67,902       100.00%          $64,306       100.00%           $59,006       100.00%
                                    =======      =======           =======      =======            =======       ======


            TOTAL ASSETS. At September 30, 1998, total assets were approximately $67,749,000, compared to $67,714,000 at December 31, 1997 and $61,806,000 at
December 31, 1996. Total average assets as of September 30, 1998 were $67,902,000, an increase of 5.6% from the $64,306,000 average for the year ended December 31, 1997. Total average assets increased 9.0% from 1996 to 1997, from $59,006,000 for the year ended December 31, 1996 to $64,306,000 for the year ended December 31, 1997. The increases in average assets over these periods reflect increased loan demand.

            SECURITIES. At September 30, 1998, LaPlace's securities portfolio aggregated $16,160,000, a decrease of $1,530,000 from the $17,690,000 reported at December 31, 1997, which reflects a decrease of $3,881,000 from the $21,571,000 reported at December 31, 1996. The decrease in securities from 1996 to 1997 was principally attributable to increases in loan demand over the period.

            The following table sets forth the composition of LaPlace's portfolio at the end of each period presented.

                                                       SEPTEMBER 30, 1998
                                      ----------------------------------------------------
                                                     GROSS           GROSS
                                      AMORTIZED    UNREALIZED     UNREALIZED        MARKET
                                        COST          GAINS          LOSSES          VALUE
                                     ----------    ----------     ----------       -------
                                                    (DOLLARS IN THOUSANDS)
Available for Sale
Mortgage-backed securities             $8,766         $136           $(23)          $8,879
                                       ------         ----           ----           ------

            Total                      $8,766         $136           $(23)          $8,879
                                       ======         ====           ====           ======

Held to Maturity
Municipal securities                   $  191         $ 13            $--           $  204
Mortgage-backed securities              6,642          192            (64)           6,770
Other securities                          448           --             --              448
                                       ------         ----           ----           ------

            Total                      $7,281         $205           $(64)          $7,422
                                       ======         ====           ====           ======


                                                       DECEMBER 31, 1997
                                      ----------------------------------------------------
                                                     GROSS           GROSS
                                      AMORTIZED    UNREALIZED     UNREALIZED        MARKET
                                        COST          GAINS         LOSSES          VALUE
                                     ----------    ----------     ----------       -------
                                                    (DOLLARS IN THOUSANDS)
Available for Sale
Mortgage-backed securities             $7,936         $163           $ (5)          $8,094
                                       ------         ----           ----           ------

            Total                      $7,936         $163           $ (5)          $8,094
                                       ======         ====           ====           ======

Held to Maturity
Municipal securities                   $  201         $ 11           $ --           $  212
Mortgage-backed securities              8,809          246            (53)           9,002
Other securities                          586           --             --              586
                                       ------         ----           ----           ------

            Total                      $9,596         $257           $(53)          $9,800
                                       ======         ====           ====           ======


                                                           DECEMBER 31, 1996
                                      ----------------------------------------------------
                                                     GROSS          GROSS
                                      AMORTIZED    UNREALIZED     UNREALIZED        MARKET
                                        COST          GAINS         LOSSES          VALUE
                                     ----------    ----------     ----------       -------
                                                    (DOLLARS IN THOUSANDS)
Available for Sale
Mortgage-backed securities             $ 7,107        $103           $(13)          $ 7,197
                                        ------        ----           ----           -------

            Total                      $ 7,107        $103           $(13)          $ 7,197
                                        ======        ====           ====           =======

Held to Maturity
U.S. government agencies               $ 1,151        $ 21             --           $ 1,172
Municipal securities                       685           5             --               690
Mortgage-backed securities              11,985         265           $(30)           12,220
Other securities                           553          --             --               553
                                       -------        ----           ----           -------

            Total                      $14,374        $291           $(30)          $14,635
                                       =======        ====           ====           =======

            The following table presents selected contractual maturity data (amortized cost) for the available-for-sale securities in LaPlace's portfolio at December 31, 1997.


                                                       AFTER ONE YEAR                AFTER FIVE YEARS
                               ONE YEAR OR LESS      THROUGH FIVE YEARS              THROUGH TEN YEARS       AFTER TEN YEARS
                               ----------------      ------------------              -----------------       ---------------
                               AMOUNT      YIELD     AMOUNT         YIELD          AMOUNT         YIELD     AMOUNT       YIELD
                               ------      -----     ------         -----          ------         -----     ------       -----
                                                                (DOLLARS IN THOUSANDS)
Mortgage-
  backed securities           $         --          $        622    8.08%       $         166     9.10%     $  7,148        6.91%
                              ------------          ------------                -------------               --------
       Total                  $         --          $        622                $         166               $  7,148
                              ============          ============                =============               ========


            LOANS. LaPlace engages in real estate, commercial and consumer lending. The lending activities of LaPlace are guided by the basic lending policy established by its Board of Directors. Each loan is evaluated based on, among other things, character and leverage capacity of the borrower, cash flow, collateral, market conditions for the borrower's business or project and prevailing economic trends and conditions.

            The following table sets forth the type and amount of loans outstanding as of the dates indicated:


                                                  SEPTEMBER 30,                          DECEMBER 31,
                                                 ---------------            -------------------------------------
                                                      1998                       1997                    1996
                                                 ---------------            -----------              ------------
                                                                    (DOLLARS IN THOUSANDS)

Commercial                                       $      25,961              $    23,157              $    17,358
Real Estate                                             16,330                   17,466                   14,627
Consumer/Installment                                     4,068                    3,979                    3,360
                                                 -------------              -----------              -----------

            Total loans                          $      46,359              $    44,602              $    35,345
                                                 =============              ===========              ===========


            At September 30, 1998, LaPlace had a concentration of loans to the real estate construction industry. A concentration is defined as amounts loaned to a multiple number of borrowers engaged in similar activities, which could cause them to be similarly impacted by economic or other conditions, where the amount exceeds 10% of total loans. At September 30, 1998, Bank of LaPlace had outstanding approximately $8.6 million of loans to borrowers in such industry, which represented approximately 18.5% of total outstanding loans on that date. A significant portion of Bank of LaPlace's loans are secured by residential real estate located in St. John the Baptist Parish, and may be susceptible to changes in local market conditions.


            At September 30, 1998, loans were $46,359,000, as compared to $44,602,000 at December 31, 1997 and $35,345,000 at December 31, 1996. Average
loans have increased over these periods as well, from $31,306,000 and $39,346,000, respectively, for 1996 and 1997, to $45,176,000 for the nine months ended September 30, 1998. These increases in the amount of outstanding loans are attributable principally to increased loan demand in the market served by LaPlace. These increases were the result of a strengthening local economy. LaPlace's average loan to deposit ratio was 85.47% during the first nine months of 1998 as compared to 78.47% and 68.94% during 1997 and 1996, respectively.

            At September 30, 1998, commercial, real estate and consumer/installment loans comprised approximately 56.0%, 35.2% and 8.8%, respectively, of total outstanding loans. This compares to 51.9%, 39.2% and 8.9% categorized as commercial, real estate and consumer/installment loans, respectively, at December 31, 1997 and 49.1%, 41.4% and 9.5% categorized as commercial, real estate and consumer/installment loans, respectively, at December 31, 1996.

            The following table provides information concerning loan portfolio maturity as of December 31, 1997. Loan portfolio maturity by type of loan as presented in the table above is not readily available (in thousands).


                  One year or less:
                       Floating interest rate                              $       655
                       Fixed interest rate                                      21,145
                  After one year through five years:
                       Floating interest rate                                       22
                       Fixed interest rate                                      10,547
                  After five years:
                       Floating interest rate                                      175
                       Fixed interest rate                                       8,504
                  Mortgage loans to be sold                                      3,554
                                                                           -----------
                              Total                                        $    44,602
                                                                           ===========

            NONACCRUAL, PAST DUE AND MODIFIED LOANS. The performance of LaPlace's loan portfolio is evaluated regularly by Senior Management and the Board of Directors. Interest on loans is accrued daily as earned. A loan is generally placed on nonaccrual status when principal or interest is past due 90 days or more, except on government guaranteed loans or when management determines the loan remains likely to be fully collectible. Upon being placed on nonaccrual status, the accrual of income from a loan is discontinued and previously accrued but unpaid interest is reversed against income. Each loan that is 90 days or more past due is evaluated to determine its collectibility and the adequacy of its collateral.

            The following table sets forth the amount of LaPlace's nonperforming loans (nonaccrual loans and loans past due 90 days or more and still accruing interest) and loans with modified terms as of the dates indicated:


                                                                         DECEMBER 31,
                                                                ------------------------------
                                                                     1997             1996
                                                                -----------        -----------
                                                                   (DOLLARS IN THOUSANDS)
Nonaccrual loans                                                $   232            $       108
Loans past due 90 days or more and
   still accruing interest                                      $     1            $        4
Renegotiated debt, still accruing
   interest                                                     $    --            $       --

            As a percent of total loans, loans past due 90 days or more and not on nonaccrual status were 0% and .01% of total loans at December 31, 1997 and 1996, respectively. Nonaccrual loans were .52% of total loans at December 31, 1997 and .31% of total loans at December 31, 1996. There were no loans with modified terms at December 31, 1997 and 1996. If loans classified as nonperforming at December 31, 1997 and 1996 had performed in accordance with their original terms, interest income would not have increased by material amounts. Income recognized on nonaccrual loans was immaterial for both 1997 and 1996.

            As of September 30, 1998, LaPlace was not aware of any other loans where known information about possible credit problems of the borrower caused management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. LaPlace's primary regulators and external auditors review the loan portfolio as part of their regular examinations and their assessment of specific credits, based on information available to them at the time of their examination, may affect the level of LaPlace's nonperforming loans. Additionally, the loan portfolio is regularly monitored by Senior Management and the Board. Accordingly, there can be no assurance that other loans will not be placed on nonaccrual, become 90 days or more past due, or have terms modified in the future.

            ALLOWANCE FOR LOAN LOSSES. A certain degree of risk is inherent in the extension of credit. Management has credit policies in place to monitor and attempt to control the level of loan losses and nonperforming loans. One product of LaPlace's credit risk management is the maintenance of the allowance for loan losses at a level considered by management to be adequate to absorb estimated known and inherent losses in the existing portfolio, including commitments and standby letters of credit. The allowance for loan losses is established through charges to operations in the form of provisions for loan losses.

            The allowance is based upon a regular review of current economic conditions which might affect a borrower's ability to pay, underlying collateral values, risk in and the composition of the loan portfolio, and prior loss experience. In addition, LaPlace's primary regulators and external auditors, as an integral part of their examination process, periodically review LaPlace's allowance for loan losses and may recommend additions to the allowance based on their assessment of information available to them at the time of their examination. Loans that are deemed to be uncollectible are charged-off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged-off are added to the allowance.

            The following table sets forth LaPlace's loan loss experience and certain information relating to its allowance for loan losses as of the dates and for the periods indicated.

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                   --------------------------------
                                                     1997                    1996
                                                   --------               ---------
                                                        (DOLLARS IN THOUSANDS)
Average loans outstanding                          $ 39,346               $ 31,306
                                                   ========               ========

Balance of allowance for credit losses at
   beginning of period                             $    443               $    415
Charge offs:
      Real estate loans                                  (2)                    (2)
      Commercial loans                                  (39)                    --
      Consumer loans                                    (48)                   (85)
Recoveries                                               39                     15
                                                   --------               --------
Net charge-offs                                         (50)                   (72)
                                                   --------               --------
Provisions charged to expense                           120                    100
                                                   --------               --------
Balance of allowance for credit losses at end
   of period                                       $    513               $    443
                                                   ========               ========
Ratio of net charge-offs to average loans
   outstanding                                         0.13%                  0.23%

            The allowance for loan losses was $559,000 or 1.21% of total loans, $513,000 or 1.15% of total loans, and $443,000 or 1.25% of total loans at September 30, 1998, December 31, 1997 and December 31, 1996, respectively. Net charged-off loans during this period were $44,000 during the first nine months of 1998, compared to $50,000 and $72,000 in 1997 and 1996, respectively. The allowance for loan losses should not be interpreted as an indication of future charge-off trends.

            Management believes that the allowance for loan losses at September 30, 1998 is adequate to absorb the known and inherent risks in the loan portfolio at that time. However, no assurance can be given that future changes in economic conditions that might adversely affect LaPlace's principal market area, borrowers or collateral values, and other circumstances will not result in increased losses in LaPlace's loan portfolio in the future.

            LaPlace's lending activities involve loans with varying degrees of credit risk. In underwriting residential real estate mortgage loans, LaPlace evaluates both the borrower's ability to make monthly payments and the value of the property securing the loan. Most properties securing real estate loans made by LaPlace are appraised by independent appraisers. LaPlace generally requires borrowers to obtain an attorney's title opinion and/or title insurance, and fire and property insurance (including flood insurance, if necessary) in an amount not less than the amount of the loan. Certain of such loans are sold by LaPlace in the secondary mortgage market.

            LaPlace's commercial lending activities generally involve owner-occupied office buildings, equipment financing, and working capital loans. Such loans may present a slightly higher level of risk than loans secured by residential real estate. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, and the effect of general economic conditions. Furthermore, the repayment of commercial loans is typically dependent upon the successful operation of and cash flows generated by the borrower's business. If the cash flow from the business is reduced, the borrower's ability to repay the loan may be impaired.

            LaPlace's construction lending consists principally of interim construction loans for one-to- four-family residential properties, the permanent financing for which LaPlace typically sells in the secondary mortgage market. If sold in the secondary market, underwriting criteria for such loans generally are the same as the guidelines used by LaPlace for originating permanent residential mortgage loans. Because of the relatively short (typically six-month) term of LaPlace's construction loans, such loans are subject to less risk than longer term construction loans where monitoring of the progress of the project may be particularly difficult.

            LaPlace offers a variety of consumer loans to individuals. Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles and boats. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage or loss or as a result of depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

            LaPlace does not allocate the allowance for loan losses among its various loan categories. The amount of the allowance should not be interpreted as an indication of future credit trends or that losses in an amount comparable to the allowance will occur.

            DEPOSITS. Deposits are the primary source of funding for LaPlace's earning assets. Total deposits at September 30, 1998 and at December 31, 1997 and 1996 were approximately $55,628,000, $52,709,000, and $49,341,000, respectively. Time certificates of deposit of $100,000 or more, which were approximately $4,259,000 at December 31, 1997, had remaining maturities as follows:

                                             DECEMBER 31, 1997
                                           ----------------------
                                           (DOLLARS IN THOUSANDS)

MATURING WITHIN:
Three months or less                             $  978
Over three months to twelve months                1,756
Over twelve months                                1,525
                                                 ------

         Total                                   $4,259
                                                 ======


Average deposit balances are summarized for the periods indicated:


                                                  DECEMBER 31,
                               -----------------------------------------------------
                                 1997                        1996
                               AVERAGE       AVERAGE        AVERAGE          AVERAGE
                               BALANCES       RATE          BALANCES           RATE
                               --------     --------        --------         -------
                                            (DOLLARS IN THOUSANDS)
Demand deposits                $ 10,969        0.00%        $  9,420          0.00%
Interest-bearing checking         8,815        3.17%           7,845          2.84%
Savings                           3,761        2.23%           4,143          2.22%
Time deposits                    26,599        5.55%          24,004          5.63%
                               --------                     --------

     Total                     $ 50,144                     $ 45,412
                               ========                     ========

         At September 30, 1998, December 31, 1997 and December 31, 1996, LaPlace had no brokered deposits.

         INTEREST RATE SENSITIVITY. Interest rate risk is the potential impact of changes in interest rates on net interest income and results from disparities in repricing opportunities of assets and liabilities over a period of time. Management estimates the effects of changing interest rates and various balance sheet strategies on the level of net interest income. Management may alter the mix of floating- and fixed-rate assets and liabilities, change pricing schedules, and adjust maturities through sales and purchases of securities available-for-sale as a means of limiting interest rate risk.

         The degree of interest rate sensitivity is not equal for all types of assets and liabilities. LaPlace's experience has indicated that the repricing of interest-bearing demand, savings and money market accounts does not move with the same magnitude as general market rates. Additionally, these deposit categories, along with non-interest demand, have historically been stable sources of funds to LaPlace, which indicates a much longer implicit maturity than their contractual availability. LaPlace's cumulative gap to total assets at September 30, 1998 was 10.5% within the three-month period and 1.7% within the twelve-month period. A positive gap implies that earnings would increase in a rising interest rate environment and decrease in a falling interest rate environment.

         LIQUIDITY. LaPlace seeks to manage its liquidity position to attempt to ensure that sufficient funds are available to meet customers' needs for borrowing and deposit withdrawals. Liquidity is derived from both the asset and liability sides of the balance sheet. Asset liquidity arises from the ability to convert assets to cash and self-liquidation or maturity of assets. Liquid asset balances include cash, interest-bearing deposits with financial institutions, short-term investments and federal funds sold. Liability liquidity arises from a diversity of funding sources as well as from the ability of

LaPlace to attract deposits of varying maturities. If LaPlace was limited to only one source of funding or all its deposits had the same maturity, its liquidity position would be adversely impacted.

         LaPlace's funding source is primarily its deposit base which is comprised of interest-bearing and noninterest-bearing accounts, augmented through federal funds purchased, Federal Home Loan Bank borrowings, and other short-term borrowings, which are interest-bearing. LaPlace's non-interest bearing demand deposits are, by their very nature, subject to withdrawal upon demand. Declines in one form of funding source require LaPlace to obtain funds from another source. If LaPlace was to experience a decline in noninterest-bearing demand deposits and was to have a significant increase in loan volume without a commensurate increase in such deposits, it would utilize alternative sources of funds, probably at higher cost, to maintain its liquidity and to meet its loan funding needs. This would place downward pressure on LaPlace's net interest margin and might have a negative impact on LaPlace's liquidity position.

         LaPlace's liquidity expressed as a percentage of net liquid assets to net liabilities was 35.08% and 37.36% at September 30, 1998 and December 31, 1997, respectively.

         CAPITAL ADEQUACY. At September 30, 1998, LaPlace's total shareholders' equity was $8,263,000, an increase of 11.35% from $7,421,000 at December 31, 1997. Book value per common share is presented in the table below.


                               SEPTEMBER 30,                 DECEMBER 31,
                               -------------           -----------------------
                                    1998                1997             1996
                               -------------           ------           ------
                               (Amounts in thousands, except per share amounts)

Shares outstanding                  146                   146              146
Shareholders' equity             $8,263                $7,421           $6,325
Book value per common share      $56.70                $50.92           $43.40

         Adequate levels of capital are necessary over time to sustain growth and absorb losses. In the case of banks and bank holding companies, capital levels must also meet minimum regulatory requirements. All risk-based and other capital ratios (which are computed for LaPlace's wholly-owned subsidiary, Bank of LaPlace) improved from December 31, 1996 to December 31, 1997 and from December 31, 1997 to September 30, 1998, and remain well above regulatory minimums. At September 30, 1998, Tier I capital was 16.18% of risk-weighted assets and total capital was 17.43% of risk-weighted assets, compared to the regulatory minimums of 4.0% and 8.0%, respectively. Bank of LaPlace's regulatory leverage ratio, which compares Tier I capital to adjusted total assets, was 10.09% at September 30, 1998, compared to the regulatory minimum of 4.0%. Under present regulations, Bank of LaPlace was classified as "well capitalized" based upon its capital ratios at September 30, 1998, December 31, 1997 and December 31, 1996. The following table sets forth Bank of LaPlace's risk based capital and capital ratios at December 31, 1997 and December 31, 1996.

                                                                                          Regulatory
                                                                                            "Well
                                                                                         Capitalized"
                                                              DECEMBER 31,               Requirement
                                                       -------------------------         -----------
                                                         1997             1996
                                                       --------      -----------
                                                         (DOLLARS IN THOUSANDS)

CAPITAL:
   Tier I                                              $  6,135      $   5,515
   Tier II                                                  513            439
                                                       --------      ---------
       Total capital                                   $  6,648      $   5,954
                                                       ========      =========

Risk-weighted assets                                   $ 43,016      $  35,152

RATIOS:
   Tier I capital to risk-weighted assets                 14.26%         15.69%             6.00%
   Tier II capital to risk-weighted assets                 1.19%          1.25%               --
                                                       --------      ---------
       Total capital to risk-weighted assets              15.45%         16.94%            10.00%
                                                       ========      =========

   Leverage ratio                                          9.59%          9.28%             5.00%

YEAR 2000 COMPLIANCE

         The inability of computers, software and other equipment utilizing microprocessors to recognize and properly process data fields containing a four digit year is commonly referred to as the "Year 2000 problem." As the year 2000 approaches, such systems may be unable to accurately process certain date-based information.

         LaPlace believes it has identified all significant systems that may require modification to ensure Year 2000 compliance. Internal and external resources are being used to test Year 2000 compliance and make any required modifications. The testing of all significant systems by outside hardware and software suppliers is substantially complete, and several of LaPlace's critical systems already have been certified by their vendor or third party testing agencies to be Year 2000 compliant. LaPlace intends to complete the testing of all significant systems by December 31, 1998 and to implement any required modifications before June 30, 1999, as required by FDIC guidelines.

        The total cost to LaPlace of Year 2000 compliance activities has not been and is not anticipated to be material to LaPlace's financial position or results of operations in any given year. Year 2000 compliance costs and the date on which LaPlace plans to complete Year 2000 testing and modification processes are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. There can be no assurance, however, that these estimates will be achieved and actual results could differ from those plans.

RECENT ACCOUNTING PRONOUNCEMENTS

        In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. FAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. LaPlace adopted FAS 130 beginning January 1, 1998. The adoption of this pronouncement did not have a material impact on the financial statements of LaPlace.

                           BUSINESS OF UNION PLANTERS

GENERAL

        Union Planters, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act. As of September 30, 1998, Union Planters had total consolidated assets of approximately $30.5 billion, total consolidated loans of approximately $19.7 billion, total consolidated deposits of approximately $23.3 billion, and total consolidated shareholders' equity of approximately $2.9 billion.

        Union Planters conducts its business activities through Union Planters Bank, National Association, its principal bank subsidiary, and a number of other banking and banking-related subsidiaries. Through its various subsidiaries, Union Planters provides a diversified range of financial services, maintaining at September 30, 1998, 801 banking offices and approximately 1,000 ATMs in the states in which it operates, as follows:



                               Full Service and
                                Limited Service
       State                       Branches                     ATMs
---------------------          ----------------                -----
Alabama                                22                         22
Arkansas                               48                         37
Florida                                65                         47
Illinois                               95                        104
Indiana                                17                         18
Iowa                                   30                         33
Kentucky                               28                         26
Louisiana                              22                         17
Mississippi                           151                        170
Missouri                               98                        123
Tennessee                             209                        375
Texas                                  16                         28
                                     ----                      -----
                                      801                      1,000
                                     ====                      =====


         Acquisitions have been, and are expected to continue to be, an important part of the expansion of Union Planters' business. During the period beginning January 1, 1994 and ending September 30, 1998, Union Planters completed the acquisition of 43 institutions with approximately $26.4 billion in total assets. The restated consolidated financial statements of Union Planters included in Exhibit 99.1 to its September 20, 1998 Quarterly Report on Form 10-Q and filed with the SEC, and the financial information relating to Union Planters included under "Selected Financial Data" in this proxy statement-prospectus, reflect the financial impact of all of such acquisitions, including the acquisitions completed during 1998.

         In addition, as of September 30, 1998, Union Planters was a party to definitive agreements to acquire five financial institutions in addition to LaPlace, and to purchase 56 branch locations and assume deposit liabilities of approximately $1.8 billion in Indiana (the "Indiana Branch Purchase" and, together with all other pending acquisitions, the "Other Pending Acquisitions"). The Other Pending Acquisitions had aggregate total assets of approximately $3.5 billion at September 30, 1998. For information with respect to these acquisitions, see "--Recent Developments" below.


         Union Planters expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions. Future acquisitions may entail the payment by Union Planters of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of Union Planters capital stock or the incurring of additional indebtedness by Union Planters, and could have a dilutive effect on the earnings or book value per share of Union Planters common stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a description of the acquisitions in addition to the merger which are currently pending, see "--Recent Developments."

         The principal executive offices of Union Planters are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to Union Planters and its subsidiaries is included in documents incorporated by reference in this proxy statement-prospectus. See "WHERE YOU CAN FIND MORE INFORMATION."

RECENT DEVELOPMENTS

         RECENT SALE OF CREDIT CARD PORTFOLIO. On October 15, 1998, Union Planters sold substantially all of its credit card portfolio to MBNA Bank America, N.A. Union Planters also entered into an agreement with MBNA Bank America, N.A. to sell it a large majority of the credit card portfolios of Union Planters Bank of Kentucky, a wholly owned subsidiary of Union Planters, and of Magna Bank, N.A. which merged into UPB on October 9, 1998. The value of the credit card portfolio sold totaled $460 million. In the fourth quarter of 1998, Union Planters expects to recognize a net gain of $65 to $70 million on a pretax basis and approximately $40 to $43 million after taxes as a result of the sale. Certain estimated costs related to selling the credit card portfolios, including employee severance, equipment write-offs and other fees, h ave been netted against the gain. Union Planters also expects to charge off approximately $10 million to $15 million of credit card receivables that will not be purchased by MBNA Bank America, N.A. in the fourth quarter of 1998. A smaller portion of the transaction will settle in the first quarter of 1999.

         RECENTLY COMPLETED ACQUISITIONS. Since December 31, 1997, Union Planters has completed 14 acquisitions, representing approximately $13.5 billion in assets. The financial impact of all of such acquisitions deemed material are reflected in the consolidated financial statements of Union Planters included in its Exhibit 99.1 to the September 30, 1998 Quarterly Report on Form 10-Q and filed with the SEC, and in the financial information relating to Union Planters included under "Summary--Selected Financial Data" in this proxy statement-prospectus.

         OTHER PENDING ACQUISITIONS. Union Planters has entered into definitive agreements to acquire the following financial institutions in addition to LaPlace (collectively, the "Other Pending Acquisitions") which Union Planters' management considers probable of consummation and which are expected to close in 1998.

                                              Asset Size                                                 Projected
            Institution                    (in Millions)(1)           Type of Consideration(2)          Closing Date
            -----------                    ----------------           ------------------------          ------------

First Mutual Bancorp, Inc. and its              $  370          Approximately 1,100,000 shares            12/31/98
subsidiary First Mutual Bank, S.D.,                             of Union Planters common stock(3)
Decatur, Illinois

FSB , Inc. and its subsidiary, First               145          Approximately 907,000 shares of           12/31/98
State Bank of Covington,                                        Union Planters common stock
Tennessee

Purchase of 56 branches and                      1,800          $294 million deposit premium in           02/12/99
assumption of $1.8 billion of                                   cash(4)
deposits of First Chicago NBD
Corporation in Indiana ("Indiana
Branch Purchase")

Southeast Bancorp, Inc. and                        335          Approximately 1,250,000 shares             1/31/99
subsidiaries First National Bank &                              of Union Planters common stock.
Trust Company, Corbin, Kentucky,
and First State Bank of East
Tennessee N.A., LaFolette,
Tennessee

First & Farmers Bancshares, Inc.                   275          $76 million in cash                       12/31/98
and subsidiaries First & Farmers
Bank of Somerset, Somerset,
Kentucky, and Bank of
Cumberland, Burkesville, Kentucky

Ready State Bank and its subsidiary                595          Approximately 3,214,000 shares            12/31/98
Ready Holding, Inc., Hialeah,                                   of Union Planters common stock
Florida
                                                ------

                                  TOTAL         $3,520
                                                ======

---------------------------------------

(1) Approximate total assets on September 30, 1998.
(2) Assumes no adjustment to shares pursuant to exchange rates adjustment mechanisms.
(3) Union Planters intends to purchase in the open market, approximately one million Union Planters common shares to facilitate its purchase of First Mutual Bancorp, Inc.
(4) The purchase price of the premises and equipment to be purchased has not yet been determined.


FOURTH QUARTER EARNINGS CONSIDERATIONS. It is expected that either Union Planters or the institutions acquired or to be acquired in connection with the merger and the Other Pending Acquisitions will incur charges arising from such acquisitions and from the assimilation of those institutions into the Union Planters organization. Anticipated charges would normally arise from matters such as, but not limited to:

     o    legal, accounting, financial advisory and consulting fees;

     o payment of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits;

     o costs associated with elimination of duplicate facilities and branch consolidations;

     o    data processing charges;

     o    cancellation of vendor contracts; and

     o other contingencies and similar costs which normally arise from the consolidation of operational activities.

         For a discussion of Union Planters' acquisition program and the significant charges Union Planters has incurred over the past three years incidental to its acquisition program, see the caption "Acquisitions" on pages A-3, A-4 and A-5 in Union Planters' restated financial statements filed in Union Planters' September 30, 1998 Quarterly Report filed on Form 10-Q, and Note 2 to Union Planters' audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 also contained in Union Planters' September 30, 1998 Quarterly Report filed on Form 10-Q, Exhibit 99.1. Reference is also made to pages 17,18, 20, and 21 to Union Planters September 30, 1998 Quarterly Report on Form 10-Q for a discussion of significant charges incurred in the nine months ended September 30, 1998.

         The merger and the Other Pending Acquisitions (with the exception of the Indiana Branch Purchase, the Somerset Purchase and the First Mutual Purchase) are expected to be accounted for as pooling-of-interests. Union Planters currently estimates incurring aggregate pre-tax and after-tax charges in the range of $5 million to $6 million in connection with completing the merger and the Other Pending Acquisitions. Union Planters also expects to incur expenses of approximately $30 million in the fourth quarter of 1998, both as a pretax and after-tax basis, primarily in connection with the settlement of employment agreements related to entities acquired in the third quarter of 1998. To the extent that Union Planters' recognition of these acquisition-related charges is contingent upon consummation of a particular transaction, those charges would be recognized in the period in which such transaction closes. See "SUMMARY--Historical and Pro Forma Per Share Data".

         The range of anticipated charges to be incurred in connection with consummating the merger and the Other Pending Acquisitions is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. Moreover, this range has been based on the due diligence that has been performed to date in connection with the merger and the Other Pending Acquisitions. The range may be subject to change, and the actual charges incurred may be higher or lower than what is currently contemplated, once the acquired institutions are assimilated from an operational perspective and various contingencies are either satisfied or eliminated. Furthermore, the range of anticipated charges will change if additional entities are acquired. Union Planters regularly evaluates the potential acquisition of, and holds discussions with, various potential acquisition candidates. As a general rule, Union Planters will publicly announce such acquisitions only after a definitive agreement has been reached, and only then if Union Planters considers the acquisition to be of such a size as to be a significant acquisition. Since the range of anticipated acquisition-related charges is likely to change with additional acquisitions, and since Union Planters regularly engages in acquisitions, such range could change, and you should view such information accordingly.

         Since September 30, 1998, Union Planters has expensed that portion of certain restricted stock grants that would otherwise have remained unrecognized at the recipients earliest possible retirement age. This will have the effect of increasing benefits expense in the fourth quarter of 1998 by approximately $8.9 million pretax and $5.5 million on an after tax basis. Additionally, in connection with the consolidation of certain loan and deposit functions, Union Planters is implementing a plan to image all documents related to loans and deposits. During the fourth quarter of 1998, Union Planters will engage a third party to image all of its current documents. The total expenses estimated to be incurred in the fourth quarter of 1998 related to this project is approximately $4.8 million pretax and $3.29 million on an after tax basis.

         Certain acquisitions during 1998 have significantly increased the goodwill and other intangible costs to $361 million at September 30, 1998. Given changing market conditions, primarily interest rate and the related volatility of the mortgage markets, Union Planters plans to perform a review of the realization of these intangibles and other related assets such as investment securities premiums during the fourth quarter of 1998. The impact of this review cannot be quantified at this time.

                        CERTAIN REGULATORY CONSIDERATIONS

GENERAL

         Union Planters and LaPlace are bank holding companies registered with the Federal Reserve. As such, Union Planters and LaPlace and their non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve. The following discussion summarizes the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to Union Planters. A more complete discussion is included in Union Planters' 1997 Annual Report on Form 10-K. See "WHERE YOU CAN FIND MORE INFORMATION."

         Bank holding companies are required to obtain the prior approval of the Federal Reserve before they may:

     o acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank;

     o    acquire all or substantially all of the assets of any bank; or

     o    merge or consolidate with any other bank holding company.

         The Federal Reserve generally may not approve any transaction that would result in a monopoly or that would further a combination or conspiracy to monopolize banking in the United States. Nor can the Federal Reserve approve a transaction that could substantially lessen competition in any section of the country, that would tend to create a monopoly in any section of the country, or that would be in restraint of trade. But the Federal Reserve may approve any such transaction if it determines that the public interest in meeting the convenience and needs of the community served clearly outweigh the anticompetitive effects of the proposed transaction. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned, as well as the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below. And consideration of convenience and needs includes the parties' performance under the Community Reinvestment Act of 1977.

         Another factor that is gaining increasing scrutiny in the application process is the Year 2000 readiness of the parties involved in acquisition transactions. Banking organizations whose Year 2000 readiness is in less than satisfactory condition are undergoing special scrutiny in connection with acquisition transactions requiring regulatory approval, and may not be eligible to use expedited application procedures for acquisition transactions.

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), Union Planters and any other bank holding company may now acquire a bank located in any state, subject to certain deposit-percentage limitations, aging requirements, and other restrictions. The Interstate Banking Act also generally permits a bank to branch interstate through acquisitions of banks in other states. By adopting legislation prior to June 1, 1997, a state had the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. Texas, where Union Planters recently completed an acquisition, elected to "opt out," in legislation that expires September 2, 1999. Union Planters has used the Interstate Banking Act to merge substantially all of Union Planters' banking subsidiaries with and into Union Planters Bank, National Association. As a result, that bank is now a multi-state national bank with branches in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, and Tennessee.

         The Bank Holding Company Act prohibits Union Planters from:

         (1) engaging in activities other than banking, managing, or controlling banks or other permissible subsidiaries; and

         (2) acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

   In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public that outweigh possible adverse effects. Possible benefits the Federal Reserve considers include greater convenience, increased competition, or gains in efficiency. Possible adverse effects include undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. The Federal Reserve has determined the following to be permissible activities of bank holding companies:

     o    factoring accounts receivable,

     o    acquiring or servicing loans,

     o    easing personal property,

     o    conducting discount securities brokerage activities,

     o    performing certain data processing services,

     o acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and

         o    performing certain insurance underwriting activities.

         There are no territorial limitations on permissible non-banking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company may result from such activity.

         The banks owned by Union Planters are members of the FDIC. Their deposits are insured by the FDIC to the extent provided by law. Each bank is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

         The FDIC and the applicable state authority in the case of state-chartered nonmember banks, the Office of Thrift Supervision ("OTS") in the case of federally chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, and the Office of the Comptroller of the Currency ("OCC") in the case of national banks supervise the subsidiaries of Union Planters and LaPlace and regularly examine the operations of such institutions. They have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

         PAYMENT OF DIVIDENDS

         Union Planters is a legal entity separate and distinct from its banking, thrift, and other subsidiaries. The principal sources of cash flow of Union Planters, including cash flow to pay dividends to its shareholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to Union Planters, as well as by Union Planters and LaPlace to their shareholders.

         As to the payment of dividends, each of Union Planters' state-chartered banking subsidiaries is subject to the laws and regulations of the state in which the bank is located, and to the regulations of the bank's primary federal regulator. Union Planters' subsidiaries that are thrift institutions are subject to the OTS' capital distributions regulations, and those that are national banks are subject to the regulations of the OCC.

         If the federal banking regulator determines that a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, the regulator may require, after notice and hearing, that the institution cease and desist from such practice. Depending on the financial condition of the depository institution, an unsafe or unsound practice could include the payment of dividends. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." The federal agencies have also issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

         At September 30,1998, under dividend restrictions imposed under federal and state laws, Union Planters' banking subsidiaries, without obtaining governmental approvals, could declare aggregate dividends to Union Planters of approximately $119 million.

         The payment of dividends by Union Planters and its bank subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

         CAPITAL ADEQUACY

         Union Planters and its banking subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve in the case of Union Planters, and the appropriate federal banking regulator in the case of each Union Planters bank. There are two basic measures of capital adequacy for bank holding companies and the depository institutions that they own: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.

         The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At September 30, 1998, Union Planters' consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 17.07% and 13.49%, respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. Union Planters' Leverage

Ratio at September 30, 1998, was 9.29%. The guidelines also provide that bank holding companies that experience internal growth or make acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         Each of the Union Planters' banks is subject to risk-based and leverage capital requirements adopted by its federal banking regulator. Those requirements are similar to those adopted by the Federal Reserve for bank holding companies. Banking regulators may establish higher capital requirements for a particular institution based upon the institution's risk profile including, without limitation, exposure to interest rate risk. Each of Union Planters' banks was in compliance with those minimum capital requirements as of September 30, 1998. No federal banking agency has advised Union Planters or its bank subsidiaries of any specific minimum capital ratio requirement applicable to it.

         A bank or thrift that fails to meet its capital guidelines may be subject to a variety of enforcement remedies and certain other restrictions on its business. Remedies could include the issuance of a capital directive, the termination of deposit insurance by the FDIC, and a prohibition on the taking of brokered deposits. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet their capital requirements. See "--Prompt Corrective Action."

         The federal bank regulators continue to indicate their desire to raise the capital requirements that apply to banks beyond their current levels. The Federal Reserve, the FDIC, and the OCC have proposed an amendment to the risk-based capital standards that would calculate the change in a bank's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

  SUPPORT OF SUBSIDIARY INSTITUTIONS

         Under Federal Reserve policy, Union Planters is expected to act as a source of financial strength for, and commit its resources to support, each Union Planters bank. This support may be required at times when Union Planters may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its bank subsidiaries are subordinate to the payment of deposits and to certain other indebtedness. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled FDIC-insured depository institution or any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. Union Planters' banks are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of Union Planters' banks would likely result in assertion of the cross-guarantee provisions, the assessment of estimated losses against Union Planters' banking or thrift affiliates, and a potential loss of Union Planters' investments in its other banks.

PROMPT CORRECTIVE ACTION

               FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized). With respect to institutions in the three undercapitalized categories, the regulators must take certain supervisory actions, and are authorized to take other discretionary actions. The severity of the actions will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified the relevant capital level for each category.

               An institution is deemed to be well capitalized if it

               -              has a Total Capital Ratio of 10% or greater,
               -              has a Tier 1 Capital Ratio of 6.0% or greater,
               -              has a Leverage Ratio of 5.0% or greater, and
               - is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by its federal banking agency

               An institution is considered to be adequately capitalized if it has

               -              a Total Capital Ratio of 8.0% or greater,
               -              a Tier 1 Capital Ratio of 4.0% or greater, and
               -              a Leverage Ratio of 4.0% or greater.

               A depository institution is considered to be undercapitalized if it has

               -              a Total Capital Ratio of less than 8.0%,
               -              a Tier 1 Capital Ratio of less than 4.0%, or
               -              a Leverage Ratio of less than 4.0%.

               A depository institution is considered to be significantly undercapitalized if it has

               -              a Total Capital Ratio of less than 6.0%,

               -              a Tier 1 Capital Ratio of less than 3.0%, or
               -              a Leverage Ratio of less than 3.0%.

               An institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. "Tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets, with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

               An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. In addition, a bank holding company must guarantee that a subsidiary bank meet its capital restoration plan. This obligation to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. Except in accordance with an accepted capital restoration plan or with the approval of the FDIC, an undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business. In addition, its federal banking agency is given authority with respect to any undercapitalized institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

               For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, its federal banking agency must require the institution to:

               (1) sell enough shares, including voting shares, to become adequately capitalized;

               (2) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver;

               (3) restrict certain transactions with its banking affiliates;

               (4) restrict transactions with bank or non-bank affiliates;

               (5) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;"

               (6)           restrict asset growth or reduce total assets;

               (7)           alter, reduce, or terminate activities;

               (8)           hold a new election of directors;

               (9) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution;

               (10)          employ "qualified" senior executive officers;

               (11) cease accepting deposits from correspondent depository institutions;

               (12) divest certain nondepository affiliates which pose a danger to the institution; or

               (13) be divested by a parent holding company. In addition, without the prior approval of its federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.


                  DESCRIPTION OF UNION PLANTERS CAPITAL STOCK

               Union Planters' charter currently authorizes the issuance of 300,000,000 shares of Union Planters common stock and 10,000,000 shares of Union Planters Preferred Stock. On October 31, 1998, 136,063,035 shares of Union Planters common stock were outstanding and approximately 11,819,841 shares were earmarked for issuance in connection with currently outstanding Union Planters options, Union Planters' dividend reinvestment plan, two small convertible debt issues, and with respect to conversion rights of currently outstanding Union Planters Series E preferred stock. In addition, as of October 31, 1998, 968,865 shares of Union Planters' 8% Cumulative, Convertible Series E preferred stock, were outstanding. On October 31, 1998, none of Union Planters' 750,000 authorized shares of Series A preferred stock were issued and outstanding nor is management aware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UNION PLANTERS DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY GOVERNMENTAL AGENCY.

UNION PLANTERS COMMON STOCK

               GENERAL. Shares of Union Planters common stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the Union Planters board of directors may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee, Union Planters' charter or bylaws or the rules of the NYSE. Union Planters Bank, N.A., a wholly owned, first-tier subsidiary of Union Planters, is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of Union Planters common stock. Its address is Union Planters Bank, National Association Corporate Trust Department,1 South Church Street, Belleville, Illinois 62220.

               DIVIDENDS. Subject to the preferential dividend rights applicable to outstanding shares of the Union Planters preferred stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement, or sinking funds, if any, for all outstanding Union Planters preferred stock, the holders of the Union Planters common stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the Union Planters board of directors.

               Union Planters has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on Union Planters common stock and Union Planters preferred stock. Union Planters has no such arrangements in effect at the date hereof. In December 1996, Union Planters caused to be issued $200,000,000 in aggregate liquidation amount of 8.20% Capital Trust Pass-through Securities ("Union Planters Capital Securities") through a Delaware trust subsidiary. Pursuant to the terms of the governing instruments, Union Planters would be prohibited from paying dividends on any Union Planters common stock or Union Planters preferred stock if all quarterly payments on the Union Planters Capital Securities had not been paid in full. The Union Planters Capital Securities mature in 2026 and may be redeemed under certain circumstances prior to maturity.

               LIQUIDATION RIGHTS. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of Union Planters, after distribution in full of the preferential amounts required to be distributed to the holders of Union Planters preferred stock, holders of Union Planters common stock will be entitled to receive all of the remaining assets of Union Planters, of whatever kind, available for distribution to shareholders ratably in proportion to the number of shares of Union Planters common stock held. The Union Planters board of directors may distribute in kind to the holders of Union Planters common stock such remaining assets of Union Planters or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock, or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of Union Planters common stock. Neither the merger or consolidation of Union Planters into or with any other corporation, nor the merger of any other corporation into Union Planters, nor any purchase or redemption of shares of stock of Union Planters of any class, shall be deemed to be a dissolution, liquidation, or winding-up of Union Planters for purposes of this paragraph.

               Because Union Planters is a holding company, its right and the rights of its creditors and shareholders, including the holders of Union Planters preferred stock and Union Planters common stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that Union Planters itself may be a creditor having recognized claims against such subsidiary.

               For a further description of Union Planters common stock, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

UNION PLANTERS PREFERRED STOCK

               SERIES A PREFERRED STOCK. Union Planters' charter provides for the issuance of up to 750,000 shares (subject to adjustment by action of the Union Planters board of directors) of Series

A preferred stock under certain circumstances involving a potential change in control of Union Planters. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A preferred stock is described in more detail in Union Planters' registration statement on Form 8-A, dated January 19, 1989, and filed February 1, 1989 (SEC File No. 0-6919) which is incorporated by reference herein.

               SERIES E PREFERRED STOCK. As of October 31, 1998, 968,865 shares of Series E preferred stock were outstanding. All shares of Series E preferred stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E preferred stock is convertible at the rate of 1.25 shares of Union Planters common stock for each share of Series E preferred stock. The Series E preferred stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at Union Planters' option and with the prior approval of the Federal Reserve, are subject to redemption by Union Planters at any time at a redemption price of $25.00 per share plus any unpaid dividends accrued thereon. Holders of Series E preferred stock have no voting rights except as required by law and in certain other limited circumstances. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."


                                 OTHER MATTERS

               As of the date of this proxy statement-prospectus, LaPlace 's board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement-prospectus. However, if any other matters properly come before the special meeting or any adjournment or postponement of the special meeting and are voted upon, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy as to any such matters.


                             SHAREHOLDER PROPOSALS


               Union Planters expects to hold its next annual meeting of shareholders in April 1999, after the merger. Under SEC rules, proposals of Union Planters shareholders intended to be presented at that meeting must be received by Union Planters at its principal executive offices no later than November 13, 1998.


                                    EXPERTS

               The consolidated financial statements of Union Planters and subsidiaries incorporated in this proxy statement-prospectus by reference to
Exhibit 99.1 to Union Planters' September 30, 1998 Quarterly Report on Form 10-Q, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

               The audited consolidated financial statements of LaPlace and its subsidiary included in this proxy statement-prospectus have been audited by Roth Murphy Sanford LLP, independent accountants, as indicated in their report with respect thereto, and have been included herein in reliance upon the authority of such firm as experts in accounting and auditing.

                                    OPINIONS

               The legality of the shares of Union Planters common stock to be issued in the merger will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of Union Planters. E. James House, Jr. is an officer of, and receives compensation from, Union Planters.


               Certain tax consequences of the transaction will be passed upon by Wyatt, Tarrant & Combs for Union Planters and by Arter & Hadden LLP for LaPlace.



                      WHERE YOU CAN FIND MORE INFORMATION

               Union Planters files annual, quarterly and current reports, proxy and information statements, and other information with the SEC (the "SEC") under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information about issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. In addition, you can read and copy this information at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can also inspect reports, proxy and information statements, and other information about Union Planters at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

               Union Planters filed a registration statement with the SEC under the Securities Act, relating to the Union Planters common stock offered to the LaPlace shareholders. The registration statement contains additional information about Union Planters and the Union Planters common stock. The SEC allows Union Planters to omit certain information included in the registration statement from this proxy statement-prospectus. The registration statement may be inspected and copied at the SEC's public reference facilities described above.

               This proxy statement-prospectus incorporates important business and financial information about Union Planters that is not included in or delivered with this proxy statement-prospectus. The following documents filed with the SEC by Union Planters are incorporated by reference in this proxy statement-prospectus (SEC File No. 1-10160):

               (1) Union Planters' Annual Report on Form 10-K for the year ended December 31, 1997 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i), (k), or (l) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not part of the Registration Statement);

               (2) Union Planters' Quarterly Report on Form 10-Q for the three months ended March 31, 1998 and the amendment thereto filed on Form 10-Q/A;

               (3) Union Planters' Quarterly Report on Form 10-Q for the six months ended June 30, 1998;


               (4) Union Planters' Quarterly Report on Form 10-Q for the nine months ended September 30, 1998 (which includes restated historical consolidated financial statements of Union Planters and related management's discussion and analysis of financial condition and results of operations of Union Planters, giving effect to the significant acquisitions Union Planters has consummated since December 31, 1997);


               (5) Union Planters' Current Reports on Form 8-K dated January 15, 1998, February 22, 1998, April 16, 1998, July 10, 1998 July 16, 1998, September 1,
                             1998, September 8, 1998, October 15, 1998, and
                             October 16, 1998;

               (6) The description of the current management and board of directors of Union Planters contained in the proxy statement of Union Planters filed pursuant to
                             Section 14(a) of the Exchange Act for UPC's Annual Meeting of Shareholders held on April 16, 1998;

               (7) Union Planters' Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989; (SEC File No. 0-6919) in connection with Union Planters' designation and authorization of its Series A Preferred Stock; and

               (8) The description of the Union Planters common stock contained in Union Planters' registration statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.

               Union Planters also incorporates by reference additional documents filed by it pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this proxy statement-prospectus and prior to final adjournment of the special meeting. Any statement contained in this proxy statement-prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement-prospectus shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. In particular, reference is made to th Union Planters' September 30, 1998 Quarterly Report on Form 10-Q, which includes restated consolidated financial statements and ther elated management's discussion and analysis of financial condition and results of operations of Union Planters, giving effect to the acquisitions Union Planters has consummated since December 31, 1997. See "BUSINESS OF UNION PLANTERS-Recent Developments."

               You may obtain copies of the information incorporated by reference in this proxy statement-prospectus upon written or oral request. The inside front cover of this proxy statement-prospectus (page ii) contains information about how such requests should be made.

               All information contained in this proxy statement-prospectus or incorporated herein by reference with respect to Union Planters was supplied by Union Planters, and all information contained in this proxy statement-prospectus or incorporated herein by reference with respect to LaPlace was supplied by LaPlace.

                                                                      Appendix A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                           UNION PLANTERS CORPORATION,

                       UNION PLANTERS HOLDING CORPORATION

                                       AND

                            LaPLACE BANCSHARES, INC.

                            DATED AS OF JULY 1, 1998

                               TABLE OF CONTENTS

                                                                                             Page
                                                                                             ----

ARTICLE  1
                                TRANSACTIONS AND TERMS OF MERGER..............................  1
         1.1      Merger......................................................................  1
         1.2      Time and Place of Closing...................................................  1
         1.3      Effective Time..............................................................  1
         1.4      Restructure of Transaction..................................................  2

ARTICLE 2
                                         TERMS OF MERGER......................................  2
         2.1      Charter.....................................................................  2
         2.2      Bylaws......................................................................  2
         2.3      Directors and Officers......................................................  2

ARTICLE 3
                                   MANNER OF CONVERTING SHARES................................  2
         3.1      Conversion of Shares........................................................  2
         3.2      Anti-Dilution Provisions....................................................  3
         3.3      Shares Held by Subject Company or Parent....................................  3
         3.4      Fractional Shares...........................................................  3

ARTICLE 4
                                       EXCHANGE OF SHARES.....................................  3
         4.1      Exchange Procedures.........................................................  3
         4.2      Rights of Former Subject Company Shareholders...............................  4

ARTICLE 5
                        REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY.....................  4
         5.1      Organization, Standing, and Power...........................................  5
         5.2      Authority; No Breach by Agreement...........................................  5
         5.3      Capital Stock...............................................................  5
         5.4      Subject Company Subsidiaries................................................  6
         5.5      Financial Statements........................................................  6
         5.6      Absence of Undisclosed Liabilities..........................................  7
         5.7      Absence of Certain Changes or Events........................................  7
         5.8      Tax Matters.................................................................  7
         5.9      Assets......................................................................  8
         5.10     Intellectual Property.......................................................  9
         5.11     Environmental Matters.......................................................  9
         5.12     Compliance With Laws........................................................ 10
         5.13     Labor Relations............................................................. 10
         5.14     Employee Benefit Plans...................................................... 10
         5.15     Material Contracts.......................................................... 11
         5.16     Legal Proceedings........................................................... 12
         5.17     Reports..................................................................... 12
         5.18     Statements True and Correct................................................. 12
         5.19     Accounting, Tax, and Regulatory Matters..................................... 13
         5.20     Charter Provisions; Takeover Laws........................................... 13

ARTICLE 6
                            REPRESENTATIONS AND WARRANTIES OF PARENT.......................... 13
         6.1      Organization, Standing and Power............................................ 13
         6.2      Authority; No Breach by Agreement........................................... 13
         6.3      Capital Stock............................................................... 14
         6.4      Parent Subsidiaries......................................................... 14
         6.5      Financial Statements........................................................ 15
         6.6      Absence of Undisclosed Liabilities.......................................... 15
         6.7      Absence of Certain Changes or Events........................................ 15
         6.8      Compliance With Laws........................................................ 16
         6.9      Legal Proceedings........................................................... 16
         6.10     Reports..................................................................... 16
         6.11     Statements True and Correct................................................. 16
         6.12     Accounting, Tax, and Regulatory Matters..................................... 17
         6.13     Material Contracts.......................................................... 17

ARTICLE 7
                            CONDUCT OF BUSINESS PENDING CONSUMMATION.......................... 17
         7.1      Affirmative Covenants of Subject Company.................................... 17
         7.2      Negative Covenants of Subject Company....................................... 17
         7.3      Covenants of Parent......................................................... 19
         7.4      Adverse Changes in Condition................................................ 19
         7.5      Reports..................................................................... 19

ARTICLE 8
                                      ADDITIONAL AGREEMENTS................................... 20
         8.1      Registration Statement; Proxy Statement; Shareholder Approval............... 20
         8.2      Exchange Listing............................................................ 20
         8.3      Applications................................................................ 20
         8.4      Filings With State Offices.................................................. 21
         8.5      Agreement as to Efforts to Consummate....................................... 21
         8.6      Investigation and Confidentiality........................................... 21
         8.7      Press Releases.............................................................. 21
         8.8      Certain Actions............................................................. 21
         8.9      Accounting and Tax Treatment................................................ 23
         8.10     Agreement of Affiliates..................................................... 23
         8.11     Employee Benefits and Contracts............................................. 23
         8.12     Indemnification............................................................. 24
         8.13     Filing of Reports by Parent................................................. 25
         8.14     Voting  Agreement........................................................... 25

ARTICLE 9
                        CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE..................... 25
         9.1      Conditions to Obligations of Each Party..................................... 25
         9.2      Conditions to Obligations of Parent......................................... 26
         9.3      Conditions to Obligations of Subject Company................................ 28

ARTICLE 10
                                           TERMINATION........................................ 29
         10.1     Termination................................................................. 29
         10.2     Effect of Termination....................................................... 31
         10.3     Non-Survival of Representations and Covenants............................... 31



ARTICLE 11
                                          MISCELLANEOUS....................................... 31
         11.1     Definitions................................................................. 31
         11.2     Expenses.................................................................... 38
         11.3     Brokers and Finders......................................................... 38
         11.4     Entire Agreement............................................................ 38
         11.5     Amendments.................................................................. 38
         11.6     Waivers..................................................................... 38
         11.7     Assignment.................................................................. 39
         11.8     Notices..................................................................... 39
         11.9     Governing Law............................................................... 40
         11.10    Counterparts................................................................ 40
         11.11    Captions.................................................................... 40
         11.12    Interpretations............................................................. 40
         11.13    Enforcement of Agreement.................................................... 40
         11.14    Severability................................................................ 40

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of July 1, 1998, by and between LaPlace Bancshares, Inc., a Louisiana corporation having its principal office located in LaPlace, Louisiana ("Subject Company"), Union Planters Holding Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Merger Subsidiary"), and joined in by Union Planters Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Parent").

                                    PREAMBLE

         The Board of Directors of each of Subject Company, Merger Subsidiary and Parent is of the opinion that the transactions described herein are in the best interests of such Party and its respective shareholders. This Agreement and the Plan of Merger attached hereto at Exhibit 1 and incorporated herein by reference provide for the acquisition of Subject Company by Parent pursuant to the merger of Subject Company with and into Merger Subsidiary. At the Effective Time, the outstanding shares of the common stock of Subject Company shall be converted into the right to receive shares of the common stock of Parent (except as provided in Sections 3.1, 3.3 and 3.4 of this Agreement). As a result, shareholders of Subject Company shall become shareholders of Parent, and Surviving Corporation shall continue to conduct its business and operations as a wholly-owned subsidiary of Parent. The transactions described in this Agreement are subject to the approvals of the shareholders of Subject Company, the FRB, the LOFI, and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that (i) for federal income tax purposes this Agreement shall constitute a plan of merger and the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes the Merger shall qualify for treatment as a pooling-of-interests.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                    ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Subject Company shall be merged with and into Merger Subsidiary in accordance with the provisions of Section 48-21-109 of the TBCA and Section 112 of the LBCL, and with the effects provided in Section 48-21-108 of the TBCA and Section 115 of the LBCL (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement and the Plan of Merger, which have been approved and adopted by the respective Boards of Directors of Subject Company, Parent and Merger Subsidiary.

         1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Louisiana (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur as soon as is reasonably


                  LaPlace Bancshares - Merger Agreement Page 1 practicable, but in no event later than 30 days following the last to occur of
(i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereof), (ii) the date on which the shareholders of Subject Company approve this Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party's obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

         1.4 Restructure of Transaction. Parent shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which Parent may deem advisable; provided, however, that Parent shall not have the right, without the approval of the Board of Directors of Subject Company and, if required by the LBCL, the holders of the Subject Company Common Stock, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of Subject Company Common Stock are entitled to receive (determined in the manner provided in Section 3.1 of this Agreement); (ii) changes the intended tax free effects of the Merger to Parent, Subject Company or the holders of shares of Subject Company Common Stock; (iii) would permit Parent to pay the consideration other than by delivery of Parent Common Stock registered with the SEC (in the manner described in Section 4.1 of this Agreement); (iv) would be adverse to the interests of Subject Company or adverse to the holders of shares of Subject Company Common Stock; (v) would impede or delay consummation of the Merger by more than 30 days; or (vi) would require a vote of Parent's shareholders under relevant state Law. Parent may exercise this right of revision by giving written notice to Subject Company in the manner provided in Section 11.8 of this Agreement which notice shall be in the form of an amendment to this Agreement and the Plan of Merger or in the form of an Amended and Restated Agreement and Plan of Merger.

                                    ARTICLE 2
                                 TERMS OF MERGER

         2.1 Charter. The Charter of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

         2.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES


         3.1 Conversion of Shares. Subject to the provisions of this Article 3 (and Article 3 of the Plan of Merger), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.


                  LaPlace Bancshares - Merger Agreement Page 2

                  (b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of common stock of the Surviving Corporation from and after the Effective Time.

                  (c) Except for Dissenting Shares, each share of Subject Company Common Stock, (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 2.83 shares of Parent Common Stock (subject to possible adjustment as set forth in Section 3.2 of this Agreement, the "Exchange Ratio"). [exchange ratio to be determined by dividing the average closing price for UPC Common Stock for the 20 trading days immediately preceding the date this merger agreement is executed into $159.88] Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

                  (d) Dissenting Shares shall not be converted pursuant to
Section 3.1(c) in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with the applicable provisions of Section 131 of the LBCL. If a holder of Dissenting Shares becomes ineligible for payment under Section 131 of the LBCL, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 3.1(c) effective as of the Effective Time.

         3.2 Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by Subject Company or Parent. Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder which, immediately prior to the Effective Time, represented shares of Subject Company Common Stock (each a "Subject Company Certificate")) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of Parent Common Stock on the NYSE- Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                    ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. As soon as reasonably practicable, after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to each holder of record of a Subject Company Certificate appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Subject Company Certificates shall pass, only upon proper delivery of such Subject Company Certificates to the Exchange Agent). Subject Company shall have the right to review and approve the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures


                  LaPlace Bancshares - Merger Agreement Page 3 in connection with its duties, provided such rules and procedures do not have the effect of unreasonably delaying or limiting or eliminating the obligation of Parent and/or Merger Subsidiary to deliver the consideration contemplated by
Article 3 of this Agreement. After the Effective Time, each holder of shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1(c) of this Agreement, together with all undelivered dividends and other distributions, if any, in respect of such shares (without interest thereon) pursuant to Section
4.2 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of Subject Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Subject Company Certificates for exchange as provided in this Section 4.1 or in Section 4.2 of this Agreement. The Subject Company Certificates so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither Parent, Merger Subsidiary nor the Exchange Agent shall be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former Subject Company Shareholders. At the Effective Time, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1(c) and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. In addition, whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Subject Company Common Stock certificate, both a Parent Common Stock certificate and any undelivered dividends and other distributions payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and cash in lieu of fractional shares and dividends and other distributions deliverable in respect thereof pursuant to this Agreement.

                                    ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY

         Subject Company hereby represents and warrants to Parent, except as set forth in the Subject Company Disclosure Memorandum, as follows:


                  LaPlace Bancshares - Merger Agreement Page 4

         5.1 Organization, Standing, and Power. Subject Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Louisiana, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Subject Company is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.2 Authority; No Breach by Agreement. (a) Subject Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Subject Company, subject to the approval of this Agreement and the Plan of Merger by the holders of the number of outstanding shares of Subject Company Common Stock required by the LBCL, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Subject Company. Subject to such requisite shareholder approval, the receipt of all Consents required from Regulatory Authorities and the expiration of all mandatory waiting periods, and assuming due authorization, execution and delivery of this Agreement and the Plan of Merger by each of Parent and Merger Subsidiary, this Agreement and the Plan of Merger each represents a legal, valid, and binding obligation of Subject Company, enforceable against Subject Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws (including provisions of the U.S., Louisiana and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement or the Plan of Merger by Subject Company, nor the consummation by Subject Company, of the transactions contemplated hereby, nor compliance by Subject Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Subject Company, or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Subject Company or any Subject Company Subsidiary under, any Contract or Permit of Subject Company or any Subject Company Subsidiary, except for such Defaults and Liens which are not, and for such Consents which, if not obtained, are not, reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, or (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b) of this Agreement, violate any Law or Order applicable to Subject Company, its Subsidiaries or any of their respective material Assets.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from the FRB and from the LOFI, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Subject Company of the Merger and the other transactions contemplated in this Agreement.

         5.3 Capital Stock. (a) The authorized capital stock of Subject Company consists solely of: (i) 1,000,000 shares of Subject Company Common Stock, of which not more than 145,732 shares of Subject Company Common Stock are outstanding as of the date of this Agreement (exclusive of treasury shares) and not more than 145,732 shares of Subject Company Common Stock will be issued and outstanding at the Effective Time, and (ii) 1,000,000 shares of Subject Company Preferred Stock, of which no shares are outstanding as of the date of this Agreement and no shares of Subject Company Preferred Stock will be issued and outstanding at the Effective Time.

                  LaPlace Bancshares - Merger Agreement Page 5

All of the issued and outstanding shares of Subject Company Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the LBCL and Subject Company's Articles of Incorporation and Bylaws. None of the outstanding shares of Subject Company Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Subject Company.

                  (b) Other than as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of Subject Company outstanding and no outstanding Rights relating to the capital stock of Subject Company.

         5.4 Subject Company Subsidiaries. Subject Company has disclosed in
Section 5.4 of the Subject Company Disclosure Memorandum all of the Subject Company Subsidiaries that are corporations (identifying its jurisdiction of incorporation) and all of the Subject Company Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, and the amount and nature of the ownership interest therein of Subject Company Subsidiaries). Except as set forth in
Section 5.4 of the Subject Company Disclosure Memorandum, Subject Company or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Subject Company Subsidiaries. Except as set forth in Section 5.4 of the Subject Company Disclosure Memorandum, no capital stock (or other equity interest) of any Subject Company Subsidiary is or may become required to be issued (other than to another Subject Company Subsidiary) by reason of any Rights, and there are no Contracts by which Subject Company or any of the Subject Company Subsidiaries is bound to issue (other than to Subject Company or another of the Subject Company Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Subject Company or any of the Subject Company Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Subject Company or any of the Subject Company Subsidiaries (other than to Subject Company or any of the Subject Company Subsidiaries). Except as set forth in Section 5.4 of the Subject Company Disclosure Memorandum, there are no Contracts relating to the rights of Subject Company or any Subject Company Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of Subject Company or any Subject Company Subsidiary. All of the shares of capital stock (or other equity interests) of each Subject Company Subsidiary held by Subject Company or any Subject Company Subsidiary are fully paid and are owned by Subject Company or a Subject Company Subsidiary free and clear of any Liens. Each Subject Company Subsidiary is either a bank or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Subject Company Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. The only Subject Company Subsidiary that is a depository institution is Bank of LaPlace of St. John the Baptist Parish, Louisiana (the "Bank"). The Bank is an "insured depository institution" as defined in Section 3(c)(2) of the Federal Deposit Insurance Act and applicable regulations thereunder. The deposits in the Bank are insured by the Federal Deposit Insurance Corporation to the maximum extent permitted by the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder. The Bank is a member of the Bank Insurance Fund. The minute book and other organizational documents (and all amendments thereto) for Subject Company and each Subject Company Subsidiary that is a "Significant Subsidiary" (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) have been or will be made available to Parent for its review, and are true and complete (except as set forth in Section
5.4 of the Subject Company Disclosure Memorandum) in all material respects as in effect as of the date of this Agreement.

         5.5 Financial Statements. Subject Company has delivered to Parent (or will deliver, when available, with respect to periods ended after the date of this Agreement) true, correct and complete copies of (i) the audited consolidated statements of financial position (including related notes and schedules, if any) of Subject Company as of December 31, 1997, and as of December 31, 1996 and December 31, 1995, and the related consolidated


                  LaPlace Bancshares - Merger Agreement Page 6 statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) for the years ended December 31, 1997, 1996 and 1995 (the "Audited Subject Company Financial Statements"); and
(ii) the unaudited consolidated statements of financial position of Subject Company (including related notes and schedules, if any) and related statements of operations, changes in stockholders' equity, and cash flows (including related notes and schedules, if any) of Subject Company with respect to any period ending subsequent to December 31, 1997, and prior to the Closing Date (the "Interim Subject Company Financial Statements" and, collectively with the Audited Subject Company Financial Statements, the "Subject Company Financial Statements"). Such Subject Company Financial Statements (i) were (or will be) prepared from the records of Subject Company and/or each Subject Company Subsidiary; (ii) were (or will be) prepared in accordance with GAAP (or, where applicable, regulatory accounting principles) consistently applied (except that substantially all of the disclosures and the statements of cash flows have been omitted from the Interim Subject Company Financial Statements); (iii) fairly present (or, when prepared, will fairly present) in all material respects Subject Company's consolidated financial condition and the consolidated results of its operations, changes in stockholders' equity and cash flows at the relevant dates thereof and for the periods covered thereby, except that the Interim Subject Company Financial Statements were or are subject to normal and recurring year-end adjustments which were or are not expected to be material in amount or effect; (iv) do contain or reflect (or, when prepared, will contain and reflect) all necessary adjustments and accruals for a fair presentation of Subject Company's consolidated financial condition and the consolidated results of its operations and cash flows for the periods covered by such financial statements; (v) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions or allowances for loan losses and for other real estate and Taxes, with respect to the periods then ended; and (vi) do contain and reflect (or, when prepared, will contain and reflect) adequate provisions for all reasonably anticipated liabilities for Post Retirement Benefits Other Than Pensions ("OPEB") pursuant to SFAS Nos. 106 and 112.

         5.6 Absence of Undisclosed Liabilities. Neither Subject Company nor any of the Subject Company Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Subject Company as of December 31, 1997, or which are included in the Subject Company Financial Statements made available prior to the date of this Agreement or reflected in the notes and schedules, if any, thereto. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or (ii) in connection with the transactions contemplated by this Agreement.

         5.7 Absence of Certain Changes or Events. Since March 31, 1998, except as disclosed in Section 5.7 of the Subject Company Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.8 Tax Matters. Except as set forth in Section 5.8 of the Subject Company Disclosure Memorandum:

                  (a) All material Tax Returns required to be filed by or on behalf of Subject Company or any of the Subject Company Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1997, and, to the knowledge of Subject Company, all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination or refund Litigation with respect to any material Taxes, except as reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation related to Tax Returns and/or Taxes of Subject Company have been paid. There are no Liens with respect to Taxes upon any of the Assets of Subject Company or any of the Subject Company Subsidiaries.

                  (b) Neither Subject Company nor any of the Subject Company Subsidiaries has executed an


                  LaPlace Bancshares - Merger Agreement Page 7 extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                  (c) Adequate provision for any Taxes due or to become due for Subject Company or the Subject Company Subsidiaries for the period or periods through and including the date of the respective Subject Company Financial Statements has been (or will be) made and is (or will be) reflected on such Subject Company Financial Statements.

                  (d) Material deferred Taxes of Subject Company and the Subject Company Subsidiaries have been provided for in accordance with GAAP.

                  (e) Subject Company and the Subject Company Subsidiaries are in compliance with, and the records of Subject Company and each of the Subject Company Subsidiaries contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of non-compliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                  (f) Neither Subject Company nor any of the Subject Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                  (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of Subject Company or any of the Subject Company Subsidiaries that occurred during or after any Taxable Period in which Subject Company or any of the Subject Company Subsidiaries incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1997.

                  (h) Neither Subject Company nor any of the Subject Company Subsidiaries is a party to any tax allocation or sharing agreement and neither Subject Company nor any of the Subject Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Subject Company) or has any Liability for taxes of any Person (other than Subject Company and the Subject Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor or by Contract or otherwise.

         5.9 Assets. Except as disclosed or reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement, Subject Company and the Subject Company Subsidiaries have good and indefeasible title, free and clear of all Liens, to all of their respective material Assets reflected on the balance sheet as of March 31, 1998 included in such Subject Company Financial Statements, other than any of such Assets which have been sold or otherwise disposed of since March 31, 1998. All tangible properties used in the businesses of Subject Company and its Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business of Subject Company and its Subsidiaries, except for instances in which the failure to so be is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. All Assets which are material to Subject Company's business on a consolidated basis, held under leases or subleases by the Subject Company or any of the Subject Company Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws (including provisions of the U.S., Louisiana and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Subject Company and the Subject Company Subsidiaries currently maintain insurance in amounts and coverage which, in the reasonable opinion of management of Subject Company, are


                  LaPlace Bancshares - Merger Agreement Page 8 adequate for the operations of Subject Company and the Subject Company Subsidiaries. Neither Subject Company nor any of the Subject Company Subsidiaries has received notice from any insurance carrier that (i) insurance that is now in effect will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to policies of insurance that are now in effect will be substantially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by Subject Company or any of the Subject Company Subsidiaries under such policies.

         5.10 Intellectual Property. Subject Company or a Subject Company Subsidiary owns, is the valid licensee of, or otherwise has the right to use, all Intellectual Property material to the business of Subject Company. To the Knowledge of Subject Company, none of the Intellectual Property material to the business conducted by Subject Company or the Subject Company Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement or violation. Except as set forth in Section 5.10 of the Subject Company Disclosure Memorandum, neither Subject Company nor the Subject Company Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property. To the Knowledge of Subject Company, no officer, director, or employee of Subject Company or the Subject Company Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Subject Company or any of the Subject Company Subsidiaries.

         5.11 Environmental Matters. Except as set forth in Section 5.11 of the Subject Company Disclosure Memorandum:

                  (a) To the Knowledge of Subject Company, each of Subject Company and the Subject Company Subsidiaries, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all applicable Environmental Laws, except for instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                  (b) To the Knowledge of Subject Company, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Subject Company, any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting a site owned, leased, or operated by Subject Company or any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor, to the Knowledge of Subject Company, is there any reasonable basis for any Litigation of a type described in this sentence.

                  (c) During the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or
(iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Prior to the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or (iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                  LaPlace Bancshares - Merger Agreement Page 9

         5.12 Compliance With Laws. Subject Company is duly registered as a bank holding company under the BHC Act. Each of Subject Company and the Subject Company Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such Permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Neither Subject Company nor any of the Subject Company Subsidiaries:

                  (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for any such violations as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company; or

                  (b) has received any notification or communication since January 1, 1996 from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Subject Company or any of the Subject Company Subsidiaries is in violation of any of the Laws or Orders which such governmental authority or Regulatory Authority enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company), (ii) threatening to revoke any material Permits, or (iii) requiring Subject Company or any of the Subject Company Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board of Directors resolution or similar undertaking, which is still in effect and which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.13 Labor Relations. Neither Subject Company nor any of the Subject Company Subsidiaries is the subject of any Litigation asserting that Subject Company or any of the Subject Company Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Subject Company or any of the Subject Company Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute (excluding matters which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company) involving Subject Company or any of the Subject Company Subsidiaries, pending or, to the Knowledge of Subject Company, threatened, nor to the Knowledge of Subject Company, is there any activity involving Subject Company's or any of the Subject Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other collective bargaining organizational activity.

5.14 Employee Benefit Plans. (a) Subject Company has disclosed in Section 5.14(a) of the Subject Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement copies of, all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other material incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other material employee benefit or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Subject Company, the Subject Company Subsidiaries or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary are eligible to participate (collectively, the "Subject Company Benefit Plans"). Any of the Subject Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Subject Company ERISA Plan." Neither Subject Company nor any Subject Company Subsidiary maintains any "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code). No Subject Company ERISA Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (b) All Subject Company Benefit Plans are in compliance in all material respects with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.


                  LaPlace Bancshares - Merger Agreement Page 10

Each Subject Company ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code either is a standardized prototype plan or has received a favorable determination letter from the Internal Revenue Service, and Subject Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of Subject Company, neither Subject Company nor any of the Subject Company Subsidiaries is subject to a Tax imposed by Section 4975 of the Internal Revenue Code or a civil penalty imposed by Section 502(i) of ERISA.

                  (c) No "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) or any "single-employer plan," within the meaning of
Section 4001(a)(15) of ERISA, formerly maintained by Subject Company or any of the Subject Company Subsidiaries, or the single-employer plan of any entity which is considered one employer with Subject Company under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA. Neither Subject Company nor any of the Subject Company Subsidiaries has provided, or, to Subject Company's knowledge, is required to provide, security to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

                  (d) Within the six year period preceding the Effective Time, no material Liability under Subtitle C or D of Title IV of ERISA has been incurred by Subject Company or any of the Subject Company Subsidiaries with respect to any current, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived, has been required to be filed for any Subject Company Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof.

                  (e) Neither Subject Company nor any of the Subject Company Subsidiaries has any material Liability for retiree health and life benefits under any of the Subject Company Benefit Plans, and there are no restrictions on the rights of Subject Company or any of the Subject Company Subsidiaries to amend or terminate any such retiree health or benefit Plan without incurring Liability thereunder.

                  (f) Except as set forth in Section 5.14(f) of the Subject Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of Subject Company or any of the Subject Company Subsidiaries from Subject Company or any of the Subject Company Subsidiaries under any Subject Company Benefit Plan, (ii) increase any benefits otherwise payable under any Subject Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                  (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Subject Company Subsidiary and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the Audited Subject Company Financial Statements to the extent required by and in accordance with GAAP.

         5.15 Material Contracts. Except as set forth in Section 5.15 of the Subject Company Disclosure Memorandum, neither Subject Company, the Subject Company Subsidiaries, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by Subject Company or any of the Subject Company Subsidiaries or the guarantee by Subject Company or any of the Subject Company Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases

                  LaPlace Bancshares - Merger Agreement Page 11 of federal funds, Federal Home Loan Bank advances, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contracts which prohibit or restrict Subject Company or any of the Subject Company Subsidiaries from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contracts between or among Subject Company and the Subject Company Subsidiaries, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract (not disclosed in the Subject Company Financial Statements delivered prior to the date of this Agreement) which is a financial derivative Contract (including various combinations thereof), and (vi) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Subject Company SEC Document which would have been filed by Subject Company prior to the date of this Agreement if Subject Company was required to file SEC Documents (together with all Contracts referred to in Sections 5.9 and 5.14(a) of this Agreement, the "Subject Company Contracts"). With respect to each Subject Company Contract: (i) the Contract is in full force and effect; (ii) neither Subject Company nor any Subject Company Subsidiary is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company);
(iii) neither Subject Company nor any Subject Company Subsidiary has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Subject Company, in Default in any material respect or has repudiated or waived any material provision thereunder. Except as set forth in Section 5.15 of the Subject Company Disclosure Memorandum, all of the indebtedness of Subject Company or any Subject Company Subsidiary for money borrowed is prepayable at any time by Subject Company or the particular Subject Company Subsidiary without material penalty or premium.

         5.16 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Subject Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Subject Company or any of the Subject Company Subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Subject Company or any of the Subject Company Subsidiaries. Section 5.16 of the Subject Company Disclosure Memorandum includes a summary report of all material Litigation as of the date of this Agreement which names Subject Company or a Subject Company Subsidiary as a defendant or cross-defendant.

         5.17 Reports. Since January 1, 1995, or the applicable date of organization if later, Subject Company and each Subject Company Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, if any, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except untimely filings or failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), no Subject Company document or report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Subject Company Subsidiaries is required to file any SEC Documents.

         5.18 Statements True and Correct. None of the information supplied or to be supplied by Subject Company expressly for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Subject Company expressly for inclusion in the Subject Company Proxy Statement to be mailed to Subject Company's shareholders in connection with the Subject Company Shareholders' Meeting, and any other documents to be filed by Subject Company with the SEC or any other Regulatory Authority in connection with the


                  LaPlace Bancshares - Merger Agreement Page 12 transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Subject Company Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Subject Company Proxy Statement or any amendment thereof or supplement thereto, at the time of the Subject Company Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement made by Subject Company in any earlier communication with respect to the solicitation of any proxy for the Subject Company Shareholders' Meeting. All documents that Subject Company or any Subject Company Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         5.19 Accounting, Tax, and Regulatory Matters. Neither Subject Company nor any of the Subject Company Subsidiaries has taken any action or has any Knowledge of any fact or circumstance relating to Subject Company that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.

         5.20 Charter Provisions; Takeover Laws. Subject Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation, Bylaws or other governing instruments of Subject Company or any Subject Company Subsidiary or restrict or impair the ability of Parent or any of the Parent Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Subject Company or any Subject Company Subsidiary. Subject Company has taken all necessary action to exempt this Agreement and the Plan of Merger from, and the transactions contemplated hereby and thereby are exempt from, any "super-majority" voting requirements or the requirements of any "moratorium," "fair price," "business combination," "control share," or other anti-takeover provisions under applicable Laws, or the Articles of Incorporation or Bylaws of the Subject Company or any Subject Company Subsidiary (collectively, "Takeover Laws").

                                    ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF PARENT


                  Parent hereby represents and warrants to Subject Company, except as set forth in Parent's Disclosure Memorandum, as follows:

         6.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.2 Authority; No Breach by Agreement. (a) Parent and Merger Subsidiary each have the corporate power and authority necessary to execute, deliver and perform its respective obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Plan of Merger by Parent and Merger Subsidiary and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent and Merger Subsidiary, subject to the adoption of an amendment to the Restated Charter of Incorporation of Parent to increase the number of authorized

                  LaPlace Bancshares - Merger Agreement Page 13 shares of Parent Common Stock. Subject to the receipt of all Consents required from Regulatory Authorities and the expiration of all mandatory waiting periods, assuming the due authorization, execution and delivery of this Agreement and the Plan of Merger by Subject Company, this Agreement and the Plan of Merger each represents a legal, valid, and binding obligation of each of Parent and Merger Subsidiary, enforceable against each of them in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws (including provisions of the U.S., Louisiana and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement or the Plan of Merger by Parent and/or Merger Subsidiary, nor the consummation by Parent and Merger Subsidiary, of the transactions contemplated hereby or thereby, nor compliance by Parent and Merger Subsidiary with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of Parent's Restated Charter of Incorporation or Bylaws or of Merger Subsidiary's Charter of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Parent or any Parent Subsidiary under, any Contract or Permit of Parent or any Parent Subsidiary, except for such Defaults and Liens which are not, and for such Consents which, if not obtained, are not, reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary, or (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b) of this Agreement, violate any Law or Order applicable to Parent or any Parent Subsidiary or any of their respective material Assets.

                  (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from the FRB under Sections 3 and 4 of the BHC Act and from the LOFI, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated in this Agreement.

         6.3 Capital Stock. The authorized capital stock of Parent consists solely of (i) 300,000,000 shares of Parent Common Stock, of which 84,970,899 shares were issued and outstanding as of May 1, 1998, and (ii) 10,000,000 shares of Parent Preferred Stock, of which 1,156,231 shares of Parent Series E Preferred Stock were issued and outstanding as of May 1, 1998. All of the issued and outstanding shares of Parent Capital Stock are, and all of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger, when issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger and in accordance with the terms of this Agreement, will be, duly and validly authorized, issued and outstanding, and fully paid and nonassessable under the TBCA and Parent's Restated Charter of Incorporation and Bylaws. All shares of Parent Common Stock to be issued upon consummation of the Merger, when issued in accordance with this Agreement, will be, at the time of their delivery, free and clear of all Liens. None of the outstanding shares of Parent Capital Stock has been, and none of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of any Person. As of the date hereof and as of the Closing Date, to the Knowledge of Parent, none of the issued and outstanding shares of Parent Capital Stock has been or will have been issued in violation of the Securities Laws or any other applicable securities Laws. To the Knowledge of Parent, there are no facts or circumstances that would preclude the Parent Common Stock to be issued in the Merger from being approved for listing on the NYSE.

         6.4 Parent Subsidiaries. Except as set forth in Section 6.4 of the Parent Disclosure Memorandum, Parent owns all of the issued and outstanding capital stock of Merger Subsidiary, and Parent or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the other Parent Subsidiaries which would qualify as a "Significant Subsidiary" (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) of Parent. No capital stock (or other equity interest) of any Parent Subsidiary which would qualify as a Significant Subsidiary of Parent, is or may become


                  LaPlace Bancshares - Merger Agreement Page 14 required to be issued (other than to another Parent Subsidiary) by reason of any Rights, and there are no Contracts by which Parent or any of the Parent Subsidiaries which is a Significant Subsidiary of Parent, is bound to issue (other than to Parent or any of the Parent Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Parent or any of such significant Parent Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Parent or any of the Parent Subsidiaries (other than to Parent or any of the Parent Subsidiaries). There are no Contracts relating to the rights of Parent or any Parent Subsidiary which would qualify as a Significant Subsidiary of Parent, to vote or to dispose of any shares of the capital stock (or other equity interests) of any of the Parent Subsidiaries. All of the shares of capital stock (or other equity interests) of each Parent Subsidiary which would qualify as a Significant Subsidiary of Parent and held by Parent or any Parent Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Parent or a Parent Subsidiary free and clear of any Liens. None of the issued and outstanding shares of capital stock of Merger Subsidiary, and none of the issued and outstanding stock of any other Parent Subsidiary which qualifies as a Significant Subsidiary of Parent, has been issued in violation of any preemptive rights of any Person. Each Parent Subsidiary is either a bank, federal savings bank, or a savings association, partnership, limited liability company or a corporation, and each such Parent Subsidiary which qualifies as a Significant Subsidiary of Parent is duly organized, validly existing and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Parent Subsidiary which qualifies as a Significant Subsidiary of Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.5 Financial Statements. Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Documents, including any Parent SEC Document filed after the date of this Agreement until the Effective Time,: (i) complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, (ii) was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Regulation S-X promulgated under the Securities Laws), (iii) fairly presented, or will fairly present, in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

         6.6 Absence of Undisclosed Liabilities. Neither Parent nor any of the Parent Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Parent as of December 31, 1997, or which are included in the Parent Financial Statements made available prior to the date of this Agreement, or reflected in the notes and schedules, if any, thereto. Neither Parent nor any of the Parent Subsidiaries has incurred or paid any Liability since March 31, 1998, except for such Liabilities incurred or paid (i) which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or (ii) in connection with the transactions contemplated by this Agreement.

         6.7 Absence of Certain Changes or Events. Since March 31, 1998, except as disclosed in the Parent SEC Documents made available prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.



                  LaPlace Bancshares - Merger Agreement Page 15

         6.8 Compliance With Laws. Parent is duly registered as a bank holding company under the BHC Act. Each of Parent and the Parent Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of the Parent Subsidiaries:

                  (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; or

                  (b) has received any notification or communication since January 1, 1996 from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Parent or any Parent Subsidiary is in violation of any of the Laws or Orders which such governmental authority or Regulatory Authority enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent), (ii) threatening to revoke any material Permits, or (iii) requiring Parent or any Parent Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which is still in effect and which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         6.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Parent or any Parent Subsidiary, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Parent or any Parent Subsidiary.

         6.10 Reports. Since January 1, 1995, or the applicable date of organization if later, Parent and each Parent Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except untimely filings or failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, no Parent document or report contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for Parent Subsidiaries that are registered as a broker, dealer, or investment advisor, no Parent Subsidiary is required to file any SEC Documents.

         6.11 Statements True and Correct. None of the information supplied or to be supplied by Parent or any Parent Subsidiary expressly for inclusion in the Registration Statement to be filed by Parent with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent or any Parent Subsidiary expressly for inclusion in the Subject Company Proxy Statement to be mailed to Subject Company's shareholders in connection with the Subject Company Shareholders' Meeting, and any other documents to be filed by Parent or any Parent Subsidiary with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Subject Company Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the


                  LaPlace Bancshares - Merger Agreement Page 16

Subject Company Proxy Statement or any amendment thereof or supplement thereto, at the time of the Subject Company Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any information supplied or to be supplied by Parent or any Parent Subsidiary which was contained in any earlier communication with respect to the solicitation of any proxy for the Subject Company Shareholders' Meeting. All documents that Parent or any Parent Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         6.12 Accounting, Tax, and Regulatory Matters. Neither Parent nor any Parent Subsidiary has taken any action or has any Knowledge of any fact or circumstance relating to Parent that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement, or (iii) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment.

         6.13 Material Contracts. Except as set forth in Section 6.13 of the Parent Disclosure Memorandum, neither Parent, the Parent Subsidiaries, nor any of their respective Assets, businesses or operations is a party to, or is bound or affected by, or receives benefits under, any Contract or amendment thereto that falls within the definition of a "Material Contract" contained in Item 601 of Regulation S-K promulgated under the Securities Laws (the "Parent Material Contracts") that has not been filed as an exhibit to a Parent SEC Document filed by Parent prior to the date of this Agreement. With respect to each Parent Material Contract: (i) the Contract is in full force and effect; (ii) neither Parent nor any Parent Subsidiary is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; (iii) neither Parent nor any Parent Subsidiary has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Parent, in Default in any material respect or has repudiated or waived any material provisions thereunder.


                                    ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 Affirmative Covenants of Subject Company. Unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or expressly provided for in the Subject Company Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Subject Company shall and shall cause each of the Subject Company Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) use reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         7.2 Negative Covenants of Subject Company. Except as specifically permitted by this Agreement or as and to the extent expressly disclosed or provided for in the Subject Company Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Subject Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Subject Company Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Parent, which consent shall not be unreasonably withheld:

                  (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of Subject Company or any Subject Company Subsidiary; or


                  LaPlace Bancshares - Merger Agreement Page 17

                  (b) incur any additional debt obligation for borrowed money (other than indebtedness of Subject Company or the Subject Company Subsidiaries to each other) in excess of an aggregate of $50,000 (for Subject Company and the Subject Company Subsidiaries on a consolidated basis) except in the ordinary course of the business of the Subject Company Subsidiaries consistent with past practices (which shall include, for the Subject Company Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material Asset of Subject Company or any of the Subject Company Subsidiaries of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and the satisfaction of legal requirements in the exercise of trust powers and Liens in effect as of the date hereof that are disclosed in the Subject Company Disclosure Memorandum); or

                  (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Subject Company or any of the Subject Company Subsidiaries, or declare or pay any dividend or make any other distribution in respect of Subject Company's capital stock, provided that Subject Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular cash dividends on the shares of Subject Company Common Stock in an amount not in excess of $.25 per share per quarter during 1998, and $.75 per share per quarter during 1999; provided, that, notwithstanding the provisions of Section 1.3, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the period in which the Effective Time occurs, the holders of Subject Company Common Stock do not become entitled to receive both a dividend in respect of their Subject Company Common Stock and a dividend in respect of Parent Common Stock or fail to be entitled to receive any dividend; or

                  (d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of common stock or any other capital stock of Subject Company or any Subject Company Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, or other Right to acquire any such stock, or any security convertible into any such stock; or

                  (e) adjust, split, combine or reclassify any capital stock of Subject Company or any of the Subject Company Subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Subject Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Subject Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Subject Company Subsidiary) or any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except for purchases of investment securities acquired in the ordinary course of business consistent with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly-owned Subsidiary of Subject Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                  (g) grant any increase of more than 5% in annual compensation or benefits to any employees or officers of Subject Company or the Subject Company Subsidiaries whose total compensation after such increase would exceed $25,000 per year, except in the ordinary course of business consistent with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of Subject Company or the Subject Company Subsidiaries; grant any material increase in fees or other increases in

                  LaPlace Bancshares - Merger Agreement Page 18 compensation or other benefits to directors of Subject Company or the Subject Company Subsidiaries; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of Subject Company); or

                  (h) enter into or amend any employment Contract between Subject Company or any Subject Company Subsidiary and any Person (unless such amendment is required by Law) that Subject Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                  (i) adopt any new employee benefit plan of Subject Company or the Subject Company Subsidiaries or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Subject Company or any of the Subject Company Subsidiaries, other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, nor shall Subject Company or any Subject Company Subsidiary make any distributions from such employee benefit plans, except as required by Law, by the terms of such plans, or in a manner consistent with past practices with respect to the applicable plan; or

                  (j) make any material change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Subject Company or any Subject Company Subsidiary for material money damages or restrictions upon the operations of Subject Company or any Subject Company Subsidiary; or

                  (l) except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.

         7.3 Covenants of Parent. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent covenants and agrees that it shall (i) continue to conduct its business and the business of the Parent Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Parent Common Stock and the business prospects of Parent and the Parent Subsidiaries, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein or which would prevent the satisfaction of the conditions precedent set forth in Article 9 of this Agreement, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Party copies of all such reports promptly after the same are filed.



                  LaPlace Bancshares - Merger Agreement Page 19

                                    ARTICLE 8
                              ADDITIONAL AGREEMENTS

         8.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as reasonably practicable after the execution of this Agreement, each of Parent and Subject Company shall cooperate in the preparation and filing of, and Parent will file, the Registration Statement, of which the Subject Company Proxy Statement shall form a part, with the SEC. Each of the Parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its Subsidiaries as any of the other Parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Subject Company Proxy Statement. Parent shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act as soon as reasonably practicable, and Parent shall take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Parent Common Stock upon consummation of the Merger. Subject Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such action. Parent shall use all reasonable efforts to have or cause the Registration Statement to become effective as soon as reasonably practicable, and shall take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Parent shall use its commercially reasonable best efforts to cause the Registration Statement to remain effective through the Effective Time. No amendment or supplement to the Registration Statement shall be made by Parent without the approval of Subject Company. Parent and Subject Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order suspending the effectiveness of the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the staff of the SEC for amendment of the Registration Statement or the Subject Company Proxy Statement, the receipt from the staff of the SEC of comments thereon or any request by the staff of the SEC for additional information with respect thereto. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby shall at the time of filing comply as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act. Subject Company shall call the Subject Company Shareholders' Meeting for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. Subject Company shall call the Subject Company Shareholders' Meeting as soon as practicable after the Registration Statement is declared effective by the SEC. In connection with the Subject Company Shareholders' Meeting, (i) the Board of Directors of Subject Company shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its shareholders the approval of the Merger, and (ii) the Board of Directors (subject to compliance with its fiduciary duties as advised by counsel) and officers of Subject Company shall use their reasonable efforts to obtain shareholder approval of the Merger.

         8.2 Exchange Listing. Parent shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the holders of Subject Company Common Stock pursuant to the Merger, and Parent shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

         8.3 Applications. As soon as reasonably practicable after the date hereof, Parent shall prepare and file, and Subject Company shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. Parent shall provide Subject Company and its counsel with copies of such applications prior to filing. Each of the Parties shall deliver to each of the other Parties copies of all filings, correspondence and orders sent by such Party to and copies of all filings, correspondence and orders received by such Party from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

                  LaPlace Bancshares - Merger Agreement Page 20

         8.4 Filings With State Offices. Upon the terms and subject to the conditions of this Agreement, Parent, Merger Subsidiary and Subject Company each agree to execute and file Articles of Merger with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Louisiana in connection with the Closing.

         8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party shall keep the other Parties advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as any other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such Party's customers, jeopardize any attorney-client privilege or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party shall affect the representations and warranties of any other Party.

                  (b) Each Party will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents, consultants, and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary Consents of Regulatory Authorities) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other Parties gathered from the other Parties, or their respective officers, directors, employees, agents, consultants or Representatives, pursuant to this Agreement, except to the extent that such documents or information can be shown to have been (i) previously lawfully known by the Party receiving such documents or information,
(ii) in the public domain through no fault of such receiving Party, or (iii) later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Except as provided in Sections 8.1, 8.2 and 8.3 hereof, no Party will disclose or otherwise provide any confidential or proprietary documents or information of another Party to any other Person, except to the Party's auditors, Representatives and other consultants and advisors who need such documents or information in connection with this Agreement and the transactions contemplated hereby, and the Parties agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof.

         8.7 Press Releases. Prior to the Effective Time, Subject Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section
8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel reasonably deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law. Parent and Subject Company agree to use their reasonable best efforts to issue a press release announcing the execution and delivery of this Agreement within two (2) days after the date of this Agreement.

         8.8 Certain Actions. (a) Except with respect to this Agreement and the transactions contemplated hereby, after the date of this Agreement, neither Subject Company, the Subject Company Subsidiaries nor any Representatives thereof retained by Subject Company or the Subject Company Subsidiaries shall directly or indirectly


                  LaPlace Bancshares - Merger Agreement Page 21 solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Subject Company's Board of Directors as advised by counsel, Subject Company, the Subject Company Subsidiaries, or Representatives thereof shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Subject Company may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Subject Company shall promptly notify Parent orally and in writing in the event that it receives any Acquisition Proposal or inquiry related thereto. Subject Company shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and
(ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

                  (b) As a condition of and as an inducement to Parent's entering into this Agreement, Subject Company covenants, acknowledges, and agrees that it shall be a specific, absolute, and unconditionally binding condition precedent to Subject Company's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal, other than this Agreement and the transactions contemplated in this Agreement, regardless of whether Subject Company has otherwise complied with the provisions of Section 8.8(a) hereof, that Subject Company or such third party which is a party of the Acquisition Proposal shall have paid Parent, as liquidated damages, the sum of Eight Hundred Thousand Dollars ($800,000), which sum represents the (i) direct costs and expenses (including, but not limited to, fees and expenses incurred by Parent's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by or on behalf of Parent in negotiating and undertaking to carry out the transactions contemplated by this Agreement; and (ii) indirect costs and expenses of Parent in connection with the transactions contemplated by this Agreement, including Parent's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; and (iii) Parent's loss as a result of the transactions contemplated by this Agreement not being consummated. Accordingly, Subject Company hereby stipulates and covenants that prior to Subject Company's entering into a letter of intent, agreement in principle, or definitive agreement, (whether binding or non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal or supporting or indicating an intent to support an Acquisition Proposal, either Subject Company or such third party shall have paid to Parent the amount set forth above in immediately available funds to satisfy the specific, absolute, and unconditionally binding condition precedent imposed by this Section 8.8. Notwithstanding anything to the contrary in this Section 8.8(b), in the event such Acquisition Proposal should be the result of a hostile takeover of Subject Company, any sums due Parent hereunder shall be paid only at the closing of the transactions set forth in such Acquisition Proposal. Parent acknowledges that under no circumstances shall any officer or director of Subject Company) (unless such officer or director shall have an interest in a potential acquiring party in any Acquisition Proposal) be held personally liable to Parent for any amount of the foregoing payment. On payment of such amount to Parent, Parent shall have no cause of action or claim (either in law or equity) whatsoever against Subject Company, or any officer of director of Subject Company, with respect to or in connection with such Acquisition Proposal or this Agreement.

                  (c) The requirements, conditions, and obligations imposed by
Section 8.8(b) shall continue in full force and effect from the date of this Agreement until the earlier of (i) the Effective Time; (ii) September 30, 1999; or (iii) the date on which this Agreement shall have been terminated (A) mutually by the Parties pursuant to Section 10.1(a) of this Agreement; (B) by Subject Company pursuant to Section 10.1(b) or 10.1(c) of this Agreement; (C) by Subject Company pursuant to Section 10.1(e) or Section 10.1(f), unless the failure to consummate the transactions contemplated by this Agreement by March 31, 1999, results from or is related to pending or threatened Litigation arising out of or in connection with the Merger or an Acquisition Proposal related to Subject Company or any Subject Company Subsidiary, in which case the date shall be extended to that date which is thirty (30) days after the final termination of such Litigation or threatened Litigation; (D) by either Party pursuant to
Section 10.1(d)(i) of this Agreement; or (E) by Subject Company and Parent pursuant to Section 10.1(g) of this Agreement.




                  LaPlace Bancshares - Merger Agreement Page 22

         8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         8.10 Agreement of Affiliates. Subject Company has disclosed in Section
8.10 of the Subject Company Disclosure Memorandum each Person whom it reasonably believes may be deemed to be an "affiliate" of Subject Company as of the date of this Agreement for purposes of Rule 145 under the 1933 Act. Subject Company shall use its reasonable efforts to cause each such Person to deliver to Parent, not later than 40 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person: (i) will not sell, transfer, or otherwise dispose of the shares of Subject Company Common Stock held by such Person, except as contemplated by such agreement or by this Agreement, and (ii) will not sell, transfer, or otherwise dispose of the shares of Parent Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of Parent Common Stock issued to such affiliates of Subject Company in exchange for shares of Subject Company Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.10 (and Parent shall be entitled to place restrictive legends upon certificates for shares of Parent Common Stock issued to affiliates of Subject Company pursuant to this Agreement to enforce the provisions of this Section 8.10). Parent shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Parent Common Stock by such affiliates.

         8.11 Employee Benefits and Contracts. Following the Effective Time, Parent shall provide to officers and employees of the Subject Company and any Subject Company Subsidiary, employee benefits under employee benefit and welfare plans of Parent or the Parent Subsidiaries on terms and conditions which when taken as a whole are substantially similar to those currently provided by Parent or a Parent Subsidiary to their similarly situated officers and employees. For purposes of participation, vesting, and benefit accrual under such employee benefit plans, the service of the employees of the Subject Company and any Subject Company Subsidiary prior to the Effective Time shall be treated as service with Parent or a Parent Subsidiary participating in such employee benefit plans. At and after the Effective Time, all contributions under Subject Company's 401(k) Plan ("Plan") as in effect on the date of the Agreement shall cease and employees of Subject Company and the Subject Company Subsidiaries who continue their employment with Parent or Parent's Subsidiaries after the Effective Time shall be entitled to participate in Parent's 401(k) Plan to the same extent as other employees of Parent as of immediately after the Effective Time. Subject Company, in coordination with Parent's Human Resources Department, shall take such steps as are necessary to merge Subject Company's 401(k) Plan with and into Parent's 401(k) Plan as of the Effective Time or as soon as reasonably practicable after the Effective Time, but any delay in effectuating such merger shall not delay Subject Company's employees' right to participate in Parent's 401(k) Plan as of the Effective Time; provided, however, that should a merger of Subject Company's Plan be prohibited by law or not administratively feasible, as determined by Parent's Human Resources Department and communicated to Subject Company at least 60 days prior to the Effective Time of the Merger, then Subject Company shall take such steps necessary to terminate its 401(k) Plan as of or immediately prior to the Effective Time of the Merger. Prior to the Effective Time, Subject Company shall fully reserve for all anticipated costs and expenses related to its 401(k) Plan and the merger thereof into Parent's 401(k) Plan, or termination thereof, whichever may be the case. Subject Company, in coordination with Parent's Human Resources Department, shall obtain such regulatory determinations regarding the termination of Subject Company's 401(k) Plan, if applicable, or regarding the merger of Subject Company's Plan into the Parent 401(k) Plan, in either case as may be appropriate to ensure the qualified status of such plans and related trusts under the Code. Additionally, after the Effective Time, the continuing employees of Subject Company and any Subject Company Subsidiary shall be immediately eligible to receive group hospitalization, medical, life, disability, and other


                  LaPlace Bancshares - Merger Agreement Page 23 employee welfare benefits no less than those provided to other employees of Parent or Parent Subsidiaries holding comparable positions. Notwithstanding anything to the contrary above, beginning with the first calendar day of the first calendar year following the Effective Time, Subject Company employees shall become subject to Parent's policies and procedures relative to accrued vacation, sick leave and other paid time-off benefits. For the remainder of the calendar year in which the Effective Time of the Merger occurs, however, all existing Subject Company vacation, sick leave and other paid time-off benefits will remain in force and effect as to the then former Subject Company employees and shall be administered in accordance with the terms of such plans and consistent with past practices. On January 1st next following the Effective Time of the Merger, the Subject Company vacation, sick leave and other paid time-off benefit plans and arrangements shall terminate. In their place Parent's vacation, sick leave and other paid time-off benefit plans, arrangements and policies shall become effective and applicable to the then former Subject Company employees who are still employed by Parent or any of its Subsidiaries. The applicable then former Subject Company employees shall not be allowed to carryover or carry forward any accrued vacation, sick leave or other paid time-off benefits under the former Subject Company plans and neither Subject Company, any Subject Company Subsidiary, Parent nor any Parent Subsidiary shall pay for any of the accrued vacation, sick leave other paid time-off days or benefits under the Subject Company plans unless payment for lost accrued days or benefits is specifically provided for in the respective plans as they exist on the date hereof. The agreement of Parent to provide Subject Company employees with credit for prior service is based on the representation by Subject Company that its vacation, sick leave and other paid time-off benefit plans do not provide for payment of unused days or benefits upon termination of the plans or should the employee's employment with Subject Company or any Subject Company Subsidiary be terminated for any reason.

         8.12 Indemnification. (a) After the Effective Time, Parent shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of the Subject Company and any Subject Company Subsidiary (each, an "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective Time) against all Liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring (or alleged to have occurred) at or prior to the Effective Time to the full extent permitted under any of Tennessee Law, Louisiana Law, Subject Company's Articles of Incorporation and Bylaws as in effect on the date hereof, and any indemnity agreements entered into prior to the date hereof between Subject Company or a Subject Company Subsidiary and any Indemnified Party, whichever is greater. Without limiting the foregoing, in any case in which approval by Parent is required to effectuate any indemnification, Parent shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and the Indemnified Party.

                  (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Parent thereof, provided that the failure so to notify shall not affect the obligations of Parent under this Section 8.12 unless and to the extent such failure materially increases Parent's Liability under this Section 8.12. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Parent shall be obligated pursuant to this paragraph (b) to pay for only two firms of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent or have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.



                  LaPlace Bancshares - Merger Agreement Page 24

                  (c) If either Parent or the Surviving Corporation or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.12.

                  (d) Parent shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 8.12.

                  (e) The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         8.13 Filing of Reports by Parent. During the six-month period following the Effective Time, Parent shall use its commercially reasonable best efforts to timely file all SEC Documents required to be filed by it and will issue press releases concerning earnings in accordance with its established practice. Parent agrees, for a period of three years after the Effective Time of the Merger, to file on a timely basis all reports required to be filed by it pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the shareholders of Subject Company in the event such shareholders desire to transfer any shares of Parent issued pursuant to the Merger.

         8.14 Voting Agreement. Each of Subject Company's directors shall enter into a voting agreement whereby each agrees to vote all stock of Subject Company, owned of record or over which such director has voting control, in favor of the Merger at the meeting of shareholders of Subject Company called for the purpose of approving the Merger.

         8.15 Employment Agreement. Parent and Merger Subsidiary agree to cause Union Planters Bank, National Association to enter into a employment agreements, no later than the Closing Date, with Thomas W. Smith and Patrick M. Guidry, respectively, which agreements shall be substantially in the form of Exhibit 4 attached hereto.

                                    ARTICLE 9
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

                  (a) Shareholder Approval. The shareholders of Subject Company shall have approved this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, by the vote, as and to the extent required by Law, or by the provisions of any governing instruments (without regard to any shares which are voted pursuant to irrevocable proxies, the validity of which has been contested by the underlying owner, unless the underlying owner has given written instructions with respect to the voting of such shares in connection with this Agreement).

                  (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in any manner reasonably deemed to be material by Parent.

                  (c) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order (whether temporary, preliminary, or


                  LaPlace Bancshares - Merger Agreement Page 25 permanent) or taken any other action which prohibits, restricts in any manner reasonably deemed to be material by a party, or makes illegal consummation of the transactions contemplated by this Agreement.

                  (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

                  (e) Exchange Listing. The shares of Parent Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (f) Tax Matters. Parent shall have received a written opinion of counsel from Wyatt, Tarrant & Combs, and Subject Company shall have received a written opinion of counsel from McGlinchey Stafford, in form and substance reasonably satisfactory to Parent and Subject Company, respectively, dated as of the Closing Date, in each case substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) Parent, Merger Subsidiary and Subject Company will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code; (iii) no gain or loss will be recognized by the shareholders of Subject Company who exchange all of their Subject Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock),
(iv) the tax basis of the Parent Common Stock received by shareholders of Subject Company who exchange Subject Company Common Stock solely for Parent Common Stock in the Merger will be the same as the tax basis of the Subject Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received) (v) the holding period of the Parent Common Stock received by shareholders of Subject Company in the Merger will include the period during which the shares of Subject Company Common Stock surrendered in exchange therefor were held, provided such Subject Company Common Stock was held as a capital asset by the holder of such Subject Company Common Stock at the Effective Time, and (vi) neither Subject Company nor Parent will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, such counsel shall require and be entitled to rely upon representations and covenants of officers of Parent, Subject Company, shareholders of Subject Company and others reasonably satisfactory in form and substance to such counsel.

         9.2 Conditions to Obligations of Parent. The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.6(a) of this Agreement:

                  (a) Representations and Warranties. For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of Subject Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specific date shall speak only as of such date). The representations and warranties of Subject Company set forth in Sections 5.1, 5.2, 5.3, 5.19 and 5.20 of this Agreement shall each be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Subject Company set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.19 and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Subject Company, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Subject Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material


                  LaPlace Bancshares - Merger Agreement Page 26 respects.

                  (c) Certificates. Subject Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its secretary/treasurer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Subject Company's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent shall request.

                  (d) Pooling Letter. Parent shall have received a letter, dated as of the date of filing of the Registration Statement with the SEC and as of the Closing Date, addressed to it and in a form reasonably acceptable to it, from Price Waterhouse LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment; provided, however, this shall not be a condition precedent to Parent's obligation to perform this Agreement and consummate the Merger and the other transactions contemplated hereby if Parent takes actions which prevent the transactions contemplated by the Agreement, including the Merger, from qualifying for such accounting treatment.

                  (e) Consents and Approvals. Subject Company shall have obtained any and all Consents required to be obtained by it for consummation of the Merger (other than those set forth in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or Parent.

                  (f) Legal Opinion. Subject Company shall have delivered to Parent an opinion of counsel, dated as of the Closing Date, addressed to and in form and substance reasonably satisfactory to Parent, to the effect that:

                           (i)  Subject Company is a corporation duly organized,
validly existing, and in good standing under the laws of the State of Louisiana.

                           (ii) This Agreement, including the Plan of Merger
attached hereto as Exhibit 1, has been duly and validly authorized, executed and delivered on behalf of Subject Company, and (assuming this Agreement is a binding obligation of Parent and Merger Subsidiary) constitute a valid and binding obligation of Subject Company, enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion;

                           (iii) The execution, delivery and performance of this
Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of Subject Company.

                  (f) Maintenance of Certain Covenants, Etc. At the time of Closing, (i) the total consolidated stockholders' equity of Subject Company (the "Closing Stockholders' Equity") shall be not less than $7,000,000 and (ii) Subject Company shall own, free and clear of any Liens, all of the outstanding capital stock of Bank. The Closing Stockholders' Equity shall be determined in accordance with GAAP assuming that Subject Company and each of its Subsidiaries had been operated consistently in the normal course of their respective businesses; provided, however, that: (A) the effects of any balance sheet expansion through abnormal, unusual, nonrecurring or out-of-the-ordinary borrowings or by the realization of extraordinary or nonrecurring gains otherwise than in the ordinary course of business or other income from the disposition of assets or liabilities or through similar transactions shall be disregarded in computing the Closing Stockholders' Equity; (B) any reduction in stockholders' equity attributable to the application of FASB 115 shall be disregarded in computing the Closing Stockholders' Equity; (C) any reduction in stockholders' equity attributable to loss resulting from a Liability disclosed in the Subject Company



                  LaPlace Bancshares - Merger Agreement Page 27

Disclosure Memorandum, and reviewed and acknowledged by Parent, shall be disregarded in computing the Closing Stockholders' Equity; and (D) any reduction in stockholders' equity resulting from any act or omission taken by Subject Company or Bank at the request, or with the prior written consent, of Parent or Merger Subsidiary shall be disregarded in computing the Closing Stockholders' Equity.

                  (g) Non-Compete Agreements. Each director of Subject Company and the Bank and the president and chief executive officer of Bank shall have entered into a Non-Compete Agreement with Parent, Merger Subsidiary and Union Planters Bank, National Association substantially in the form of Exhibit 3 attached hereto.

         9.3 Conditions to Obligations of Subject Company. The obligations of Subject Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Subject Company pursuant to Section 11.6(b) of this Agreement.

                  (a) Representations and Warranties. For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Parent set forth in Sections 6.1, 6.2, 6.3 and 6.12 of this Agreement shall each be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 6.1, 6.2, 6.3 and 6.12 such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Parent; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                  (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent and/or Merger Subsidiary to be performed and complied with by Parent and/or Merger Subsidiary pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                  (c) Certificates. Parent shall have delivered to Subject Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Parent's and Merger Subsidiary's Boards of Directors and Parent's Shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Subject Company shall request.

                  (d) Consents and Approvals. Parent and/or Merger Subsidiary shall have obtained any and all Consents required to be obtained by either of them for consummation of the Merger (other than those set forth in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                  (e) Legal Opinion. Parent and Merger Subsidiary shall have delivered to Subject Company an opinion of counsel, dated as of the Closing Date, addressed to and in form and substance reasonably satisfactory to Subject Company, to the effect that:

                           (i)  Parent and Merger Subsidiary each is a
corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.



                  LaPlace Bancshares - Merger Agreement Page 28

                           (ii) This Agreement, including the Plan of Merger
attached hereto as Exhibit 1, has been duly and validly authorized, executed and delivered on behalf of Parent and Merger Subsidiary, and (assuming this Agreement is a binding obligation of Subject Company) constitute a valid and binding obligation of Parent and Merger Subsidiary, enforceable in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and subject to the application of equitable principles and judicial discretion;

                           (iii) The execution, delivery and performance of this
Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate and shareholder action in respect thereof on the part of Parent and Merger Subsidiary.

                                   ARTICLE 10
                                  TERMINATION

         10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Subject Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) By mutual consent of the respective Boards of Directors of Parent and Subject Company; or

                  (b) By the Board of Directors of Parent or the Board of Directors of Subject Company (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) of this Agreement in the case of Parent; or

                  (c) By the Board of Directors of Parent or the Board of Directors of Subject Company (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By the Board of Directors of Parent or the Board of Directors of Subject Company in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Subject Company fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the LBCL and this Agreement at the Subject Company Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

                  (e) By the Board of Directors of Parent or the Board of Directors of Subject Company in the event that the Merger shall not have been consummated by March 31, 1999, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e);

                  LaPlace Bancshares - Merger Agreement Page 29

                  (f) By the Board of Directors of Parent or the Board of Directors of Subject Company in the event that any condition to Closing set forth in Article 9 hereof cannot be met by March 31, 1999 and has not been waived by each Party in whose favor such condition inures; provided that the inability to satisfy such condition to Closing on or before March 31, 1999 is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(f); or

                  (g) By the Board of Directors of Subject Company upon written notice to Parent at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

                                    a. the Average Closing Price shall be less
                  than the product of (i) 0.80 and (ii) the Starting Price; and

                                    b. (i) the quotient obtained by dividing the
                  Average Closing Price by the Starting Price (such number being referred to herein as the "UPC Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (2)(ii) (such number being referred to herein as the "Index Ratio"); subject, however, to the following three sentences. If Subject Company refuses to consummate the Merger pursuant to this
                  Section 10.1(g), it shall give prompt written notice thereof to Parent; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Parent shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.80, the Starting Price, and the Exchange Ratio (as then in effect) by
                  (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the UPC Ratio. If Parent makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Subject Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(g).

                  For purposes of this Section 10.1(g), the following terms shall have the meanings indicated:

                  "Average Closing Price" shall mean the average of the daily last sales prices of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) for the 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                  "Determination Date" shall mean the later of the date (i) of the Stockholders' Meeting and (ii) on which the Consent of the Board of Governors of the Federal Reserve System shall be received (without regard to any requisite waiting period thereof).

                  "Index Group" shall mean the 14 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that any such company or companies are removed from the Index Group as a result of any of the events described in the preceding sentence, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 14 bank holding companies and the weights attributed to them are as follows


                  LaPlace Bancshares - Merger Agreement Page 30

          Bank Holding Companies                                            Weighting
----------------------------------------------                       -------------------------

 AmSouth Bancorporation                                                       6.89%
 BB&T Corporation                                                             8.03
 Compass Bancshares                                                           3.99
 Crestar Financial Corporation                                                6.38
 First Virginia Banks, Inc.                                                   2.95
 First Security Corporation                                                  10.12
 First Tennessee National Corporation                                         7.27
 Hibernia Corporation                                                         8.67
 Huntington Bancshares, Inc.                                                 10.94
 Marshall & Ilsley Corporation                                                6.02
 Mercantile Bancorporation, Inc.                                              7.58
 National Commerce Bancorp                                                    2.80
 Old Kent Financial Corporation                                               5.17
 SouthTrust Corporation                                                       9.13
 Trustmark Corporation                                                        4.18
                                                                            -------
         Total                                                              100.00%
                                                                            =======


                  "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                  "Starting Date" shall mean the fourth full trading day after the announcement by press release of the Merger.

                  "Starting Price" shall mean the closing price per share of UPC Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by UPC) on the Starting Date.

                  If Parent or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or UPC shall be appropriately adjusted for the purposes of applying this
Section 10.1(g).

         10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.6(b), Section 8.8,
Section 11.2 and Section 11.3 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to the terms of Sections 10.1(b) or 10.1(c) hereof shall not relieve the breaching Party from Liability for an uncured breach of a representation, warranty, covenant, or agreement.

         10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

                                   ARTICLE 11
                                 MISCELLANEOUS

         11.1 Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  LaPlace Bancshares - Merger Agreement Page 31

         "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

         "Affiliate" of a Person shall mean any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

         "Agreement" shall mean this Agreement and the Exhibits delivered pursuant hereto and incorporated herein by reference.

         "Articles of Merger" shall mean the Articles of Merger and Certificate of Merger to be executed by Parent, Merger Subsidiary and Subject Company and filed with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Louisiana, respectively, relating to the Merger as contemplated by Section 1.1 of this Agreement.

         "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise, wherever located.

         "Bank" shall mean Bank of LaPlace of St. John The Baptist Parish, Louisiana.

         "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

         "Contract" shall mean any legally binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

         "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

         "Dissenting Shares" shall mean any shares of Subject Company Common Stock with respect to which the record or beneficial holder has properly perfected the holder's rights to dissent under Section 131 of the LBCL.

         "Effective Time" shall have the meaning ascribed to such term in
Section 1.3 of this Agreement.

         "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or


                  LaPlace Bancshares - Merger Agreement Page 32 otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the entity under consideration would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

         "Exchange Agent" shall have the meaning ascribed to such term in
Section 4.1 of this Agreement.

         "Exchange Ratio" shall have the meaning ascribed to such term in
Section 3.1(c) of this Agreement.

         "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof.

         "FRB" shall mean the Board of Governors of the Federal Reserve System or applicable Federal Reserve Bank.

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

         "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indemnified Party" shall have the meaning ascribed to such term in
Section 8.12 of this Agreement.

         "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or General Counsel of such Person.

         "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

         "LBCL" shall mean the Louisiana Business Corporation Law.

         "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or


                  LaPlace Bancshares - Merger Agreement Page 33 endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of a Party or its Subsidiaries which are not yet delinquent, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of banking business, (iii) minor imperfections of title, and encumbrances, if any, which have arisen in the ordinary course of business, which are not substantial in character, amount or extent and which do not materially detract from the value of or interfere with the present or contemplated use of any of the properties subject thereto or affected thereby or otherwise materially impair the business operations conducted or contemplated by a party, (iv) mortgages and encumbrances which secure indebtedness, which is properly reflected in the Subject Company Financial Statements or Parent Financial Statements delivered prior to the date of this Agreement, and (v) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of such Subject Company Financial Statements or Parent Financial Statements, provided that such obligations are not delinquent or are being contested in good faith.

         "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "LOFI" shall mean the Louisiana Office of Financial Institutions

         "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial condition, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement in accordance with applicable Law, provided that "Material Adverse Effect" and "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party, (d) changes in economic conditions or interest rates generally affecting financial institutions, (e) the direct effects of compliance with this Agreement (including the expense associated with the vesting of benefits under the various employee benefit plans of Subject Company as a result of the Merger constituting a change of control) on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement or, (f) any Liability disclosed in the Subject Company Disclosure Memorandum.

         "Merger" shall mean the merger of Subject Company with and into Merger Subsidiary.

         "Merger Subsidiary" shall mean Union Planters Holding Corporation, a wholly-owned subsidiary of Parent organized under the Laws of the State of Tennessee.

         "Merger Subsidiary Common Stock" shall mean the $1.00 par value common stock of Merger Subsidiary.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

                  LaPlace Bancshares - Merger Agreement Page 34

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "1933 Act" shall mean the Securities Act of 1933, as amended.

         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Operating Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "Parent" shall mean Union Planters Corporation, a Tennessee corporation.

         "Parent Capital Stock" shall mean, collectively, the Parent Common Stock, the Parent Preferred Stock and any other class or series of capital stock of Parent.

         "Parent Common Stock" shall mean the $5.00 par value common stock of Parent.

         "Parent Contracts" shall have the meaning ascribed to such term in
Section 6.11 of this Agreement.

         "Parent Disclosure Memorandum" shall mean the written information entitled "Parent Disclosure Memorandum" delivered prior to the date of this Agreement to Subject Company describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

         "Parent Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Parent and related statements of earnings, changes in stockholders' equity, and cash flows (including related notes and schedules, if any), as of December 31, 1997 and for each of the two years ended December 31, 1996 and 1995, as filed by Parent in SEC Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1997.

         "Parent Material Contracts" shall have the meaning ascribed to such term in Section 6.13 of this Agreement.

         "Parent Preferred Stock" shall mean the no par value preferred stock of Parent and shall include the (i) Series A Preferred Stock and (ii) Series E 8% Cumulative, Convertible Preferred Stock, of Parent ("Parent Series E Preferred Stock").

         "Parent Rights" shall mean the preferred stock purchase rights issued pursuant to the Parent Rights Agreement.

         "Parent Rights Agreement" shall mean that certain Rights Agreement, dated January 19, 1989, between Parent and Union Planters Bank, National Association, as Rights Agent.

         "Parent Subsidiaries" shall mean the Subsidiaries of Parent and any corporation, bank, or other organization acquired as a Subsidiary of Parent in the future and owned by Parent at the Effective Time.

         "Participation Facility" shall mean any facility or property in which the Party in question or any of its

                  LaPlace Bancshares - Merger Agreement Page 35

Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "Party" shall mean Subject Company, Merger Subsidiary or Parent, and "Parties" shall mean, collectively, Subject Company, Merger Subsidiary and Parent.

         "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, franchise, license, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

         "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Plan of Merger" shall mean the Plan of Merger of even date herewith entered into by Parent, Merger Subsidiary and Subject Company, in the form of
Exhibit 1.

         "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the 1933 Act with respect to the shares of Parent Common Stock to be issued to the shareholders of Subject Company in connection with the transactions contemplated by this Agreement.

         "Regulatory Authorities" shall mean, collectively, the FRB, the Department of Financial Institutions of the State of Tennessee, the LOFI, all state regulatory agencies having jurisdiction over any of the Parties or their respective Subsidiaries, the NYSE, the NASD, and the SEC.

         "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

         "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC pursuant to the Securities Laws.

         "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "Significant Subsidiary" shall have the meaning ascribed such to such term in Rule 1-02(w) of Regulation S-X promulgated under the Securities Laws.

         "Subject Company" shall mean LaPlace Bancshares, Inc., a Louisiana corporation.

         "Subject Company Benefit Plans" shall have the meaning ascribed to such term in Section 5.14(a) of this Agreement.



                  LaPlace Bancshares - Merger Agreement Page 36

         "Subject Company Common Stock" shall mean the common stock, $1.00 par value per share, of Subject Company.

         "Subject Company Contracts" shall have the meaning ascribed to such term in Section 5.15 of this Agreement.

         "Subject Company Disclosure Memorandum" shall mean the written information entitled "Subject Company Disclosure Memorandum" delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

         "Subject Company ERISA Plan" shall have the meaning ascribed to such term in Section 5.14(a) of this Agreement.

         "Subject Company Financial Statements" shall have the meaning ascribed thereto in Section 5.5 of this Agreement.

         "Subject Company Preferred Stock" shall mean the preferred stock, $1.00 par value per share, of Subject Company.

         "Subject Company Proxy Statement" shall mean the proxy statement used by Subject Company to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Parent relating to the issuance of the Parent Common Stock to holders of Subject Company Common Stock.

         "Subject Company Shareholders' Meeting" shall mean the meeting of the shareholders of Subject Company to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

         "Subject Company Subsidiaries" shall mean the Subsidiaries of Subject Company, which shall include Subject Company Subsidiaries described in Section
5.4 of this Agreement and any corporation, bank, or other organization acquired as a Subsidiary of Subject Company in the future and owned by Subject Company at the Effective Time.

         "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

         "Surviving Corporation" shall mean Merger Subsidiary as the surviving corporation resulting from the Merger.

         "Takeover Laws" shall have the meaning ascribed to such term in Section
5.20 of this Agreement.

         "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         "Tax Returns" shall mean all returns and reports of or with respect to any Tax which are required to be filed by or with respect to the applicable Party.


                  LaPlace Bancshares - Merger Agreement Page 37

         "TBCA" shall mean the Tennessee Business Corporation Act.

         (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2 Expenses. (a) Except as otherwise provided in this Section 11.2 and in Section 8.8, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay the filing fees payable in connection with the Registration Statement and the Subject Company Proxy Statement and printing and mailing costs incurred in connection with the printing and mailing of the Registration Statement and the Subject Company Proxy Statement based on the relative Asset sizes of the Parties at December 31, 1997.

                  (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

         11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, except as disclosed in Section 11.3 of such Party's Disclosure Memorandum. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Subject Company or Parent other than those disclosed in accordance with the previous sentence, each of Subject Company and Parent, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability incurred by such Party in respect of any such claim.

         11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, between Parent and Subject Company. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Sections 8.11 and 8.12 of this Agreement.

         11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained.

         11.6 Waivers. (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Subject Company, to waive or extend the time for the compliance or fulfillment by Subject Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

                  (b) Prior to or at the Effective Time, Subject Company, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent and/or Merger Subsidiary, to waive or extend the time for the compliance or

                  LaPlace Bancshares - Merger Agreement Page 38 fulfillment by Parent and/or Merger Subsidiary of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Subject Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Subject Company.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.7 Assignment. Except in accordance with Section 1.4 of this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the person at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Subject Company:                    LaPlace Bancshares, Inc.
                                    110 Belle Terre Drive
                                    LaPlace, Louisiana 70069-0610
                                    Attention: Thomas W. Smith, Jr
                                               President & CEO
                                    Telephone Number: (504) 652-2200 (ext 202)
                                    Telecopy Number: (504) 652-2427

Copy to Subject Company Counsel:    McGlinchey Stafford
                                    2777 Stemmons Freeway, Suite 925
                                    Dallas, Texas 75207-2401
                                    Attention: Lawrence B. Mandala, Esq.
                                    Telephone Number: (214) 860-9731
                                    Telecopy Number: (214) 860-9754

                                    and

                                    McGlinchey Stafford
                                    643 Magazine Street
                                    New Orleans, Louisiana 70130-3477
                                    Attention: B. Franklin Martin, III, Esq.
                                    Telephone Number: (504) 596-2714
                                    Telecopy Number: (504) 596-2800

Parent:                             Union Planters Corporation
                                    7130 Goodlett Farms Parkway
                                    Memphis, Tennessee  38018

                  LaPlace Bancshares - Merger Agreement Page 39

                                    Attention:  Jackson W. Moore
                                                President and COO
                                    Telephone Number: (901) 580-6093
                                    Telecopy Number: (901) 580-2939

Copy to Parent Counsel:             Union Planters Corporation
                                    7130 Goodlett Farms Parkway
                                    Memphis, Tennessee  38018
                                    Attention:  E. James House, Jr., Esq.
                                                Manager, Legal Division
                                    Telephone Number: (901) 590-6596
                                    Telecopy Number: (901) 580-2939

                                    and

                                    Wyatt, Tarrant & Combs
                                    6075 Poplar Avenue, Suite 650
                                    Memphis, Tennessee 38017
                                    Attention:  Virginia B. Wilson, Esq.
                                    Telephone Number: (901) 537-1023
                                    Telecopy Number:  (901) 537-1010

         11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

         11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

         11.13 Enforcement of Agreement. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  LaPlace Bancshares - Merger Agreement Page 40

                  IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

                                       LaPLACE BANCSHARES, INC.


                                       By: /s/
                                           ------------------------------------
                                           Thomas W. Smith, Jr., President



ATTEST:


By: /s/
    -------------------------------------
    Patrick Guidry, Secretary - Treasurer



                                       UNION PLANTERS CORPORATION


                                       By: /s/
                                           ------------------------------------
                                           Jackson W. Moore
                                           President & Chief Operating Officer
ATTEST:


By: /s/
    -------------------------------
    E. James House, Jr., Secretary

                                       UNION PLANTERS HOLDING CORPORATION


                                       By: /s/
                                           ------------------------------------
                                           Jackson W. Moore
                                           President & Chief Operating Officer


ATTEST:


By: /s/
    -------------------------------
    E. James House, Jr., Secretary



                  LaPlace Bancshares - Merger Agreement Page 41

                                                                      Appendix B



                                                                       Exhibit 1

                                 PLAN OF MERGER
                                       OF
                            LAPLACE BANCSHARES, INC.
                                  WITH AND INTO
                       UNION PLANTERS HOLDING CORPORATION

         Pursuant to this Plan of Merger ("Plan of Merger"), LaPlace Bancshares, Inc. ("Subject Company"), a corporation organized and existing under the laws of the State of Louisiana, shall be merged with and into Union Planters Holding Corporation ("Merger Subsidiary"), a corporation organized and existing under the laws of the State of Tennessee and which is a wholly-owned subsidiary of Union Planters Corporation ("Parent").

         Except as otherwise provided herein, the capitalized terms set forth below shall have the meanings ascribed thereto in that certain Agreement and Plan of Merger dated as of July 1, 1998 between Parent, Merger Subsidiary and Subject Company (the "Agreement"), of which this Plan of Merger is Exhibit 1.

                                    ARTICLE 1
                                 TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of the Agreement and this Plan of Merger, at the Effective Time, Subject Company shall be merged with and into Merger Subsidiary in accordance with the provisions of Section 48-21-109 of the TBCA and Section 112 of the LBCL, and with the effects provided in Section 48-21-108 of the TBCA and Section 115 of the LBCL (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of the Agreement and this Plan of Merger, which have been approved and adopted by the respective Boards of Directors of Subject Company, Parent and Merger Subsidiary.

         1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and other transactions contemplated by the Agreement and this Plan of Merger shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the States of Tennessee and Louisiana (the "Effective Time").

         1.4 Restructure of Transaction. Subject to the terms of the Agreement, Parent shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by the Agreement and this Plan of Merger in order to achieve tax benefits or for any other reason which Parent may deem advisable.

                                    ARTICLE 2
                                 TERMS OF MERGER

         2.1 Charter. The Charter of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

         2.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the


                   LaPlace Bancshares - Plan of Merger Page 1

Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE 3
                           MANNER OF CONVERTING SHARES

         3.1 Conversion of Shares. Subject to the provisions of this Article 3 (and Article 3 of the Agreement), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                  (a) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                  (b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of common stock of the Surviving Corporation from and after the Effective Time.

                  (c) Except for Dissenting Shares, each share of Subject Company Common Stock (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 2.83 shares of Parent Common Stock (subject to possible adjustment as set forth in Section 3.2 of the Agreement, the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

                  (d) Dissenting Shares shall not be converted pursuant to
Section 3.1(c) in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with the applicable provisions of Section 131 of the LBCL. If a holder of Dissenting Shares becomes ineligible for payment under Section 131 of the LBCL, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in Section 3.1(c) effective as of the Effective Time.

         3.2 Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding after the date of this Plan of Merger and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by Subject Company or Parent. Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder which, immediately prior to the Effective Time, represented shares of Subject Company Common Stock


                   LaPlace Bancshares - Plan of Merger Page 2

(each a "Subject Company Certificate")) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of Parent Common Stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                    ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to each holder of record of a Subject Company Certificate appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Subject Company Certificates shall pass, only upon proper delivery of such Subject Company Certificates to the Exchange Agent). Subject Company shall have the right to review and approve the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties, provided such rules and procedures do not have the effect of unreasonably delaying or limiting or eliminating the obligation of Parent and/or Merger Subsidiary to deliver the consideration contemplated by Article 3 of this Plan of Merger. After the Effective Time, each holder of shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1(c) of this Plan of Merger, together with all undelivered dividends and other distributions, if any, in respect of such shares (without interest thereon) pursuant to Section
4.2 of this Plan of Merger. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Subject Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's Subject Company Certificates for exchange as provided in this Section 4.1 or in
Section 4.2 hereof. The Subject Company Certificates so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of the Agreement or this Plan of Merger notwithstanding, neither Parent, Merger Subsidiary nor the Exchange Agent shall be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former Subject Company Shareholders. At the Effective Time, other than with respect to Dissenting Shares, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1(c) and 3.4 of this Plan of Merger in exchange therefor, subject, however, to the Surviving Corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of this Plan of Merger and which remain unpaid at the Effective Time. In addition, whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as

                   LaPlace Bancshares - Plan of Merger Page 3 provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Subject Company Common Stock certificate, both a Parent Common Stock certificate and any undelivered dividends and other distributions payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and cash in lieu of fractional shares and dividends and other distributions deliverable in respect thereof pursuant to this Plan of Merger.

                                    ARTICLE 5
                                  MISCELLANEOUS

         5.1 Conditions Precedent. Consummation of the Merger by Merger Subsidiary shall be conditioned on the satisfaction of or waiver by Parent of the conditions precedent to the Merger set forth in Sections 9.1 and 9.2 of the Agreement. Consummation of the Merger by Subject Company shall be conditioned on the satisfaction of, or waiver by Subject Company of, the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Agreement.

         5.2 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the Parties hereto as provided in Article 10 of the Agreement.

         5.3 Amendments. To the extent permitted by Law, this Plan of Merger may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of the Agreement and this Plan of Merger has been obtained; provided, that after any such approval by the holders of Subject Company Common Stock, there shall be made no amendment that modifies in any material respect the consideration to be received by the Subject Company shareholders.

         5.4 Assignment. Except as expressly contemplated hereby, neither this Plan of Merger nor the Agreement, nor any of the rights, interests, or obligations hereunder or thereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, the Agreement and this Plan of Merger will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         5.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

         5.6 Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

         5.7 Captions. The captions contained in this Plan of Merger are for reference purposes only and are not part of this Plan of Merger.


                   LaPlace Bancshares - Plan of Merger Page 4

                  IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Plan of Merger or has caused this Plan of Merger to be executed and delivered in its name and on its behalf by its representatives thereunto duly authorized, all as of the date first written above.

                            LAPLACE BANCSHARES, INC.

                            By Its Board Of Directors:


------------------------------              ------------------------------


------------------------------              ------------------------------


------------------------------              ------------------------------


------------------------------              ------------------------------



ATTEST:


---------------------------------------
-------------------------, -------------


                                      UNION PLANTERS CORPORATION


                                      By: /s/
                                          ------------------------------
                                          Jackson W. Moore
                                          President & Chief Operating Officer
ATTEST:


By: /s/
    ------------------------------
    E. James House, Jr., Secretary
                                      UNION PLANTERS HOLDING CORPORATION


                                      By: /s/
                                          ------------------------------
                                          Jackson W. Moore
                                          President & Chief Operating Officer

ATTEST:


By: /s/
    ------------------------------
    E. James House, Jr., Secretary





                   LaPlace Bancshares - Plan of Merger Page 5

                                                                       Exhibit 2


                               AFFILIATE AGREEMENT


Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38108
Attention:  Jackson W. Moore, President
and Chief Operating Officer

Gentlemen:

         The undersigned is a shareholder of LaPlace Bancshares, Inc., ("Subject Company") a corporation organized and existing under the laws of the State of Louisiana, and will become a shareholder of Union Planters Corporation ("Parent") pursuant to the transactions described in the Agreement and Plan of Merger, dated as of July 1, 1998 (the "Agreement"), by and between Parent, Union Planters Holding Corporation ("Merger Subsidiary"), and Subject Company. Under the terms of the Agreement, Subject Company will be merged with and into Merger Subsidiary (the "Merger"), and shares of the $1.00 par value common stock of Subject Company ("Subject Company Common Stock") will be converted into and exchanged for shares of the $5.00 par value common stock of Parent ("Parent Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and Parent regarding rights and obligations of the undersigned in connection with the shares of Parent Common Stock to be received by the undersigned as a result of the Merger. Except as otherwise provided herein, capitalized terms set forth below shall have the meanings ascribed thereto in the Agreement.

         In consideration of the Merger and the mutual covenants contained herein, the undersigned and Parent hereby agree as follows:

         1. Affiliate Status. The undersigned understands and agrees that as to Subject Company the undersigned may be deemed to be an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned may be deemed to be such an "affiliate" at the time of the Merger.

         2. Initial Restriction on Disposition. The undersigned agrees that the undersigned will not sell, transfer, or otherwise dispose of the undersigned's interest in, or reduce the under-signed's risk relative to, any of the shares of Parent Common Stock into which the undersigned's shares of Subject Company Common Stock are converted upon consummation of the Merger until such time as the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of Parent and Subject Company. Parent agrees that it will publish such results within 45 days after the end of the first fiscal quarter of Parent containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

         3. Covenants and Warranties of Undersigned. The undersigned represents, warrants, and agrees that:

         (a) During the 30 days immediately preceding the Effective Time of the Merger, the undersigned will not sell, transfer or otherwise dispose of the undersigned's interest in, or reduce the undersigned's risk relative to, any of the shares of Subject Company Common Stock beneficially owned by the undersigned as of the date of the Subject Company Shareholders' Meeting held to approve the Merger.

                 LaPlace Bancshares - Affiliate Agreement Page 1

         (b) The Parent Common Stock received by the undersigned as a result of the Merger will be taken for the undersigned's own account and not for others, directly or indirectly, in whole or in part.

         (c) Parent has informed the undersigned that any distribution by the undersigned of Parent Common Stock has not been registered under the 1933 Act and that shares of Parent Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exists or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that, except as set forth in the Agreement and in paragraph 6 hereof, Parent is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of Parent Common Stock or to take any other action necessary to make compliance with an exemption from such registration available.

         (d) The undersigned will register, and will cause each of the other parties whose shares may be deemed to be beneficially owned by the undersigned pursuant to Section 8 hereof to have all shares of Subject Company Common Stock beneficially owned by the undersigned registered in the name of the undersigned or such parties, as applicable, prior to the Effective Date of the Merger and not in the name of any bank, broker-dealer, nominee, or clearinghouse.

         (e) The undersigned is aware that Parent intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as Parent for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. This requirement is satisfied if, taking into account those Subject Company shareholders who receive cash in exchange for their stock, who receive cash in lieu of fractional shares, or who dissent from the Merger, there is no plan or intention on the part of the Subject Company shareholders to sell or otherwise dispose of the Parent Common Stock to be received in the Merger.

         4. Restrictions on Transfer. The undersigned understands and agrees that stop order instructions with respect to the shares of Parent Common Stock received by the undersigned pursuant to the Merger will be given to Parent's transfer agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

         "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling-of-interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as Union Planters Corporation ("Parent") has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred, or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of Parent) or
         (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of Parent) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for Parent that such sale or offer is otherwise exempt from the registration requirements of such Act."

         Such legend will also be placed on any certificate representing Parent securities issued subsequent to the original issuance of the Parent Common Stock pursuant to the Merger as a result of any exchange of such shares or any stock dividend, stock split, or other recapitalization as long as the Parent Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. Upon the request of the undersigned, Parent shall cause the certificates representing the shares of Parent Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating

                 LaPlace Bancshares - Affiliate Agreement Page 2 to restrictions on transfer by virtue of ASR 130 and 135 as soon as practicable after the requirements of ASR 130 and 135 have been met. In addition, if the provisions of Rules 144 and 145 are amended to delete restrictions applicable to the Parent Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Parent, upon the request of the undersigned, will cause the certificates representing the shares of Parent Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Parent of an opinion of its counsel to the effect that such legend may be removed.

         5. Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of the shares of Parent Common Stock received by the undersigned, to the extent he believes necessary, with his counsel or counsel for Subject Company.

         6. Filing of Reports by Parent. Parent agrees, for a period of three years after the Effective Time of the Merger, to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of Parent Common Stock issued to the undersigned pursuant to the Merger.

         7. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of Parent Common Stock received by him in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for Parent Common Stock together with such additional information as the transfer agent for Parent Common Stock may reasonably request. If Parent's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Parent shall cause such counsel to provide such opinions as may be necessary to Parent's transfer agent so that the undersigned may complete the proposed sale or transfer.

         8. Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to all shares of the capital stock of Subject Company and Parent received by him in connection with the Merger that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws, which the undersigned agrees may include, without limitation, shares owned or held in the name of (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of Parent or becomes a director or officer of Parent upon consummation of the Merger, among other things, any sale of Parent Common Stock by the undersigned within a period of less than six months following the Effective Time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

         9. Miscellaneous. This Affiliate Agreement is the complete agreement between Parent and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Tennessee.


                 LaPlace Bancshares - Affiliate Agreement Page 3

                  This Affiliate Agreement is executed as of the __ day of _____________, 199_.

                                        Very truly yours,


                                        ------------------------------
                                        Affiliate Signature


                                        ------------------------------
                                        Printed Name

                                        ------------------------------

                                        ------------------------------

                                        ------------------------------

                  Add below the signatures of all registered owners of shares which may be deemed to be beneficially owned by the Affiliate.


                                        ------------------------------
                                        Name:
                                             -------------------------

                                        ------------------------------
                                        Name:
                                             -------------------------

                                        ------------------------------
                                        Name:
                                             -------------------------




AGREED TO AND ACCEPTED as of ______________________, 1998.

                                        UNION PLANTERS CORPORATION


                                        By: /s/
                                            --------------------------------
                                            Jackson W. Moore
                                            President & Chief Operating Officer


                 LaPlace Bancshares - Affiliate Agreement Page 4

                                                                       Exhibit 3

                            NONCOMPETITION AGREEMENT

         This Non-Competition Agreement made and entered into as of the _ day of____________, 1998, by and between Union Planters Corporation ("UPC"), a Tennessee Corporation, having its principal offices located in Memphis, Tennessee; Union Planters Bank, National Association ("UPBNA") a national banking association with its main office located in Memphis, Tennessee and _______________________, an adult resident citizen of the State of Louisiana and who serves as an executive officer or director of LaPlace Bancshares, Inc., a Louisiana corporation ("LBI").

         WHEREAS, UPC, Union Planters Holding Corporation ("UP Holding") and LBI have entered into that certain Agreement and Plan of Merger dated as of July 1, 1998 (the "Merger Agreement"), providing for the acquisition by UPC of all of the outstanding common stock, $1.00 par value per share, of LBI ("LBI Common Stock") through the merger of LBI with and into UP Holding, with UP Holding surviving the merger (the "Merger"); and

         WHEREAS, _____________________ was a shareholder as well as a director or executive officer of LBI and has long been associated with {LBI and Bank} and has developed a relationship with the customer base of {LBI and Bank} and possesses confidential information regarding the direct and indirect business operation of {LBI and Bank}; and

         WHEREAS, as a condition precedent to the obligations of UPC and UP Holding to consummate the proposed Merger, ___________________ has agreed to, and does hereby, enter into this Non-Competition Agreement as set forth below.

         NOW THEREFORE, for and in consideration of the cash consideration set forth below, the receipt and sufficiency of which as consideration for this Non-Competition Agreement is hereby acknowledged by _____________________, and in consideration of UPC's agreement to acquire LBI pursuant to the Merger Agreement, the parties hereto intending to be legally bound hereby agree as follows:

         1. Consideration. UPC shall pay to _______________ the sum of Ten Dollars ($10.00) on the date hereof.

         2. Covenant Not to Compete/Term. (a) UPC, UP Holding, UPBNA and _____________________ acknowledge and agree that: (i) various business connections, clientele and customers of UPC and its subsidiaries, including but not limited to, UP Holding and UPBNA, (collectively, the "Union Planters Companies"), have been established and are maintained at a great expense to the Union Planters Companies; (ii) by virtue of his or her close relationship with, and service as a member of the Board of Directors or executive officer of, {LBI and/or Bank}, and in connection with the Merger, _____________________ has become familiar with the names and lists, and the business needs of the customers and clientele of certain of the Union Planters Companies, including, but not limited to, {Bank}; (iii) __________________, through his or her representation of or association with {LBI and Bank} and his or her business dealings with {LBI or Bank} has become personally acquainted with such customers and prospective customers of the Union Planters Companies; and (iv) UP Holding, UPBNA and the other Union Planters Companies, will sustain great loss and damage if _________________ violates the covenants and agreements hereinafter set forth, for which loss and damage none of the Union Planters Companies has an adequate remedy at law.

         (b) Based on the foregoing, _____________ hereby expressly covenants and agrees, which covenants and agreement are the essence of this Non-Competition Agreement, that for a period of two (2) years from the later of the date hereof or the date ______________ ceases to serve on the Board of Directors of, or as an officer of, or as a consultant or advisory director for any of the Union Planters Companies, including, but not limited to UPBNA,

    LaPlace Bancshares, Inc. - - Form of Noncompetition Agreement - - Page 5

_________________ shall not, unless acting with the prior written consent of UPC and UPBNA, directly or indirectly, for himself or herself or on behalf of or in conjunction with any other person, firm, corporation or entity, own, manage, operate, join, control, finance or participate in the ownership, management operation or control of, or be connected with as a director, officer, employee, consultant, partner, stockholder (other than to the extent he is a stockholder therein as of the date of the Merger Agreement, and further excepting any ownership, solely as an investment and through market purchases, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system for automated dissemination of quotations of securities prices in common use, so long as ________________ is not a member of any control group (within the meaning of the rules and regulations of the Securities and Exchange Commission or the Federal Reserve Board) of any such issuer, of any business engaged in the business of banking or that of managing or controlling a bank or banks (which term shall include savings and loan associations), in St John the Baptist Parish, Louisiana. [Notwithstanding anything to the contrary in this Agreement, it shall not be a violation hereof for Joseph Accardo, Jr. to provide legal services to banks or other financial institutions, wherever located.

         (c) Further, ________________covenants and agrees that for the same period of time described in the immediately preceding paragraph, ______________ will not solicit the business of any Person known by _____________ to be a customer of UPBNA or any of the Union Planters Companies with respect to any products or activities which compete in whole or in part with the products or activities of UPBNA or the Union Planters Companies, in St John the Baptist Parish, Louisiana. [Notwithstanding anything to the contrary in this Agreement, it shall not be a violation hereof for Joseph Accardo, Jr. to provide legal services to banks or other financial institutions, wherever located.]

         (d) For purposes of this Agreement, participation by _______ in the ownership, management, operation, control, or ____________'s employment or service as a director, officer, consultant, partner, or stockholder for a business located in a parish other than St. John the Baptist Parish (as determined by the presence of ________'s principal place of business) shall not violate this Agreement, notwithstanding the fact that any bank or banks with which _______ is involved also may engage in the business of banking or managing or controlling a bank or banks in St. John the Baptist Parish. The prohibition against solicitation of customers described in the immediately preceding paragraph (c) is not intended, and shall not be construed, as being negated, diminished, or altered in any way by the exception stated in this paragraph.


         (e) _________________ further acknowledges and agrees that during his or her employment with and service on the Board of Directors or as an officer of {LBI and or Bank} prior to the date hereof, as well as after the Effective Time of the Merger with or for any of the Union Planters Companies, including but not limited to, UPBNA and/or {Bank}, that certain highly confidential information, including, but not being limited to, customer lists, individual customer habits, and other confidential customer and corporate information has been, and will be in the event of continued employment or service, imparted to him or her. Due to the highly confidential nature of said information, _______________ covenants and agrees that he or she will not, during or for a period of two (2) years after the term of his or her employment or service with or for any of the Union Planters Companies, disclose any such confidential information to any person or entity not employed by UPC, or any of the Union Planters Companies, and authorized by UPC to receive such information. This provision shall not apply to the extent that confidential information can be shown (i) to have been disclosed pursuant to judicial or administrative process, (ii) to have been previously lawfully known to _________, (iii) to be in the public domain through no fault of _________, or (iv) to have been later acquired by ____ from other sources either not subject to a confidentiality agreement or without violating any such agreement.

         (f) Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 2 shall terminate immediately if __________ is terminated from his employment with any of the Union Planters Companies

    LaPlace Bancshares, Inc. - - Form of Noncompetition Agreement - - Page 6 without "Cause" (as herein defined), or if ____________ voluntarily terminates such employment for "Good Reason" (as herein defined).

         For purposes of this Agreement, "Cause" means (i) ________'s commission of a felony or crime involving moral turpitude; (ii) action or conduct of ________ which is detrimental to the interest of any of the Union Planters Companies, including a willful or intentional violation of bank policy or federal or state laws or regulations: (iii) ___________'s wrongful disclosure of confidential or proprietary information of any of the Union Planters Companies; or (iv) gross misconduct or malfeasance on the part of ____________.

         As used herein, "Good Reason" means a modification in the terms of ____________'s employment such that his employment, as modified, (i) becomes temporary or known to be of a limited duration, (ii) involves a reduction in base salary; or (iii) requires ________ to work outside of St. John the Baptist Parish (excluding reasonable business travel consistent with __________'s employment prior to such modification).

         (g) ________________ acknowledges and agrees that any violation by him or her of the covenants set forth in this Non-Competition Agreement would cause irreparable injury to the Union Planters Companies. _______________ further acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this confidentiality covenant, _____________ or UPC shall be entitled to injunctive relief against him or her by any court of competent jurisdiction having the authority to grant such relief. Nothing herein, however, shall be construed as prohibiting any of the Union Planters Companies from pursuing any other remedies which may be available to them for such a breach or threatened breach, including the recovery of damages from ______________ to any other person or entity.

         3. Successors and Assigns. This Non-Competition Agreement shall inure to the benefit of UPC, UP Holding, and UPBNA, and their respective successors and assigns, including, without limitation, any corporation or agency which may acquire all or substantially all of UPC's, UP Holding's or UPBNA's assets and businesses or with which UPC, UP Holding or UPBNA may be consolidated or merged.

         4. Entire Agreement. This Non-Competition Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, notification or discharge is sought.

         5. Severability. The invalidity or unenforceability of any provision hereof in no way affects the validity or enforceability of any other provision.

         6. Waiver of Breach. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

         7. Applicable Law. This Non-Competition Agreement shall be governed by the laws of the State of Louisiana.


                                      UNION PLANTERS CORPORATION


                                      By: /s/
                                          -------------------------------------
                                          Jackson W. Moore
                                          President and Chief Operating Officer



    LaPlace Bancshares, Inc. - - Form of Noncompetition Agreement - - Page 7

                                      UNION PLANTERS BANK, NATIONAL ASSOCIATION


                                      By: /s/
                                          ----------------------------------
                                          Jackson W. Moore
                                          President


                                      {OFFICER}


                                      -----------------------------------------




    LaPlace Bancshares, Inc. - - Form of Noncompetition Agreement - - Page 8

                                                                      Appendix C



                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                                       OF
                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY




                                                                      Page
                                                                      ----

Independent Auditor's Report........................................   F-2

Consolidated Statements of Financial Condition
     as of December 31, 1997 and 1996
     and June 30, 1998 (unaudited)..................................   F-3

Consolidated Statements of Income for the
     Years Ended December 31, 1997 and 1996
     and the Six Months Ended September 30, 1998
     and 1997 (unaudited)...........................................   F-4

Consolidated Statements of Changes in Stockholders' Equity
     for the Years Ended December 31, 1997 and 1996 and
     the Six Months Ended September 30, 1998 (unaudited)............   F-5

Consolidated Statements of Cash Flows
     for the Years Ended December 31, 1997 and 1996 and
     the Six Months Ended September 30, 1998 and 1997 (unaudited)...   F-6

Notes to Consolidated Financial Statements..........................   F-8

                          INDEPENDENT AUDITOR'S REPORT






The Board of Directors and Stockholders
LaPlace Bancshares, Inc.
LaPlace, Louisiana




We have audited the accompanying consolidated statements of financial condition of LaPlace Bancshares, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of LaPlace Bancshares, Inc. and Subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ Roth Murphy Sanford L.L.P.



January 23, 1998
New Orleans, Louisiana

                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                      (Unaudited)
                                                     September 30,                  December 31,
                                                     -------------      -------------------------------
                                                         1998               1997               1996
                                                     -------------      ------------       ------------
         ASSETS
Cash and due from banks                              $  2,462,653       $  2,840,204       $  2,191,573
Securities available for sale (Note B)                  8,879,446          8,094,048          7,197,375
Securities held to maturity (Note B)                    7,281,033          9,595,905         14,374,076
Loans held for sale                                     2,223,184          3,554,463          4,807,679
Loans - net (Notes C, J, and K)                        43,577,204         40,534,513         30,093,013
Accrued interest receivable                               457,652            442,000            495,430
Premises and equipment (Note D)                         2,261,188          2,387,716          2,473,930
Other assets (Note E)                                     606,673            264,980            172,679
                                                     ------------       ------------       ------------

         Total assets                                $ 67,749,033       $ 67,713,829       $ 61,805,755
                                                     ============       ============       ============

         LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits (Notes B and F)                             $ 55,628,136       $ 52,709,013       $ 49,340,863
Due to broker                                                  --                 --          1,008,222
Other liabilities (Note G)                                543,704            436,603            387,925
Deferred income taxes (Note H)                            257,879            237,072            234,167
Other borrowings (Note I)                                      --          3,107,000             25,000
Long-term debt (Notes C and J)                          3,056,080          3,803,003          4,484,907
                                                     ------------       ------------       ------------
          Total liabilities                            59,485,799         60,292,691         55,481,084
                                                     ------------       ------------       ------------

Commitments and contingent liabilities (Note K)
Stockholders' equity (Notes B, H, and N)
   Preferred stock, $1.00 par value;
    1,000,000 shares authorized; none issued
   Common stock, $1.00 par value;
    1,000,000 shares authorized;
    150,000 shares issued
   Additional paid-in capital                                  --                 --                 --
Less treasury stock, 4,268 shares at cost                 150,000            150,000            150,000
Retained earnings                                             848                848                848
Net unrealized appreciation on                            (63,656)           (63,656)           (63,656)
   securities available for sale,                       8,101,149          7,229,779          6,177,976
   net of tax of $53,663 and $30,656                           --            104,167             59,503
Accumulated other comprehensive income                     74,893                 --                 --
                                                     ------------       ------------       ------------
          Total stockholders' equity                    8,263,234          7,421,138          6,324,671
                                                     ------------       ------------       ------------
Total liabilities and stockholders' equity           $ 67,749,033       $ 67,713,829       $ 61,805,755
                                                     ============       ============       ============


          See accompanying notes to consolidated financial statements.

                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME


                                                                (Unaudited)
                                                        Six Months Ended September 30,     Years Ended December 31,
                                                        ------------------------------     ------------------------
                                                           1998                1997           1997           1996
                                                        ----------          ----------     ----------    -----------
Interest income:
 Loans, including fees
 Deposits                                               $3,277,434          $2,846,149     $3,941,294     $3,174,088
 Federal agencies' securities, mortgage                      1,717              14,571         15,826          3,729
  pools and stock dividends                                921,116           1,134,891      1,443,028      1,686,355
 Obligations of political subdivisions                       8,821              16,408         19,449         44,191
                                                        ----------          ----------     ----------     ----------
                                                         4,209,088           4,012,019      5,419,597      4,908,363
                                                        ----------          ----------     ----------     ----------
Interest expense:
 Deposits
 Other borrowings and long-term debt (Notes I            1,430,005           1,327,530      1,837,660      1,666,190
  and J)                                                   272,984             295,123        386,914        414,094
                                                        ----------          ----------     ----------     ----------
                                                         1,702,984           1,622,653      2,224,574      2,080,284
                                                        ----------          ----------     ----------     ----------
Net interest income                                      2,506,104           2,389,366      3,195,023      2,828,079
Provision for loan losses (Note C)                          90,000              90,000        120,000        100,000
                                                        ----------          ----------     ----------     ----------
Net interest income after provision for loan losses      2,416,104           2,299,366      3,075,023      2,728,079
                                                        ----------          ----------     ----------     ----------
Non-interest income:
 Service charges on deposit accounts                       500,509             385,299        563,119        446,737
 Mortgage banking fees                                     999,551             823,667      1,136,142      1,153,949
 Gain on sale of securities available for sale                  --              19,954         21,388         54,012
 Gain on sale of other real estate                          48,478              14,449         14,749         56,658
 Gain on sale of equipment                                      --              21,771         21,771             --
 Other                                                     154,688             141,559         99,979        148,932
                                                        ----------          ----------     ----------     ----------
                                                         1,703,226           1,406,699      1,857,148      1,860,288
                                                        ----------          ----------     ----------     ----------

Non-interest expenses:
 Salaries and employee benefits                          1,427,918           1,340,190      1,802,803      1,697,358
 Occupancy expense (Note L)                                 80,921              94,530        142,865        125,005
 Equipment expense                                         125,659             167,828        181,135        126,036
 Ad valorem and other taxes                                 69,330              58,077        117,243        102,228
 Advertising and promotion                                  84,112              90,309        118,539        155,896
 Stationery and printing                                    50,770              67,199         88,237         69,374
 Loss on sale of other real estate                              --                  --             --          1,880
 Loss on sale of securities available for sale                  --                  --          1,434             --
 Other                                                     799,302             518,220        686,751        589,548
                                                        ----------          ----------     ----------     ----------
                                                         2,638,012           2,336,353      3,139,007      2,867,325
                                                        ----------          ----------     ----------     ----------

Income before provision for income tax                   1,481,318           1,369,712      1,793,164      1,721,042
Provision for income tax (Note H)                          500,649             467,000        595,629        581,600
                                                        ----------          ----------     ----------     ----------
Net income                                              $  980,669          $  902,712     $1,197,535     $1,139,442
                                                        ==========          ==========     ==========     ==========
Net income per share                                    $     6.73          $     6.20     $     8.22     $     7.82
                                                        ==========          ==========     ==========     ==========

          See accompanying notes to consolidated financial statements.

                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                     YEARS ENDED DECEMBER 31, 1997 AND 1996
              AND SIX MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)



                                                                                                   Net
                                                                                                Unrealized   Accumulated
                                                                                               Appreciation      Other     Total
                                             Common Stock     Additional                       on Securities    Compre-    Stock
                                           -----------------   Paid-in   Treasury   Retained   Available for    hensive   -holders'
                                           Shares     Amount   Capital    Stock     Earnings       Sale         Income     Equity
                                           --------  --------  -------  ---------  ---------   ------------- ----------- ----------
Balance at January 1, 1996                 145,732   $150,000    $848   $(63,656)  $5,184,266    $  91,695        $--   $ 5,363,153
Net income                                      --         --      --         --    1,139,442           --         --     1,139,442
Dividends declared                              --         --      --         --     (145,732)          --         --      (145,732)
Net change in unrealized appreciation on
securities available for sale, net
 of tax of $16,581                              --         --      --         --           --      (32,192)        --       (32,192)
                                           -------   --------    ----   --------   ----------    ---------   --------   -----------
Balance at December 31, 1996               145,732    150,000     848    (63,656)   6,177,976       59,503         --     6,324,671
Net income                                      --         --      --         --    1,197,535           --         --     1,197,535
Dividends declared                              --         --      --         --     (145,732)          --         --      (145,732)
Net change in unrealized appreciation on
 securities available for sale, net
 of tax of $23,008                              --         --      --         --           --       44,664         --        44,664
                                           -------   --------    ----   --------   ----------    ---------   --------   -----------
Balance at December 31, 1997               145,732    150,000     848    (63,656)   7,229,779      104,167         --     7,421,138
 Adoption of FASB 130                           --         --      --         --           --     (104,167)   104,167            --
 Comprehensive income:
  Net income                                    --         --      --         --      980,669           --         --       980,669

  Other comprehensive income, net
   of tax:
   Net change in unrealized appreciation
    on securities available for sale,
    net of tax of $5,180                        --         --      --         --           --           --    (29,274)      (29,274)
   Less: reclassification adjustment            --         --      --         --           --           --         --            --
    Other comprehensive income                  --         --      --         --           --           --         --       (29,274)
Total comprehensive income                      --         --      --         --           --           --         --       951,395
Dividends declared                              --         --      --         --     (109,299)          --         --      (109,299)
                                           -------   --------    ----   --------   ----------    ---------   --------   -----------

Balance at June 30, 1998                   145,732   $150,000    $848   $(63,656)  $8,101,149    $      --   $ 74,893   $ 8,263,234
                                           =======   ========    ====   ========   ==========    =========   ========   ===========

          See accompanying notes to consolidated financial statements.

                    LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   (Unaudited)
                                                           Nine Months Ended September 30,          Years Ended December 31,
                                                           ------------------------------       ------------------------------
                                                               1998              1997               1997              1996
                                                           -----------       ------------       ------------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                                $   980,669       $   902,712       $  1,197,535       $ 1,139,442
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation                                                137,162           144,285            195,194           128,221
   Deferred income taxes                                        35,888           (13,000)           (20,103)           13,000
   Provision for loan losses                                    90,000            90,000            120,000           100,000
   Federal Home Loan Bank stock dividends                      (21,500)          (24,800)           (33,500)          (26,500)
   Net decrease (increase) in loans held for sale            1,331,279           932,057          1,253,216        (1,603,033)
   Gain on sale of other real estate, net                      (48,478)           14,449            (14,749)          (54,778)
   Net realized gain on sales of securities
    available for sale                                              --           (19,954)           (19,954)          (54,012)
   (Gain) loss on sale of equipment                                 --           (21,771)           (21,771)              139
   Decrease (increase) in accrued interest receivable          (15,652)          (26,154)            53,430           (55,518)
   Increase in other assets, excluding other real estate        45,624            (3,812)           (72,301)          (49,710)
   (Decrease) increase in due to broker                             --        (1,008,222)        (1,008,222)        1,008,222
   Increase in other liabilities                               107,101           214,441             48,678            16,873
                                                           -----------       -----------       ------------       -----------
    Net cash provided by operating activities                2,642,093         1,151,333          1,677,453           562,346
                                                           -----------       -----------       ------------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Principal from securities available for sale              1,839,120         1,070,592          1,651,263           334,269
   Principal from securities held to maturity                2,176,872         3,283,575          5,069,686         4,049,809
   Purchases of securities available for sale               (2,668,873)       (4,282,292)        (6,469,880)       (1,645,127)
   Proceeds from sale of securities available for sale              --         4,009,570          4,009,570         2,266,119
   Purchases of securities held to maturity                    (50,300)         (258,015)          (258,015)       (3,681,188)
   Proceeds from redemption of securities held
    to maturity                                                209,800                --                 --                --
   Purchases of equipment                                      (10,634)         (108,980)          (108,980)         (420,625)
   Proceeds from sale of equipment                                  --            21,771             21,771                --
   Net increase in loans                                    (3,492,381)       (9,090,882)       (10,581,500)       (6,046,981)
   Investment in repossessed asset                             (46,013)               --                 --                --
   Proceeds from sale of other real estate                      66,864            14,449             14,749           507,623
                                                           -----------       -----------       ------------       -----------
    Net cash used in investing activities                   (1,975,545)       (5,340,212)        (6,651,336)       (4,636,101)
                                                           -----------       -----------       ------------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                       2,919,123        (1,583,058)         3,368,150         7,344,138
   Proceeds from long-term debt                                     --                --                 --         1,000,000
   Repayments of long-term debt                               (746,923)         (468,430)          (681,904)         (986,969)
   Proceeds from short-term borrowings, net of
    repayments                                              (3,107,000)        3,043,000          3,082,000        (2,865,000)
   Dividends paid                                             (109,299)         (109,299)          (145,732)         (145,732)
                                                           -----------       -----------       ------------       -----------
    Net cash provided by financing activities                1,044,099         4,048,329          5,622,514         4,346,437
                                                           -----------       -----------       ------------       -----------

          See accompanying notes to consolidated financial statements.

                    LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)


                                                                      (Unaudited)
                                                             Six Months Ended September 30,      Years Ended December 31,
                                                             ------------------------------    ---------------------------
                                                                1998             1997             1997             1996
                                                             ----------       ----------       ----------       ----------
NET INCREASE (DECREASE) IN CASH AND DUE
  FROM BANKS                                                   (377,551)        (140,550)         648,631          272,682
CASH AND DUE FROM BANKS -
  BEGINNING OF PERIOD                                         2,840,204        2,191,573        2,191,573        1,918,891
                                                             ----------       ----------       ----------       ----------
CASH AND DUE FROM BANKS - END OF PERIOD                      $2,462,653       $2,051,023       $2,840,204       $2,191,573
                                                             ==========       ==========       ==========       ==========
SUPPLEMENTAL DISCLOSURES OF CASH
FLOW INFORMATION:
  Cash paid during the year for interest
    on deposits and borrowed funds                           $1,734,712       $1,576,463       $2,203,161       $2,026,953
                                                             ==========       ==========       ==========       ==========
   Income taxes paid                                         $  495,000       $  435,000       $  635,000       $  612,278
                                                             ==========       ==========       ==========       ==========
NON-CASH INVESTING TRANSACTIONS:
   Loan balance of properties on date
     of foreclosure, transferred from
     loans receivable to other real estate                   $  359,690       $       --       $   20,000       $   65,845
                                                             ==========       ==========       ==========       ==========
   Portion of sale proceeds from sale of foreclosed
     real estate financed by the Bank                        $       --       $       --       $   15,000       $  494,100
                                                             ==========       ==========       ==========       ==========
   Increase (decrease) in unrealized gain on securities
     available for sale                                      $  (44,355)      $   12,002       $   67,672       $  (48,773)
   (Increase) decrease in deferred tax on unrealized
     gain on securities available for sale                       15,180           (4,081)         (23,008)          16,581
                                                             ----------       ----------       ----------       ----------
   Increase (decrease) in unrealized gain on securities
     available for sale                                      $  (29,274)      $    7,921       $   44,664       $  (32,192)
                                                             ==========       ==========       ==========       ==========
   Federal Home Loan Bank stock acquired by payment
     of stock dividends                                      $   21,500       $   24,800       $   33,500       $   26,500
                                                             ==========       ==========       ==========       ==========

          See accompanying notes to consolidated financial statements.

                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     YEARS ENDED DECEMBER 31, 1997 AND 1996

A.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS

Principles of Consolidation and Nature of Operations

         The consolidated financial statements include the accounts of LaPlace Bancshares, Inc. and its wholly-owned subsidiary, Bank of LaPlace of St. John the Baptist Parish, Louisiana, a corporation, (collectively, the Bank) after elimination of all material intercompany transactions and balances.

         The Bank provides a variety of financial services to individuals and businesses primarily in St. John the Baptist Parish and surrounding parishes. The Bank's office is located in LaPlace, Louisiana. The Bank's primary lending products are commercial and mortgage loans; the primary deposit products are savings accounts, certificates of deposit, and checking accounts. The Bank operates under a state bank charter. As a state bank, the Bank is subject to regulation by the Office of Financial Institutions of the State of Louisiana and the Federal Deposit Insurance Corporation.

Basis of Financial Statement Presentation and Use of Estimates

         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses for the reporting period.
Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses and the valuation of other real estate owned. Management determines the adequacy of the allowance for loan losses based upon reviews of individual loans, recent loss experience, current economic conditions, the risk characteristics of various categories of loans, and other pertinent factors. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned, management obtains independent appraisals for significant collateral.

         A significant portion of the Bank's loans are secured by residential real estate mortgages located in St. John the Baptist Parish. In addition, other real estate owned is located in this same market. The Bank's loan portfolio and the recovery of the carrying amount of other real estate owned are susceptible to changes in local market conditions.

         While management uses available information to recognize losses on loans and to value other real estate owned, future additions to the allowance or changes to the valuation of other real estate owned may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and valuation of other real estate owned. Such agencies may require the Bank to recognize additions to the allowance or changes to the valuation of other real estate owned based on their judgments about information available to them at the time of their examination. For statutory purposes, other real estate owned is required to be written off after a period of time and certain real estate has been written down under this method. Because of these factors, it is reasonably possible that the estimated allowance for loan losses or valuation of other real estate may change materially in the near term. However, the amount of change that is reasonably possible cannot be estimated.

Investment Securities

         Debt securities are classified in two categories and accounted for as follows:

                  Securities Held to Maturity - Securities for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts which are recognized in interest income using a method over the period to maturity which approximates the interest method.

                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

                  Securities Available for Sale - Securities that the Bank has not classified as held to maturity are classified as securities available for sale and reported at fair value. Unrealized gains and losses, net of income tax, are excluded from earnings and reported in a separate component of equity until realized.

         The Bank's investment policy precludes the trading of securities, i.e., the purchase of securities with the intent to resell in the near term. The Bank classifies securities as held to maturity or available for sale based on management's intent at the time of the purchase.

         Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. Such write-downs, if any, would be included in earnings as realized losses.

         Gains and losses on the sale of securities available for sale are determined using the specific identification method.

Premises and Equipment

         Premises and equipment are stated at cost less accumulated depreciation and amortization.

         Depreciation and amortization are computed using the straight-line method using the following estimated useful lives:

         Building                               40 years
         Building improvements              8 - 25 years
         Furniture, fixtures and equipment  3 - 25 years

         Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Loans and Loans Held For Sale

         Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding principal amounts less unearned discounts and the allowance for loan losses.

         Interest income generally is not accrued on loans when, in management's opinion, the circumstances are such that interest may not be collectible. It is the general policy of the Bank to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more, and to reverse from income any unpaid amounts previously accrued on those loans. Cash payments subsequently received are applied to interest and principal based on management's judgment.

         The loan portfolio is short-term in nature. Loan fees and certain direct origination costs are recognized and included in current operations.

         The Bank originates single-family residential loans primarily for sale into the secondary market. By originating such loans for sale and generally obtaining a commitment for the purchase of such loans at the time that the loan applications are approved, the Bank avoids the interest rate risk associated with holding fixed-rate mortgage loans.

         Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized through a valuation allowance by charges to income.

                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

Allowance for Loan Losses

         The balance in the allowance for loan losses is based on an analysis by management of the collectibility of the loan portfolio and is increased by charges to income and decreased by charge-offs (net of recoveries). It reflects an amount which, in management's judgment, is adequate to provide for potential loan losses after giving consideration to known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Other Real Estate

         Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at the lower of the Bank's carrying amount or fair value less estimated selling cost at the date of foreclosure. Any write-downs based on the asset's fair value at the date of acquisition are charged to the allowance for loan losses. Valuations are periodically performed by management, and any subsequent write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less costs to sell.

Income Taxes

         LaPlace Bancshares, Inc. and its subsidiary file a consolidated federal income tax return. Benefit from or provision for income tax is based on amounts reported in the statement of income (after exclusion of non-taxable income such as interest on state and municipal securities) and includes deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed using the liability method. Deferred income taxes result primarily from differences between the bases of allowance for loan losses, accumulated depreciation, and other real estate for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Income taxes are allocated between the parent and subsidiary in proportion to their share of income or loss.

Cash and Cash Equivalents

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, and amounts due from banks. The Bank considers all highly liquid instruments purchased with a maturity of three months or less from the date of acquisition to be cash equivalents.

         The Bank maintains cash balances at various financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. At various times in 1997 and 1996, the Bank had funds on deposit at these institutions which were in excess of the insured amount. Deposits at the Federal Home Loan Bank are not subject to insurance coverage.

Advertising

         The Bank expenses the production costs of advertising the first time the advertising takes place, except for direct-response advertising which is capitalized and amortized over its expected period of future benefits. Advertising expense was $118,539 and $155,896 for 1997 and 1996. There was no direct-response advertising in 1997 or 1996.

Net Income Per Share

         Earnings per common share is computed based on the weighted average number of shares outstanding during the year.

                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

Derivative Financial Instruments

         All derivative financial instruments issued by the Bank are issued for purposes other than trading. In the ordinary course of business, the Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the financial statements when they are funded.

Reclassifications

         Certain reclassifications have been made to the 1996 financial statements in order to conform to the 1997 presentation.

B.       INVESTMENT SECURITIES

The carrying amounts of investment securities as shown in the consolidated statements of financial condition of the Bank and their approximate fair values at December 31, 1997 and 1996, were as follows:


                                                                         Gross          Gross
                                                       Amortized      Unrealized      Unrealized        Fair
                                                         Cost            Gains          Losses          Value
                                                      -----------      --------       --------       -----------
December 31, 1997
Securities available for sale:                        $ 7,936,215      $162,699       $ (4,866)      $ 8,094,048
                                                      ===========      ========       ========       ===========
     Mortgage-backed securities

December 31, 1996
Securities available for sale:
     Mortgage-backed securities                       $ 7,107,216      $103,336       $(13,177)      $ 7,197,375
                                                      ===========      ========       ========       ===========

December 31, 1997
Securities held to maturity:
    Mortgage-backed securities                        $ 8,808,777      $246,038       $(53,097)      $ 9,001,718
    Stock in FHLB (restricted)                            586,400            --             --           586,400
    Obligations of states and
         political subdivisions                           200,728        10,800             --           211,528
                                                      -----------      --------       --------       -----------
                                                      $ 9,595,905      $256,838       $(53,097)      $ 9,799,646
                                                      ===========      ========       ========       ===========

December 31, 1996
Securities held to maturity:
    U.S. Federal Agency obligations                   $ 1,150,429      $ 21,008       $     --       $ 1,171,437
    Mortgage-backed securities                         11,985,366       265,263        (29,890)       12,220,739
    Stock in FHLB (restricted)                            552,900            --             --           552,900
    Obligations of states and
      political subdivisions                              685,381         4,847             --           690,228
                                                      -----------      --------       --------       -----------
                                                      $14,374,076      $291,118       $(29,890)      $14,635,304
                                                      ===========      ========       ========       ===========

         Gross realized gains and gross realized losses on sales of securities available for sale were $21,388 and $(1,434) in 1997. Gross realized gains on sales of securities available for sale were $54,012 in 1996. There were no gross realized losses in 1996 on sales of securities available for sale.

                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

         The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations, with or without penalties.

                                        Amortized         Fair
                                          Cost            Value
                                       ----------      ----------
Securities held to maturity:
     One year or less                  $   10,000      $   10,058
     After one through five years          50,000          52,303
     After five through ten years         140,728         149,167
     After ten years                           --              --
                                       ----------      ----------
                                          200,728         211,528
Mortgage-backed securities              8,808,777       9,001,718
Stock in FHLB                             586,400         586,400
                                       ----------      ----------
                                       $9,595,905      $9,799,646
                                       ==========      ==========
Securities available for sale:
     Mortgaged backed securities       $7,936,215      $8,094,048
                                       ==========      ==========

         Certain investment securities were pledged to secure public deposits as required by the governmental agencies which have established deposit relationships with the Bank. The investment securities pledged to secure public deposits were as follows:

                                  December 31,
                            --------------------------
                               1997            1996
                            ----------      ----------
Carrying value              $1,937,229      $3,337,557
Estimated market value      $1,956,089      $3,379,762

         In July 1997, the Bank sold two bonds classified as held to maturity with an amortized cost of $814,921 for a realized gain of $20,470. These securities were pledged for public funds no longer on deposit.

C.       LOANS

         The composition of loans in the consolidated statements of financial condition were as follows:

                                             December 31,
                                    -------------------------------
                                       1997                 1996
                                    ------------       ------------
Commercial loans                    $ 23,156,705       $ 17,358,404
Installment and consumer loans         3,979,415          3,359,828
Real estate loans                     13,912,006          9,818,790
                                    ------------       ------------
                                      41,048,126         30,537,022
                                          (1,042)              (981)
Less: Unearned discounts                (512,571)          (443,028)
     Allowance for loan losses                --                 --
                                    ------------       ------------
                                    $ 40,534,513       $ 30,093,013
                                    ============       ============

                  As of December 31, 1997, first collateral mortgages for 1-4 family dwellings totaling approximately $21,166,000 were pledged in a blanket lien against loans at the FHLB totaling $3,343,316.

         In the ordinary course of business, the Bank may make loans to its directors and officers. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other customers and did not, in the opinion of management, involve more than the normal credit risk or other unfavorable features. Loans made to directors and officers, including loans to companies in which they exercise

                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)


substantial control through direct or indirect ownership, amounted to $188,909 and $331,238 at December 31, 1997 and 1996.

         The Bank had no commitments at December 31, 1997, to loan additional funds to borrowers whose loans have been modified. As of December 31, 1997 and 1996, the Bank had no loans that were considered impaired.

         A summary of changes in the allowance for loan losses was as follows:


                                        December 31,
                                  -----------------------
                                     1997          1996
                                  --------       --------
Balance at beginning of year      $443,028       $414,724
Provision for loan losses          120,000        100,000
                                  --------       --------
                                   563,028        514,724
Loan charged off                   (89,455)       (86,509)
Recoveries                          38,998         14,813
                                  --------       --------
Balance at end of year            $512,571       $443,028
                                  ========       ========


D.       PREMISES AND EQUIPMENT


         Components of properties and equipment were summarized as follows:


                                                  December 31,
                                          --------------------------
                                             1997            1996
                                          ----------      ----------
Cost:
   Land                                   $  448,939      $  448,939
   Building and improvements               2,260,475       2,260,475
   Furniture, fixtures and equipment       1,216,591       1,430,560
                                          ----------      ----------
         Total cost                        3,926,005       4,139,974
Less accumulated depreciation              1,538,289       1,666,044
                                          ----------      ----------
                                          $2,387,716      $2,473,930
                                          ==========      ==========


E.       OTHER ASSETS

         The components of other assets were as follows:

                            December 31,
                       ----------------------
                         1997          1996
                       --------      --------
Other real estate      $ 20,004      $      5
Prepaid expenses        173,119        71,486
Miscellaneous            71,857       101,188
                       --------      --------
                       $264,980      $172,679
                       ========      ========

                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

         A summary of changes in other real estate during the year was as follows:


                                        December 31,
                                  -----------------------
                                    1997           1996
                                  -------       ---------
Balance at beginning of year      $     5       $ 387,005
Additions                          20,000          65,845
Write-downs                            --              --
Improvements added                     --              --
Sales                                  (1)       (452,845)
                                  -------       ---------
Balance at end of year            $20,004       $       5
                                  =======       =========


F.       DEPOSITS


         The composition of deposits was as follows:


                                                December 31,
                                       ----------------------------
                                           1997             1996
                                       -----------      -----------
Demand                                 $11,221,515      $10,916,847
NOW, Super NOW, CMA and IMF             11,806,256        8,398,641
Savings                                  3,220,250        3,911,862
Certificates of deposits:
   Less than $100,000                  19,211,616       19,546,200
   $100,000 or more                      2,830,966        2,669,020
   Individual retirement accounts        4,418,410        3,898,293
                                       -----------      -----------
                                       $52,709,013      $49,340,863
                                       ===========      ===========




         Demand, NOW, SuperNOW, CMA, IMF and savings accounts are all due on demand. The maturities of certificates of deposits, including individual retirement accounts, at December 31, 1997, were as follows:


                                                        Certificates
                                                         of Deposit
                                                        -----------
1998                                                    $18,516,499
1999                                                      5,810,129
2000                                                      1,140,082
2001                                                        994,282
2002 and thereafter                                              --
                                                        -----------
                                                        $26,460,992
                                                        ===========



         The Bank held deposits of $797,590 and $711,146 for directors and officers at December 31, 1997 and 1996.

                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

G.       OTHER LIABILITIES

         The components of other liabilities were as follows:

                                    December 31,
                              ----------------------
                                1997          1996
                              --------      --------
Accrued interest payable      $377,575      $337,547
Other                           59,028        50,378
                              --------      --------
                              $436,603      $387,925
                              ========      ========

H.       FEDERAL INCOME TAXES


         The components of the provision for income taxes were as follows:

                                                  December 31,
                                            -----------------------
                                              1997           1996
                                            --------       --------
Current federal tax payable                 $607,702       $606,000
Deferred federal tax expense (benefit)       (12,073)       (24,400)
                                            --------       --------
Total income tax provision
                                            $595,629       $581,600
                                            ========       ========

         The provision for federal income taxes differs from that computed by applying the federal statutory rate of 34% in 1997 and 1996, as indicated in the following analysis:

                                        December 31,
                                  -----------------------
                                    1997           1996
                                  --------       --------
Tax based on statutory rate       $609,676       $585,154
Effect of:
     Tax-exempt income              (5,916)       (14,890)
     Non-deductible expenses         3,942          3,087
     Other                         (12,073)         8,249
                                  --------       --------
                                  $595,629       $581,600
                                  ========       ========

         The deferred tax accounts in the accompanying consolidated statements of financial condition consisted of the following:

                                                   December 31,
                                            -------------------------
                                               1997            1996
                                            ---------       ---------
Balance at beginning of year                $ 234,167       $ 237,748
Current year deferred tax effect
     included in statements of income         (20,103)         13,000
Current year deferred tax effect due
     to unrealized appreciation on
     securities available for sale,
     included in equity section of
     statements of financial condition         23,008         (16,581)
                                            ---------       ---------
Balance at end of year                      $ 237,072       $ 234,167
                                            =========       =========

                    LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (Continued)

                                               December 31,
                                        -------------------------
                                          1997            1996
                                        ---------       ---------
The components of the deferred tax
     account were as follows:
     Deferred tax asset                 $(148,265)      $ (55,867)
     Deferred tax liability               385,337         290,034
     Valuation account                         --              --
                                        ---------       ---------
                                        $ 237,072       $ 234,167
                                        =========       =========


I.       OTHER BORROWINGS

         Other borrowings consisted of the following:

                                                                    December 31,
                                                            --------------------------
                                                              1997             1996
                                                            ----------      ----------
Advance from the Federal Home Loan
       Bank (FHLB), maturing January 2, 1998; interest
         rate of 6.8%.  Secured by specific investment
         securities with a carrying value of
         approximately $2,872,000 at December 31,
         1997                                               $3,082,000      $    --
                                                            ==========      ===========


         In addition to the above advance from the Federal Home Loan Bank, the Bank has available Federal Funds lines of credit from two commercial banks to manage its liquidity on a daily basis. The combined maximum amount available under these two lines at December 31, 1997 is $3,500,000, and interest rates fluctuate on a daily basis. At December 31, 1997 and 1996, the Bank had $25,000 outstanding under the lines of credit.


J.       LONG TERM DEBT

         Long-term debt consisted of the following:

                                                                      December 31,
                                                               --------------------------
                                                                  1997            1996
                                                               ----------      ----------
Advance from Federal Home Loan Bank of Dallas;
    maturing October 1, 2003; interest at 5.27%;
    principal and interest payments amortized monthly.         $  775,148      $  885,757

Advance from Federal Home Loan Bank of Dallas;
     maturing January 1, 2004; interest at 5.72%;
     principal and interest payments amortized monthly.           424,929         481,721

Mortgage note payable to a commercial bank; maturing
     June 2004; interest at 75% of prime rate (effective
     rate of 7.125% at December 31, 1997). Secured by
     mortgage on land and building and assignment of
     leases and rents thereon.                                    459,687         777,642

                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

                                                                      December 31,
                                                               --------------------------
                                                                  1997            1996
                                                               ----------      ----------
Advance from Federal Home Loan Bank of Dallas;
     maturing July 1, 2005; interest at 6.231%; principal
     and interest payments amortized monthly.                   1,217,896       1,339,787

Advance from Federal Home Loan Bank of Dallas;
     maturing December 1, 2006, interest at 6.261%;
     principal and interest payments amortized monthly.           462,848         500,000

Advance from Federal Home Loan Bank of Dallas;
     maturing December 1, 2006, interest at 6.071%;
     principal and interest payments amortized monthly.           462,495         500,000
                                                               ----------      ----------

                                                               $3,803,003      $4,484,907
                                                               ==========      ==========

         Scheduled maturities of long-term debt at December 31, 1997, were as follows:


                           1998                             $  514,826
                           1999                                550,106
                           2000                                587,921
                           2001                                494,810
                           2002                                487,260
                        Thereafter                           1,168,080
                                                             ---------

                                                            $3,803,003
                                                            ==========

         All Federal Home Loan Bank of Dallas (FHLB) advances are secured by first collateral mortgages on one to four family residential dwellings and the FHLB capital stock and deposit account.

K.       COMMITMENTS AND CONTINGENT LIABILITIES

         In the normal course of business, the Bank is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit, line of credit arrangements on credit cards, standby letters of credit, and financial guarantees. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the accompanying consolidated statements of financial condition. The Bank uses the same credit policies in making commitments and conditional obligations as it does for amounts recognized in the consolidated statements of financial condition.

         Financial instruments whose contract amounts represents credit risk were approximately as follows:

                                               December 31,
                                        --------------------------
                                           1997            1996
                                        ----------      ----------
Commitments to extend credit            $6,813,000      $6,150,000
Unused line of credit arrangements
   on credit cards                      $  567,000      $  573,000
Standby letter of credit                $   61,000      $   60,000

         Commitments to extend credit and line of credit arrangements on credit cards are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Such commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral

                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

         Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank's policy for obtaining collateral, and the nature of such collateral, is essentially the same as those involved in making commitments to extend credit.

         The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any losses on its commitments in either 1997 or 1996.

         The Bank has employment agreements with two executive officers. In addition to their annual compensation, these agreements provide for special payments to be made if there is a separation of employment under certain conditions.

L.       LEASES

         The Subsidiary leases its main banking facilities under an operating lease from the Parent Company. In June 1993, a new lease was negotiated, and the term of the lease extends through June 2004. Rental income/expense of $229,200 for the years ended December 31, 1997 and 1996, have been eliminated in consolidation.

         The Subsidiary subleases office space to a law firm under an operating lease agreement. The law firm provides professional services to the Bank. The operating sublease, which expired in August 1995 provided for monthly rental payments of $3,000. The lease has continued on a month-to-month basis. Total rental income received under this lease was $36,000 for 1997 and 1996.

         Additionally, the Subsidiary subleased another part of the building to an unaffiliated investment company on a month-to-month basis. The sublessor vacated the premises in July 1997.

         Total rental income from subleases was $36,700 and $37,200 for 1997 and 1996, and is included in non-interest income-other on the accompanying consolidated statements of income.

M.       EMPLOYEE BENEFIT PLAN

         The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions based on a percentage of salary contributed by participants. The Bank's expense for the plan was $36,263 and $35,929 in 1997 and 1996.

N.       REGULATORY MATTERS

         The Subsidiary is subject to certain restrictions on the amount of dividends that it may pay without prior regulatory approval. The Bank normally restricts dividends to amounts requiring no prior regulatory approval. At December 31, 1997, retained earnings of approximately $1,000,000 was available for the payment of dividends without prior regulatory approval.

         The Bank is subject to various regulatory capital requirements administered by its primary federal regulator, the Federal Deposit Insurance Corporation (FDIC). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                     LAPLACE BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total risk-based capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined) (leverage ratio). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

         As of December 31, 1997, the most recent notification from FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as disclosed in the table below. There are no conditions or events since the notification that management believes have changed the Bank's prompt corrective action category.




                                                                                                 To be Well Capitalized
                                                                          For Capital                  under Prompt
                                               Actual                  Adequacy Purposes       Corrective Action Provisions
                                       ---------------------      -------------------------   ------------------------------
                                        Amount       Ratio          Amount           Ratio         Amount            Ratio
                                        ------       -----          ------           -----         ------            -----
December 31, 1997
Total risk-based capital (to risk-
    weighted assets)                    $6,648,009   15.45%       >=$3,441,250       >=8.00%     >=$4,301,562       >=10.00%

Tier I capital (to risk-
    weighted assets)                    $6,135,438   14.26%       >=$1,720,625       >=4.00%     >=$2,580,937       >= 6.00%

Tier I capital (to average
    assets)                             $6,135,438    9.59%       >=$2,559,014       >=4.00%     >=$3,198,767       >= 5.00%

December 31, 1996
Total risk-based capital (to risk-
    weighted assets)                    $5,957,325   16.84%       >=$2,828,455       >=8.00%     >=$3,535,569       >=10.00%

Tier I capital (to risk-
    weighted assets)                    $5,515,379   15.60%       >=$1,414,228       >=4.00%     >=$2,121,341       >= 6.00%

Tier I capital (to average
    assets)                             $5,515,379    9.28%       >=$2,376,123       >=4.00%     >=$2,970,154       >= 5.00%

                                                                     Appendix D

                                November 25, 1998


The Board of Directors
c/o Mr. Thomas Smith
Chief Executive Officer
LaPlace Bancshares, Inc.
110 Belle Terre Drive
LaPlace, Louisiana  70069-0610

         Re: Fairness Opinion Regarding the Proposed Acquisition of LaPlace Bancshares, Inc., by Union Planters Corporation

Dear Directors:

Mercer Capital Management, Inc. ("Mercer Capital") has been retained by the Board of Directors of LaPlace Bancshares, Inc. ("LaPlace") to issue a fairness opinion regarding the financial terms for the proposed merger between LaPlace and Union Planters Corporation ("UPC"). A representative of Mercer Capital previously provided an oral, preliminary fairness opinion to the Board of Directors on June 25, 1998. The fairness opinion is issued from a financial point of view on behalf of LaPlace shareholders.

Under the terms of the Agreement and Plan of Merger ("the Agreement") by and among Union Planters Corporation, Union Planters Holding Corporation, and LaPlace Bancshares, Inc., dated July 1, 1998, LaPlace shall be merged with and into Union Planters Holding Corporation, a wholly owned subsidiary of UPC. At the Effective Time (as defined in the Agreement), each outstanding LaPlace common share shall be converted into 2.83 UPC common shares. The Exchange Ratio (as defined in the Agreement) is based upon a negotiated value of $159.88 per share for LaPlace and the average closing price for UPC for the twenty trading days ended June 24, 1998. The ultimate value of the merger to LaPlace stockholders, however, will be contingent upon the market value of UPC's Common Stock on the Effective Date.

We understand that the Merger is conditioned upon, among other things, receipt of opinions to the effect that the Merger will qualify for treatment as a tax-free reorganization and as a pooling of interests for accounting purposes.

Mr. Thomas Smith
November 25, 1998
Page 2




Mercer Capital, as part of its investment banking and general valuation businesses, is engaged to assist financial institutions and businesses in merging with and acquiring other entities, and to value businesses and their securities in connection with mergers and acquisitions, private placements, corporate reorganization, estate tax matters, and other purposes. We have acted as LaPlace's Financial Advisor in connection with, and have participated in certain negotiations leading to, the Agreement.

As part of the engagement, representatives of Mercer Capital visited with LaPlace management in LaPlace, Louisiana and with UPC management in Memphis, Tennessee. Factors considered in rendering the opinion include:

         1.       The terms of the Agreement, dated July 1, 1998;

         2. The process by which the Board solicited offers for LaPlace from various regional bank holding companies and the subsequent arms' length negotiations which occurred between representatives of LaPlace and UPC;

         3.       The valuation analysis of LaPlace as prepared by Mercer
                  Capital;

         4. An analysis of the estimated pro-forma changes in book value per share, earnings per share, and dividends per share from the perspective of the LaPlace shareholders;

         5. A review of LaPlace's audited financial statements, internally prepared financial statements, and certain regulatory financial data for the fiscal years ended December 31, 1993, 1994, 1995, 1996, and 1997 and the quarters ended March 31, June 30, and September 30, 1998;

         6. A review of UPC's Annual Report to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1995, 1996, and 1997 and quarterly financial information for the quarters ended March 31, June 30, and September 30, 1998 on Form 10-Q;

         7. A review of UPC's historical trading price and volume on an absolute basis and on a relative basis in comparisons to companies deemed to be comparable to UPC;

         8. A comparison of the financial terms, to the extent publicly available, of certain acquisition transactions which we deemed to be relevant for purposes of this opinion; and,

         9.       Tax consequences of the merger for LaPlace shareholders.

Mr. Thomas Smith
November 25, 1998
Page 3




Mercer Capital neither compiled nor audited LaPlace's or UPC's financial statements; nor have we independently verified the information reviewed. We have relied upon such information as being complete and accurate in all material respects. We have not made an independent valuation of the loan portfolio, adequacy of the loan loss reserve or other assets or liabilities of either institution.

Our opinion does not constitute a recommendation to any shareholder as to how the shareholder should vote on the proposed merger; nor have we expressed any opinion as to the prices at which any security of UPC or LaPlace might trade in the future. The opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us, as of the date of this letter.

Based upon our analysis of the proposed transaction, it is our opinion as of the date hereof that the Exchange Ratio is fair from a financial point of view to the common shareholders of LaPlace.



                                         Sincerely yours,

                                         MERCER CAPITAL MANAGEMENT, INC.



                                         Jeff K. Davis, CFA, ASA
                                         Vice President

                                                                      APPENDIX E


ss. 131. Rights of a shareholder dissenting from certain corporate actions

     A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

     B. the right to dissent provided by this Section shall not exist in the case of:

     (1) A sale pursuant to an order of a court having jurisdiction in the premises.

     (2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

     (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

     C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action to be taken by the required vote, but by less than eighty per cent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken, provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed to taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as hereinabove prescribed.

     D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

     E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value and render judgement accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgement against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporation action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

     F. When the fair value of the shares has been agreed upon between the shareholder and corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

     G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

     H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Restated Charter of the Registrant provides as follows:

TWELFTH:          INDEMNIFICATION OF CERTAIN PERSONS:

              To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

Article V, INDEMNIFICATION, of the Registrant's Amended and Restated Bylaws provides as follows:

              The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

              Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

              A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the

Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.

ITEM 21.   EXHIBITS.

              The following exhibits are filed herein or have been, as noted, previously filed:

        Exhibit
          No.                                                           Description
-----------------------                          ------------------------------------------------------------------

          2.1                                    Agreement and Plan of Merger, dated as of August 4, 1998,
                                                 by and between Union Planters Corporation, Union Planters
                                                 Holding Corporation and LaPlace Bancshares, Inc., Inc. (Included
                                                 as Appendix A to the Proxy Statement included as part of this
                                                 Registration Statement.)
          2.2                                    Plan of Merger of LaPlace Bancshares, Inc., Inc. into and with
                                                 Union Planters Holding Corporation.  (Included as Appendix B to
                                                 the Proxy Statement included as part of this Registration
                                                 Statement.)
          4.1                                    Restated Charter of Union Planters Corporation.
                                                 (Incorporated by reference to Exhibit 3(a) to the Quarterly
                                                 Report on Form 10-Q of UPC for the fiscal quarter ended
                                                 March 31, 1998 File No. 1-10160.)
          4.2                                    Amended and Restated Bylaws of Union Planters
                                                 Corporation.  (Incorporated by reference to Exhibit 3(b) to the
                                                 Annual Report on Form 10-K of UPC for the fiscal year
                                                 ended December 31, 1996 (File No. 1-10160).)
          5.1                                    Opinion of E. James House, Jr., Secretary and Manager of the
                                                 Legal Department of Union Planters Corporation, as to the
                                                 validity of the shares of UPC Common Stock. *
          8.1                                    Opinion of Wyatt, Tarrant & Combs as to federal income tax consequences. *
         23.1                                    Consent of PricewaterhouseCoopers LLP. *
         23.2                                    Consent of Roth Murphy Sanford LLP, independent
                                                 auditors for LaPlace Bancshares, Inc., Inc. *
         23.3                                    Consent of Mercer Capital Management Inc. *
         23.4                                    Consent of E. James House, Jr., Secretary and Manager of the
                                                 Legal Department of Union Planters Corporation (included in
                                                 Exhibit 5.1).
         23.5                                    Consent of Wyatt Tarrant & Combs (included in Exhibit 8.1).
         24.1                                    Power of Attorney (contained on the signature page hereof).
         99.1                                    Form Proxy Appointment Card of LaPlace Bancshares, Inc., Inc. *

* Previously Filed

ITEM 22.   UNDERTAKINGS.

                  The undersigned Registrant hereby undertakes:

                  (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                  (7) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (8) That every prospectus: (i) that is filed pursuant to Paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



                  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on this the 1st day of December, 1998.


                                        REGISTRANT


                                        UNION PLANTERS CORPORATION


                                        By: /s/ Benjamin W. Rawlins, Jr.
                                           -------------------------------------
                                           Benjamin W. Rawlins, Jr.
                                           Chairman of the Board and
                                           Chief Executive Officer

                  We, the undersigned directors and officers of Union Planters Corporation do hereby constitute and appoint E. James House, Jr. and M. Kirk Walters, and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and we do hereby ratify and confirm all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and at the dates indicated.


       SIGNATURES                                    TITLE                                              DATE
       ----------                                    -----                                              ----

/s/ Benjamin W. Rawlins, Jr.*                  Chairman of the Board,                              December 1, 1998
-----------------------------                   Chief Executive Officer, Director
    Benjamin W. Rawlins, Jr.                    (Principal Executive Officer)


/s/ Jackson W. Moore*                          President, Chief Operating Officer,                 December 1, 1998
-----------------------------                   Director
    Jackson W. Moore


/s/ John W. Parker*                            Executive Vice President and                        December 1, 1998
-----------------------------                   Chief Financial Officer
    John W. Parker                              (Principal Financial Officer)



/s/ M. Kirk Walters*                           Senior Vice President, Treasurer,                   December 1, 1998
-----------------------------                   and Chief Accounting Officer
    M. Kirk Walters



SIGNATURES                                           TITLE                                              DATE
----------                                           -----                                              ----


-----------------------------
    Richard A. Trippeer, Jr.


/s/ Albert M. Austin*                          Director                                            December 1, 1998
-----------------------------
    Albert M. Austin


/s/ Marvin E. Bruce*                           Director                                            December 1, 1998
-----------------------------
    Marvin E. Bruce


/s/ George W. Bryan*                           Director                                            December 1, 1998
-----------------------------
    George W. Bryan


/s/ James E. Harwood*                          Director                                            December 1, 1998
-----------------------------
    James E. Harwood


/s/ Parnell S. Lewis, Jr.*                     Director                                            December 1, 1998
-----------------------------
    Parnell S. Lewis, Jr.


/s/ C.J. Lowrance, III*                        Director                                            December 1, 1998
-----------------------------
    C.J. Lowrance, III


/s/ Stanley D. Overton*                        Director                                            December 1, 1998
-----------------------------
    Stanley D. Overton


/s/ Dr. V. Lane Rawlins*                       Director                                            December 1, 1998
-----------------------------
    Dr. V. Lane Rawlins


/s/ Donald F. Schuppe*                         Director                                            December 1, 1998
-----------------------------
    Donald F. Schuppe


/s/ David M. Thomas*                           Director                                            December 1, 1998
-----------------------------
    David M. Thomas



/s/ Spence L. Wilson*                          Director                                            December 1, 1998
-----------------------------
    Spence L. Wilson

*
By:/s/ E. James House, Jr.
   ------------------------
   Attorney-In-Fact

                                  EXHIBIT INDEX

      The following exhibits are filed herein or have been, as noted, previously filed:

Exhibit                                                              Description
No.
------------------                        ---------------------------------------------------------------------

        2.1                               Agreement and Plan of Merger, dated as of August 4, 1998, by and between Union Planters Corporation, Union Planters Holding
                                          Corporation and LaPlace Bancshares, Inc. (Included as Appendix A to
                                          the Proxy Statement included as part of this Registration Statement.)
        2.2                               Plan of Merger of LaPlace Bancshares, Inc., Inc. into and with Union
                                          Planters Holding Corporation.  (Included as Appendix B to the Proxy
                                          Statement included as part of this Registration Statement.)
        4.1                               Restated Charter of Union Planters Corporation.  (Incorporated by
                                          reference to Exhibit 3(a) to the Quarterly Report on Form 10-Q of UPC
                                          for the fiscal quarter ended March 31, 1998 File No. 1-10160.)
        4.2                               Amended and Restated Bylaws of Union Planters Corporation.
                                          (Incorporated by reference to Exhibit 3(b) to the Annual Report on
                                          Form 10-Q of UPC for the quarter ended March 31, 1998 (File No. 1-10160).
        5.1                               Opinion of E. James House, Jr., Secretary and Manager of the Legal
                                          Department of Union Planters Corporation, as to the validity of the shares of UPC Common Stock. *
        8.1                               Opinion of Wyatt, Tarrant & Combs as to federal income tax consequences. *
       23.1                               Consent of PricewaterhouseCoopers LLP. *
       23.2                               Consent of Roth Murphy Sanford LLP, independent auditors
                                          for LaPlace Bancshares, Inc., Inc. *
       23.3                               Consent of Mercer Capital Management Inc. *
       23.4                               Consent of E. James House, Jr., Secretary and Manager of the Legal
                                          Department of Union Planters Corporation (included in Exhibit 5.1).
       23.5                               Consent of Wyatt Tarrant & Combs (included in Exhibit 8.1).
       24.1                               Power of Attorney (contained on the signature page hereof).
       99.1                               Form Proxy Appoint Card of LaPlace Bancshares, Inc., Inc. *

* Previously Filed